PROSPECTUS                                      FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-30102

                              WORLDPAGES.COM, INC.
                       23,851,281 SHARES OF COMMON STOCK

                               ------------------

    These shares of our common stock are being offered by certain Selling Stockholders identified in this prospectus. The selling stockholders may sell these shares from time to time in brokers' transactions, negotiated transactions, or otherwise at prices current at the time of sales. We will not receive any proceeds from these sales.

    All expenses of the registration of these shares (other than brokerage commissions and transfer taxes, which will be paid by the Selling Stockholders) will be paid by us. We estimate that the expenses will be $265,000.

    On or after the date hereof, the symbol under which our common stock is traded on the New York Stock Exchange will be changed to "WPZ." On February 23, 2000, the closing sale price of our common stock as reported by the New York Stock Exchange was $15.69 per share.

    INVESTING IN WORLDPAGES COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                             ---------------------

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

                                                                   UNDERWRITING          PROCEEDS TO
                                                                   DISCOUNTS AND           SELLING
                                             PRICE TO PUBLIC        COMMISSIONS         STOCKHOLDERS
Per Share................................    See Text Above       See Text Above       See Text Above
Total....................................    See Text Above       See Text Above       See Text Above

               The date of this prospectus is February 24, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PRELIMINARY NOTE............................................      4

PROSPECTUS SUMMARY..........................................      4

RISK FACTORS................................................      6

USE OF PROCEEDS.............................................     14

PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................     14

CAPITALIZATION..............................................     15

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........     16

SELECTED HISTORICAL FINANCIAL INFORMATION OF ADVANCED.......     21

ADVANCED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     23

SELECTED HISTORICAL FINANCIAL INFORMATION OF YPTEL..........     29

YPTEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     31

SELECTED HISTORICAL FINANCIAL INFORMATION OF WEB YP.........     36

WEB YP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     37

SELECTED HISTORICAL FINANCIAL INFORMATION OF BIG STUFF......     38

BIG STUFF MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     39

BUSINESS....................................................     41

MANAGEMENT OF WORLDPAGES....................................     49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     60

SELLING STOCKHOLDERS........................................     62

PLAN OF DISTRIBUTION........................................     65

DESCRIPTION OF WORLDPAGES CAPITAL STOCK.....................     66

LEGAL MATTERS...............................................     70

EXPERTS.....................................................     70

INDEX TO FINANCIAL STATEMENTS...............................    F-1

                                PRELIMINARY NOTE

    WorldPages was formerly incorporated under the name Advanced Communications Group, Inc. and its stock was traded on the New York Stock Exchange under the symbol "ADG." Shortly after Advanced acquired YPtel, Web YP and Big Stuff, it changed the name under the which it was incorporated to WorldPages.com, Inc. On or after the date hereof, the symbol under which its common stock is traded on the New York Stock Exchange changed to "WPZ."

In this prospectus, WorldPages is referred to as Advanced only in the references to the historical financial statements under the sections captioned "Capitalization," "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Financial Information of Advanced" and "Advanced Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Worldpages appearing on pages F-1 - F-22.

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in WorldPages. You should read this entire prospectus carefully.

WORLDPAGES

    Beginning with its initial public offering in February 1998, WorldPages was a yellow pages publisher and a telecommuications service provider operating a local exchange carrier providing integrated telecommunications services. In April 1999, as a result of its inability to adequately fund its telecommunications operations, WorldPages determined to change its business strategy to focus on its profitable yellow pages advertising segment and to extend it into internet directory services. WorldPages pursued this new strategy by selling its telecommunications operations in November 1999 and acquiring YPtel, Web YP and Big Stuff in February 2000. This February acquisition increased WorldPages' yellow pages publishing business as well as expanded its operations to include providing internet directory services.

    WorldPages is one of the largest independent yellow pages publishers in the United States. It publishes and distributes approximately 6.6 million yellow page directories annually in 41 markets in Texas, Oklahoma, California, Washington, Oregon, Utah and Arizona. WorldPages also designs and produces websites for yellow and white page publishers and operates a website designed to bring buyers and sellers together.

    WorldPages headquarters are located at 390 South Woods Mill Road, Suite 260, St. Louis, Missouri. Its telephone number is (314) 205-8668.

SHARES OF WORLDPAGES COMMON STOCK TO BE SOLD BY SELLING STOCKHOLDERS.

    The selling stockholders individually identified under the caption Selling Stockholders' offer for sale a total of 23,851,281 shares of common stock of WorldPages. The selling stockholders obtained or will obtain the shares they are selling pursuant to the exchange or conversion of securities, redemption or exchange of indebtedness, or exercise of warrants or options in connection with the acquisition by WorldPages of YPtel, Web YP and Big Stuff in February 2000.

THE OFFERING

Shares offered by selling              23,851,281(1)
  stockholders:

Total shares outstanding after the     44,237,541(2)
  offering:

Use of Proceeds:                       WorldPages will not receive any of
                                       the proceeds from the sale of shares
                                       of WorldPages common stock by the
                                       selling stockholders.

------------------------

(1) Of these shares, approximately 2,766,500 are issuable upon the exchange of Class A Special Shares of ACG Exchange Company, a wholly owned subsidiary of WorldPages, for WorldPages common stock on a one-for-one basis. An additional 351,286 shares are issuable on the exercise of options or warrants issued to former directors, officers, and certain employees of YPtel and to two current and one former non-employee directors of WorldPages. These securities must be converted into WorldPages common stock before stock may be sold.

(2) Included in these shares are the 23,851,281 to be sold by the Selling Stockholders.

                                  RISK FACTORS

    You should carefully consider the risks and uncertainties described below in conjunction with the other information contained in this prospectus before purchasing shares of our common stock.

IF WORLDPAGES IS UNABLE TO FIND ADDITIONAL SOURCES OF FINANCING, IT WILL BE UNABLE TO IMPLEMENT ITS STRATEGIC PLAN.

    WorldPages will need additional sources of financing in order to refinance its existing indebtedness. Further, WorldPages will need additional capital to implement both its plans to acquire other yellow pages publishers and to implement its Internet directory strategy.

WORLDPAGES MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY.

    Although WorldPages' print yellow pages businesses is profitable, WorldPages expects to generate losses in the Internet operations while it further develops that business. There can be no assurance that WorldPages will be able to sufficiently increase its revenue base or achieve and sustain profitability and generate sufficient cash flow to meet its working capital, capital expenditure and debt service requirements. The inability to increase revenue and generate sufficient cash flow may have a material adverse effect on WorldPages.

WORLDPAGES' LARGE DEBT LOAD COULD SIGNIFICANTLY AND MATERIALLY AFFECT WORLDPAGES' PLANS TO IMPLEMENT ITS NEW BUSINESS FOCUS, STRATEGY AND DIRECTIONS.

    This large debt load could:

    - limit the ability of WorldPages to obtain additional financing for its working capital, capital expenditure and debt service requirements or other purposes;

    - require that a substantial portion of WorldPages' cash flow from operations, if any, be dedicated to the payment of principal of and interest on its indebtedness;

    - limit its flexibility in planning, or reacting to, changes in its business;

    - make WorldPages' debt load higher than some of its competitors, which may place it at a competitive disadvantage;

    - make it more difficult for WorldPages to meet its obligations; and

    - make WorldPages more vulnerable to a downturn in its business or in the markets in which it operates.

WORLDPAGES' STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE AND INVESTORS MAY LOSE A SIGNIFICANT PORTION OF THEIR VALUE IN THEIR INVESTMENT IN WORLDPAGES' COMMON STOCK.

    WorldPages' stock price could be subject to wide fluctuations in response to factors such as the following:

    - the addition or loss of affiliates or content providers;

    - conditions or trends in the Internet and e-commerce industries; and

    - changes in the market valuations of other Internet, online service or software companies.

    In addition, the market for Internet and technology company stocks has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect WorldPages' stock price, regardless of its operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

EXPECTED BENEFITS OF THE ACQUISITIONS MAY NOT BE REALIZED WHICH MAY ADVERSELY AFFECT EXPECTED EARNINGS AND THE MARKET PRICE OF WORLDPAGES' COMMON STOCK.

    If WorldPages is not able to effectively integrate its technology, operations and personnel in a timely and efficient manner, then the benefits of acquiring YPtel, Web YP and Big Stuff will not be realized. In particular, if the integration is not successful:

    - WorldPages may not achieve the expected results from the acquisition of YPtel, Web YP and Big Stuff with WorldPages;

    - WorldPages may lose key personnel; and

    - WorldPages may not be able to retain key business relationships.

    The expected benefits of the February acquisitions may not be realized to the extent and within the time frame expected by investors or financial analysts and thus may adversely affect expected earnings and the market price of WorldPages' common stock.

WORLDPAGES RELIES HEAVILY ON ONE OR TWO KEY INDIVIDUALS TO CONDUCT DAY-TO-DAY OPERATIONS.

    The loss of any one of these individuals would make it difficult for the remaining individuals to continue operating WorldPages. Further, the loss of a key individual would make it difficult for WorldPages to maintain its banking relationships, obtain the financing it will need to implement its plans and to supply the investing public with timely financial information. Given WorldPages' current financial condition and current state of affairs, including liquidity issues, attracting, recruiting and retaining the caliber of individuals with the breadth and depth of experience needed to operate WorldPages is extremely difficult.

THE ARRANGEMENTS REQUIRED TO PERMIT THE STOCKHOLDERS OF YPTEL WHO ARE CANADIAN RESIDENTS TO TRANSFER THEIR YPTEL STOCK TO WORLDPAGES ON A TAX-DEFERRED BASIS COULD RESULT IN SUBSTANTIAL RESTRICTIONS ON WORLDPAGES' ABILITY TO EXECUTE TRANSACTIONS THAT MIGHT OTHERWISE BE IN THE BEST INTERESTS OF WORLDPAGES' OTHER STOCKHOLDERS.

    As described below, the terms of the various agreements and certain securities issued to stockholders of YPtel contain numerous restrictions.

        THE EXCHANGEABLE SHARE STRUCTURE REPRESENTS A SIGNIFICANT RESTRICTION ON WORLDPAGES' FUTURE ABILITY TO PAY CASH OR STOCK DIVIDENDS ON WORLDPAGES COMMON STOCK.

    Shareholders of YPtel were issued Class A special shares by ACG Exchange Company, a wholly-owned Nova Scotia subsidiary of WorldPages, which are exchangeable on a one-for-one basis for WorldPages' common stock. Under the acquisition terms and the share provisions by which the Class A Special Shares were created, if WorldPages wishes to issue either a cash dividend or a stock dividend on shares of WorldPages common stock, it is required to cause ACG Exchange Company to issue an economically equivalent dividend to the holders of the Class A Special Shares. The negative Canadian tax consequences of that dividend could have the effect of making the whole dividend transaction cost prohibitive to WorldPages.

        THE EXCHANGEABLE SHARE STRUCTURE REPRESENTS A SIGNIFICANT RESTRICTION ON WORLDPAGES' FUTURE ABILITY TO ENGAGE IN A TRANSACTION INVOLVING THE SALE OF ITS SHARES AND ASSETS. EVEN IF WORLDPAGES IS ABLE TO ENGAGE IN THE TRANSACTIONS, THE COMPLICATED STRUCTURE OF THE CLASS A SPECIAL SHARES COULD RESULT IN A POTENTIAL PURCHASER DECREASING THE AMOUNT PER WORLDPAGES SHARE IT WOULD BE WILLING TO PAY FOR WORLDPAGES.

    MERGERS. The terms of the acquisition of YPtel also restrict the ability of WorldPages to engage in merger transactions with other companies unless the WorldPages board of directors has used its best efforts to provide comparable treatment between the holders of WorldPages common stock and the holders of Class A Special Shares, taking into account the general tax effect of such merger upon such holders, respectively, and economic equivalency.

    A merger partner or acquirer willing to agree to continue the tax deferral arrangement of the Class A Special Shares for the balance of the 5-year period may offer a lower price or value for that reason. WorldPages believes that potential acquirors or merger partners will be reluctant to agree to the restrictions referenced above and the other restrictions contained in the Exchange and Voting Trust Agreement, the Support Agreement and the Class A Special Shares provisions.

    - In a merger involving the exchange of other stock for WorldPages common stock, if the merger partner or acquirer is unwilling to continue the tax deferral arrangement provided by the ACG Exchange Company/Class A Special Share structure, this could result in holders of Class A Special Shares being allocated a higher per share consideration than holders of WorldPages common stock in the merger.

    - If the merger consideration is all cash to both holders of WorldPages common stock and holders of Class A Special Shares, however, the same per share cash consideration will be applicable to both groups.

    SPINOFFS. It may be impossible to structure a stock spin-off to stockholders of WorldPages during the time the Class A Special Shares are outstanding.

        THE EXCHANGEABLE SHARE STRUCTURE COULD RESULT IN A SIGNIFICANT COST IN OBTAINING CONSENTS FROM THE HOLDERS OF CLASS A SPECIAL SHARES.

    Most of the restrictions noted above are not applicable if WorldPages is able to obtain the consent of the requisite majority of holders of the Class A Special Shares to the actions WorldPages desires to take, but in many cases obtaining such consent may not be easy or itself may require costly payments and the need for significant tax and legal advice to determine how or if the transaction can be structured and the applicable tax consequences to the various parties.

WORLDPAGES MAY BE UNABLE TO INCLUDE THE VALUE OF CERTAIN SIGNIFICANT ASSETS IN ITS BORROWING BASE FOR FINANCING PURPOSES WHICH MAY DECREASE THE AMOUNT OF MONEY WORLDPAGES MAY BE ABLE TO BORROW.

    A large portion of the value of the YPtel operating subsidiary will be represented by YPtel, Inc. preferred shares held in the Canadian entity structure. It may be difficult for WorldPages to borrow against the full value of this asset because of concerns of a large Canadian tax liability connected to these preferred shares. This tax liability would be incurred by YPtel, and thereby also ACG Exchange Company and WorldPages, if such preferred shares are sold, foreclosed or otherwise liquidated. In a lender foreclosure sale situation, WorldPages may not receive any cash to pay the large tax liability.

WEB YP HAS A LIMITED OPERATING HISTORY.

    WebYP, WorldPages' internet services subsidiary, has had a very limited operating history, and has incurred net losses since inception of operations in January 1998. At December 31, 1999, Web YP had an accumulated deficit of approximately $6.5 million. WorldPages expects Web YP to incur significant operating losses on a quarterly basis in the future. Therefore, WorldPages' internet services business may never be profitable. WorldPages' prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet services.

THE INTERNET BUSINESS MODEL IS EVOLVING AND UNPROVEN AND MAY NOT BE SUCCESSFUL, IN WHICH CASE WORLDPAGES' STOCK PRICE MAY BE DEPRESSED.

    WorldPages' Internet business strategy is to facilitate transactions through advertising, website production and design, and e-commerce between buyers and sellers worldwide by establishing a premier Internet yellow pages network that is integrated with local print yellow pages directories. WorldPages' business model is relatively new to the Internet, is unproven and is likely to continue to evolve. Accordingly, WorldPages' business model may not be successful and WorldPages may need to change it. WorldPages' ability to generate significant advertising and e-commerce revenues by promoting its advertisers' business through its yellow pages website will depend, in part, on its ability to attract site traffic and provide its advertisers with the necessary tools to transact commerce on the Internet. WorldPages intends to continue to develop its business model as it explores opportunities internationally and in new and unproven areas such as e-commerce and to provide content and e-commerce solutions for emerging Internet applications. WorldPages does not effectively execute its strategy, WorldPages' business will suffer and may never achieve or sustain profitability.

IF THE COMMERCIAL USE OF THE INTERNET DOES NOT DEVELOP, OR IF THE INTERNET DOES NOT DEVELOP AS AN EFFECTIVE AND MEASURABLE MEDIUM FOR ADVERTISING, WORLDPAGES' BUSINESS WILL SUFFER.

    Most advertising agencies and potential advertisers, particularly local advertisers, have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. As the Internet evolves, advertisers may find Internet advertising to be a less effective means of promoting their products and services relative to traditional methods of advertising and may not continue to allocate funds for Internet advertising. Fluid and intense competition in the sale of advertising on the Internet has led different vendors to quote a wide range of rates and to offer a variety of pricing models for various advertising services. As a result, WorldPages may have difficulty projecting future advertising revenues and predicting which pricing models advertisers will adopt. In addition, if a large number of consumers use "filter" software programs that limit or remove advertising from the Internet, advertisers may choose not to advertise on the Internet.

TO THE EXTENT THAT THE PRINT YELLOW PAGES BUSINESS MAY NOT BE AS PROFITABLE AS IT HAS BEEN HISTORICALLY, NET INCOME MAY BE ADVERSELY AFFECTED.

    The print yellow pages business will be the platform for growth for WorldPages. The expansion of business will depend upon the ability of management to successfully implement its strategy. A substantial portion of historical growth has resulted from the introduction of new directories. Although one of the strategies for achieving its financial objectives is increasing the number of its directories and the local markets which they serve, there can be no assurance that historical success in establishing new directories will continue. Management intends to continue to seek out opportunities for future expansion through the acquisition of yellow pages businesses, but there can be no assurance that WorldPages will be able to identify, negotiate and consummate acquisitions on satisfactory terms, if at all. There is no assurance that new acquisitions or new directories can be operated profitably or integrated successfully into WorldPages' operations. Furthermore, start-ups and acquisitions require substantial attention from and place substantial demands upon senior management, which may divert attention from and adversely impact their ability to manage existing businesses.

CHANGING TECHNOLOGY AND NEW PRODUCT DEVELOPMENT MAY CAUSE A REDUCTION IN THE USE OF WORLDPAGES' PRODUCTS AND SERVICES. THIS WOULD NEGATIVELY IMPACT NET PROFITS OR MAY RESULT IN LOSSES.

    The yellow pages directory business is subject to changes arising from developments in technology, including information distribution methods, and users' technological preferences. As a result of these factors, WorldPages' growth and future financial performance may depend upon its ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to accommodate the latest technological advances and user preferences. WorldPages intends to use the Internet as a distribution channel for its products and services and expects that, over the long-term, the use of the Internet will be at least as important to the combined companies as print directories. The increasing use of the Internet by consumers as a means to transact commerce may result in new technologies being developed and services provided that could compete with WorldPages' products and services. There can be no assurance that WorldPages will be successful in any attempt to provide its services over the Internet. A failure by WorldPages to anticipate or respond adequately to changes in technology and user preferences, or an inability to finance the necessary capital expenditures, could have a material adverse effect on WorldPages' business, operating results and financial condition.

MANY OF WORLDPAGES' COMPETITORS HAVE GREATER FINANCIAL RESOURCES THAN WORLDPAGES, WHICH MAY LIMIT WORLDPAGES' ABILITY TO COMPETE EFFECTIVELY FOR ADVERTISING AND FUTURE ACQUISITIONS AND ADVERSELY AFFECT ITS NET INCOME.

    The yellow pages directory industry is competitive. WorldPages competes with large telephone utilities and to a lesser extent with independent yellow pages publishers. There are over 225 independent yellow pages publishers operating in competition with telephone utilities throughout the United States. Telephone utility competitors are larger and have greater financial resources than WorldPages. Other media in competition with yellow pages for local business and professional advertising include newspapers, radio, television, billboards and direct mail. There can be no assurance that WorldPages will be able to compete effectively with these other firms for advertising or acquisitions in the future.

IF WORLDPAGES FAILS TO ENTER INTO AND MAINTAIN SATISFACTORY ARRANGEMENTS WITH CONTENT PROVIDERS, WORLDPAGES' BUSINESS WILL SUFFER.

    Web YP typically licenses content under short-term arrangements that do not require royalties or other fees for the use of the content. However, Web YP may enter into revenue-sharing arrangements with certain content providers, and it pays certain content providers and web portals a one-time fee and/or a fee for each query from Web users. WorldPages expects that, in the future, certain of Web YP's content providers and web portals will likely demand a greater portion of advertising revenues or will increase the fees that they charge for their content.

THE PRINT AND INTERNET YELLOW PAGES INDUSTRIES ARE EXPERIENCING CONSOLIDATION, WHICH COULD LIMIT ACCESS TO CONTENT, REDUCE ADVERTISING, REDUCE THE CUSTOMER BASE OR HARM THE BUSINESS.

    The print and Internet yellow pages industries have recently experienced consolidation. This consolidation is expected to continue. Industry consolidation could affect the combined companies in a number of ways, including:

    - companies from whom WorldPages intends to acquire content could be acquired by one of their competitors and stop selling content to the combined companies;

    - WorldPages' customers could be acquired by one or more of their competitors and stop buying advertising from the combined companies; and

    - WorldPages' customers could merge with other customers, which could reduce the size of the combined companies' customer base.

    This consolidation in both the print and Internet industries could harm the combined companies' business.

WORLDPAGES MAY BECOME A TARGET OR AN ACQUIROR THAT COULD RESULT IN YOUR INVESTMENT IN WORLDPAGES BEING CONVERTED INTO AN INVESTMENT IN ANOTHER COMPANY.

    WorldPages has from time to time has held discussions with potential strategic investors who have expressed an interest in making an investment in, or in acquiring WorldPages. WorldPages has no current agreements understandings or commitments to be acquired by another company. However, given the dynamic nature of the print and internet yellow pages industry, and the strategic alliances which have occurred to date, WorldPages believes that with the acquisitions YPtel, Web YP and Big Stuff, it may be viewed as an attractive acquisition candidate. Because of the way such acquisitions are often structured, stockholders of WorldPages could find themselves being offered and potentially having to accept stock of the acquiror in exchange for their shares of WorldPages. Even in a strategic joint venture arrangement, stockholders of WorldPages could find that the value of their investment in WorldPages may depend on the operational ability of WorldPages' venture partner.

WORLDPAGES' SUCCESSFUL IMPLEMENTATION OF ITS NEW BUSINESS FOCUS, STRATEGY AND DIRECTION MAY BE NEGATIVELY AFFECTED AS NEW MANAGEMENT DEVOTES TIME AND ATTENTION TO LEARNING ABOUT WORLDPAGES AND AS IT ATTEMPTS TO INTEGRATE THE COMBINED COMPANIES.

    Much of the management of WorldPages is new to the company. Although this new management personnel will be experienced executives in the yellow pages publishing and Internet directory industries, they will have little employment experience with and only a limited background knowledge of WorldPages. This limited experience with the company could divert their attention from implementing WorldPages' new business focus, strategy and direction as they spend time learning about the company, and becoming acquainted with and learning to work with the other new members of the management team as well as with existing management. Also many of the employees are new to WorldPages and the management team will have to become acquainted with and integrate the new employees into the company.

    In addition to personnel changes, the attention of the new management team may be diverted as it learns and tries to integrate the policies, procedures and processes of the companies acquired in the February acquisitions. Each company has its own accounting systems, information systems, credit policies, billing policies, collection policies and other policies that management will have to integrate to make the combined companies operate smoothly and efficiently.

    A less tangible, but not less important, issue will be integrating the cultures of the combining companies, including the expectations and desires of management and employees alike. Human resource policies and other policies affecting the employees will have to be melded to help create a productive working environment. The integration described in this paragraph and in the immediately preceding one, if not implemented properly, could seriously and adversely impact WorldPages. operations and its ability to realize the profit potential from the February acquisition by combining.

WORLDPAGES WILL BECOME INCREASINGLY RELIANT UPON INTERNALLY DEVELOPED SOFTWARE AND SYSTEMS WHICH MAY CONTAIN ERRORS AND WHICH MUST BE EXPANDED AND UPGRADED. WORLDPAGES' INABILITY TO CORRECT ANY ERRORS OR TO EXPAND OR UPGRADE ITS SOFTWARE AND SYSTEMS COULD AFFECT ITS ABILITY TO COMPETE.

    WorldPages must expand and upgrade its technology, transaction-processing systems and network infrastructure if the volume of traffic on its website or its affiliates' websites increases substantially. In addition, as WorldPages expands into e-commerce, it may have to significantly modify its systems. WorldPages could experience periodic temporary capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of customer service. WorldPages may be unable to accurately project the rate or timing of increases, if any, in the use of its content services or to expand and upgrade its systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm WorldPages' business.

IF THE PERFORMANCE AND RELIABILITY OF THE INTERNET DIMINISH, WORLDPAGES COULD LOSE ADVERTISING AND E-COMMERCE REVENUES.

    WorldPages success in its internet business will depend, in large part, on other companies maintaining the Internet infrastructure. In particular, it will rely on the ability of other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth. In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. Any such degradation of Internet performance or reliability could cause advertisers to reduce their Internet expenditures. If other companies do not develop the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and electronic commerce, the business of WorldPages would suffer.

BREACHES IN THE SECURITY OF WORLDPAGES' NETWORK COULD DAMAGE ITS REPUTATION AND SUBJECT IT TO LIABILITY AND BUSINESS LOSSES.

    WorldPages' networks may be vulnerable to unauthorized access by hackers or others, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate WorldPages' proprietary information or cause interruptions in its Internet operations which could harm its business. WorldPages may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Persons may be able to circumvent the measures that WorldPages implements in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing web pages that deliver WorldPages' content services, any of which would harm its business.

    Users of online commerce services are highly concerned about the security of transmissions over public networks. Concerns over security and the privacy of users may inhibit the growth of the Internet and other online services generally, and the web in particular, especially as a means of conducting commercial transactions. Users could possibly circumvent the measures that WorldPages takes to protect customer transaction data. To the extent that WorldPages' activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage WorldPages' reputation and expose it to a risk of loss or litigation and possible liability. Any compromise of WorldPages' security could harm its business.

WORLDPAGES MAY BE SUBJECT TO LIABILITY FOR INFORMATION CONTAINED IN ITS PRINT AND INTERNET DIRECTORIES.

    WorldPages obtains content from third parties. When it aggregates, syndicates and distributes this content over the Internet, WorldPages may be liable for the information that is contained in that content. This could subject WorldPages to legal claims for such things as defamation, negligence, intellectual property infringement and product or service liability. Many of the agreements by which WorldPages obtains content do not contain indemnity provisions in its favor. Even if a given contract does contain indemnity provisions, these provisions may not cover a particular claim. While WorldPages carries general business insurance, this coverage may be inadequate in amount or may not cover asserted claims. Even if an asserted claim is defeated, WorldPages may incur substantial legal fees and expenses and diversion of management time and attention.

    In addition, individuals whose names appear in the WorldPages' yellow pages and white pages directories have occasionally contacted WorldPages. These individuals believed that their phone numbers and addresses were unlisted, and WorldPages directories are not always updated to delete phone numbers or addresses when they are changed from listed to unlisted. While WorldPages has not received any claims from these individuals, it may receive claims in the future. Any liability that WorldPages incurs as a result of content that it receives from third parties could harm its financial results.

THIS PROSPECTUS STATEMENT CONTAINS FORWARD-LOOKING INFORMATION; ACTUAL RESULTS MAY TURN OUT TO BE MATERIALLY AND ADVERSELY DIFFERENT THAN THE FORWARD-LOOKING INFORMATION.

    Forward-looking statements in this prospectus include "forward-looking statements" within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus, including without limitation, certain statements under "Summary," "WorldPages Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of WorldPages," "YPtel Management's Discussion and Analysis of Financial Condition and Results of Operations," "Web YP Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Big Stuff Management's Discussion and Analysis of Financial Condition and Results of Operations" located elsewhere herein regarding WorldPages', YPtel's, Web YP's and Big Stuff's financial conditions and business strategies may constitute forward-looking statements. In addition, forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology are intended to identify forward-looking statements. Although WorldPages believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from WorldPages' expectations are disclosed in this prospectus, including without limitation in conjunction with the forward-looking statements included in this prospectus under "Risk Factors".

                                USE OF PROCEEDS

    WorldPages will not receive any of the proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    On or after the date hereof, the symbol under which our common stock is be traded on the New York Stock Stock Exchange will be "WPZ".

    Set forth below are the high and low closing sale prices of WorldPages common stock as reported by the New York Stock Exchange for the periods indicated.

                                                                     MARKET PRICE
                                                                  -------------------   DIVIDENDS
    1998                                                            HIGH       LOW      PER SHARE
    ----                                                          --------   --------   ---------
    1st Quarter (from February 18, 1998)........................  $17.50      $12.69      $0.00
    2nd Quarter.................................................   16.00        6.63       0.00
    3rd Quarter.................................................   12.94        4.88       0.00
    4th Quarter.................................................    7.19        3.00       0.00

                                                                     MARKET PRICE
                                                                  -------------------   DIVIDENDS
    1999                                                            HIGH       LOW      PER SHARE
    ----                                                          --------   --------   ---------
    1st Quarter.................................................  $ 7.00      $ 3.94      $0.00
    2nd Quarter.................................................   13.00        4.75       0.00
    3rd Quarter.................................................    9.50        6.63       0.00
    4th Quarter.................................................   13.625       6.00       0.00

    2000
    ----
    1st Quarter (through February 22, 2000).....................   18.38       10.06       0.00

    No dividends have been paid on the common stock since WorldPages' inception. The revolving credit facility of Great Western, a wholly owned subsidiary of WorldPages, prohibits cash dividend payments and any new credit facility that WorldPages may obtain for working capital requirements in the foreseeable future may also place a prohibition or limitations on the payment of cash dividends.

    Further, it is WorldPages' current intention to retain its earnings, if any, to finance the change in its business focus, strategy and direction including the expansion of its yellow pages publishing and internet directory business and for general corporate purposes. Accordingly, WorldPages does not anticipate that it will pay cash dividends for the foreseeable future.

    Finally, it is unlikely that the WorldPages board will declare a dividend during the time the Class A Special Shares issued by ACG Exchange Company, a wholly owned subsidiary of WorldPages, in connection with the February acquistions are owned by a party other than WorldPages or any of its subsidiaries. Under the terms of the Support Agreement and the share provisions by which the Class A Special Shares were created, if WorldPages wishes to declare a cash dividend on shares of WorldPages common stock, it is required to cause ACG Exchange Company to issue an economically equivalent dividend to the holders of the Class A Special Shares. Declaring such dividends may make the whole dividend transaction cost prohibitive to WorldPages.

    WorldPages is not prohibited from declaring dividends on its common stock or preferred stock payable in its capital stock, but the tax liability discussed above with respect to cash dividends applies to stock dividends, as well. This tax liability may make it unlikely that WorldPages will declare a stock dividend either.

    As of January 31, 2000, there were 188 owners of record of the common stock. On February 23, 2000, the closing price of the common stock on the NYSE was $15.69.

                                 CAPITALIZATION

    The following table sets forth, as of December 31, 1999, the cash, short-term debt and current maturities of long-term debt, and capitalization of
(i) Advanced on a historical basis and (ii) WorldPages on a pro forma combined basis to give effect to the acquisitions of YPtel, Web YP and Big Stuff as if they had occurred on December 31, 1999. This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the related notes thereto included herein.

                                                                 DECEMBER 31, 1999
                                                              -----------------------
                                                                          WORLDPAGES
                                                                          PRO FORMA
                                                              ADVANCED   CONSOLIDATED
                                                              --------   ------------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $  1,315     $  1,508
                                                              ========     ========

Short-term debt and current maturities of long-term debt....  $ 24,000     $ 16,545
Long-term debt..............................................        --       35,276
Stockholders' equity:
  Common stock $0.0001 par value, 180,000,000 shares
    authorized; 20,426,753 and 43,669,480 shares issued and
    outstanding, respectively...............................         2            4
  Additional paid-in capital................................   149,438      309,944
  Retained earnings (accumulated deficit)...................   (77,768)     (81,461)
                                                              --------     --------
    Total stockholders' equity..............................    71,672      228,487
                                                              --------     --------
      Total debt and capitalization.........................  $ 95,672     $280,308
                                                              ========     ========

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined financial statements have been derived from the application of pro forma adjustments to the historical financial statements of YPtel and its predecessor, Pacific Coast Publishing, Inc., Web YP and Big Stuff and the financial statements of Advanced, which are included in this prospectus. The unaudited pro forma combined financial statements give effect to the acquisitions of YPtel, Web YP and Big Stuff as if they had occurred on (1) December 31, 1999 for purposes of the unaudited pro forma combined balance sheet and (2) January 1, 1999 for purposes of the unaudited pro forma combined statements of operations for the year ended December 31, 1999. The unaudited pro forma combined financial statements should be read in conjunction with the financial statements of Advanced, YPtel, Web YP and Big Stuff which are included in this prospectus. All historical financial statements of Big Stuff contained in this prospectus have been prepared and restated by WorldPages based on information supplied by Big Stuff. The initial information supplied by Big Stuff did not conform to generally accepted accounting principles.

    The pro forma adjustments are described in the notes to the unaudited pro forma combined financial statements and are based on available information and assumptions that management believes are reasonable. The unaudited pro forma combined financial statements do not purport to present the financial position or results of operations of WorldPages had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma combined financial statements do not reflect any adjustments for the benefits that management expects to realize in connection with the acquisitions. No assurances can be made as to the amount or timing of such benefits, if any, that may be realized.

    The acquisitions will be accounted for using the purchase method of accounting. Under this method, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the acquisitions, over the fair value of the assets acquired is classified with intangible and other assets on the accompanying unaudited pro forma balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based upon a preliminary valuation and are subject to final valuation adjustments. Final allocation of the purchase price to the fair value of the assets acquired could vary the related amortization period of the excess of cost over the fair value of net assets acquired.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                           WORLDPAGES
                                       ADVANCED      YPTEL        WEB YP     BIG STUFF     PRO FORMA       PRO FORMA
                                      HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS       COMBINED
                                      ----------   ----------   ----------   ----------   -----------      ----------
Revenues............................   $49,987       $38,079      $   851      $ 862        $   (813)(a)    $ 88,966
                                       -------       -------      -------      -----        --------        --------
Operating costs:
  Printing, distribution and
    listings........................    13,440         8,800           --         --        $   (813)(a)      21,427
  Sales and marketing...............    11,464         7,622        3,857        833                          23,776
  General and administrative........    20,529        14,595        1,271        432                          36,827
  Depreciation and amortization.....     4,695         2,536           98        206           6,952 (b)      14,487
                                       -------       -------      -------      -----        --------        --------
Total operating costs...............    50,128        33,553        5,226      1,471           6,139          96,517
                                       -------       -------      -------      -----        --------        --------
Operating margin....................      (141)        4,526       (4,375)      (609)         (6,952)         (7,551)
Other income (expense):
  Other income and expense, net.....        75            47           --         --                             122
  Interest expense..................    (4,766)       (3,702)        (143)       (90)            750 (c)      (7,951)
                                       -------       -------      -------      -----        --------        --------
Income (loss) from continuing
 operations before income taxes.....    (4,832)          871       (4,518)      (699)         (6,202)        (15,380)
Income tax expense (benefit)........    (1,465)          298           --         --             285(d)         (882)
                                       -------       -------      -------      -----        --------        --------
Net income (loss) from continuing
 operations.........................   $(3,367)      $   573      $(4,518)     $(699)       $ (6,487)       $(14,498)
                                       =======       =======      =======      =====        ========        ========
Net income (loss) per share from
 continuing operations..............   $  (.17)                                                             $   (.34)
                                       =======                                                              ========
Weighted average shares
 outstanding........................    19,956                                                23,243 (e)      43,199
                                       =======                                              ========        ========

------------------------

(a) Reflects the elimination of revenue and cost of sales for services provided to Advanced by Big Stuff and Web YP.

(b) Reflects the amortization of goodwill resultant from the acquisitions over periods ranging from
    10 to 30 years, as follows:

                                                          AMORTIZATION    PERIOD
(IN THOUSANDS)                                            ------------   --------
YPtel...................................................     $3,123      30 years
Web YP..................................................      2,809      10 years
Big Stuff...............................................      1,020      10 years
                                                             ------
                                                             $6,952
                                                             ======

(c) Reflects the elimination of interest expense incurred on the $15.0 million 5% Subordinated Notes payable, which will be converted to common stock in connection with the acquisitions.

(d) Reflects the incremental provision for federal and state income taxes at an effective tax rate of 38% for the applicable pro forma adjustments.

(e) Reflects the issuance of 19,545,454 shares issued for the purchase of the acquired companies; 2,840,909 shares issued for the conversion of the 5% Subordinated Notes payable; and 856,364 shares issued in exchange for cancellation of indebtedness of $4.7 million to stockholders of Web YP and Big Stuff.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                                                         WORLDPAGES
                                    ADVANCED       YPTEL        WEB YP     BIG STUFF     PRO FORMA       PRO FORMA
                                   HISTORICAL    HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS       COMBINED
                                  ------------   ----------   ----------   ----------   -----------      ----------
ASSETS
Current assets:
  Cash and cash equivalents.....    $  1,315       $    59      $   18       $  116       $               $  1,508
  Accounts receivable, net......      14,223        10,039         252           42                         24,556
  Deferred costs................       4,482        10,259          --           --                         14,741
  Prepaid expenses and other....         174         1,964         635          241                          3,014
                                    --------       -------      ------       ------       --------        --------
    Total current assets........      20,194        22,321         905          399                         43,819
                                    --------       -------      ------       ------       --------        --------
Property, plant and equipment,
 net............................       1,377           657         192          566                          2,792
Intangible assets, net..........      75,413        39,749          --          120        131,976 (a)     247,258
Deferred taxes..................       6,504            --          --           --                          6,504
Other assets....................       5,571                                                                 5,571
                                    --------       -------      ------       ------       --------        --------
    Total other assets..........      88,865        40,406         192          686        131,976         262,125
                                    --------       -------      ------       ------       --------        --------
    Total assets................    $109,059       $62,727      $1,097       $1,085       $131,976        $305,944
                                    ========       =======      ======       ======       ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses....................    $  9,447       $ 3,790      $  159       $   61       $  6,000 (a)    $ 18,832
                                                                                              (625)(b)
  Short-term debt and current
    maturities of long-term
    debt........................      24,000         7,208          --          337        (15,000)(b)      16,545
  Deferred revenue..............          --         1,831         464           --                          2,295
  Notes due to shareholders.....          --            --       3,653        1,900         (5,553)(a)          --
  Other current liabilities.....       3,940            --         224           --                          4,164
                                    --------       -------      ------       ------       --------        --------
    Total current liabilities...      37,387        12,829       4,500        2,298        (15,178)         41,836
Long-term liabilities:
  Long-term debt................          --        35,276          --           --                         35,276
  Deferred taxes................          --           345          --           --                            345
                                    --------       -------      ------       ------       --------        --------
    Total liabilities...........      37,387        48,450       4,500        2,298        (15,178)         77,457
                                    --------       -------      ------       ------       --------        --------
Stockholders' equity:
  Common stock..................           2        13,780          --           --              2 (a)           4
                                                                                           (13,780)(c)
  Additional paid-in capital....     149,438            --       2,783        1,523        156,200 (d)     309,944
  Retained earnings (deficit)...     (77,768)          497      (6,186)      (2,736)        (3,693)(b)     (81,461)
                                                                                             8,425 (c)
                                    --------       -------      ------       ------       --------        --------
    Total stockholders'
      equity....................      71,672        14,277      (3,403)      (1,213)       147,154         228,487
                                    --------       -------      ------       ------       --------        --------
    Total liabilities and
      stockholders' equity......    $109,059       $62,727      $1,097       $1,085       $131,976        $305,944
                                    ========       =======      ======       ======       ========        ========

------------------------

SEE NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET ON FOLLOWING PAGE

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) Records the purchase of YPtel, Web YP and Big Stuff for approximately $147.2 million, composed of the following:

                                SHARES                         AMOUNT
                       ------------------------   ---------------------------------    TOTAL
(IN THOUSANDS)                          STOCK      COMMON     STOCK     TRANSACTION   PURCHASE
                       COMMON STOCK    OPTIONS     STOCK     OPTIONS       COSTS       PRICE
                       -------------   --------   --------   --------   -----------   --------
YPtel................  15,000,000(1)   351,281    $102,000    $1,964       $4,000     $107,964
Web YP...............   4,020,000(2)        --      27,336        --        1,000       28,336
Big Stuff............   1,454,545           --       9,891        --        1,000       10,891
                       ----------      -------    --------    ------       ------     --------
                       20,474,545      351,281    $139,227    $1,964       $6,000     $147,191
                       ==========      =======    ========    ======       ======     ========

    For financial reporting purposes, the WorldPages common stock was valued at $6.80 per share (the average closing price for the five days before and after the announcement of the acquisitions). The stock options were valued using the Black-Scholes option pricing model. Transaction costs consist primarily of legal, accounting, tax and financial advisory costs associated with the acquisitions.
    The purchase price was preliminarily allocated to the fair value of the net assets acquired as summarized below:

                                         YPTEL      WEB YP    BIG STUFF    TOTAL
(IN THOUSANDS)                          --------   --------   ---------   --------
Net working capital...................  $  9,785   $ 1,000     $   112    $ 10,897
Property and equipment................       652       213         339       1,204
Long-term debt........................   (35,786)       --          --     (35,786)
Deferred taxes........................      (134)       --          --        (134)
Intangible assets.....................   133,447    27,123      10,440     171,010
                                        --------   -------     -------    --------
    Total purchase price..............  $107,964   $28,336     $10,891    $147,191
                                        ========   =======     =======    ========

    ----------------------------

    (1) Included in the shares issued as consideration for YPtel are all shares of WorldPages common stock expected to be issued either directly and or indirectly through exchange of Class A Special Shares. The Class A Special Shares may be issued in lieu of WorldPages common stock for Canadian tax reasons but are exchangeable into a like number of WorldPages common stock.

    (2) Included in the shares issued as consideration for the Web YP acquisition are 929,091 shares assumed to be issued in exchange for estimated indebtedness in the aggregate principal amount of $5.1 million which has been incurred to finance operations of Web YP and Big Stuff until the transaction closes. According to the terms of the acquisition agreements, up to $6.0 million of such indebtedness may be incurred by Web YP and Big Stuff, which will be exchanged for WorldPages common stock based on the agreed upon price of $5.50 per share. If the entire
       $6.0 million were loaned, 1,090,909 shares of WorldPages common stock would be issued.

    (3) A detailed analysis of the identifiable intangibles has not been completed. Accordingly, the intangible assets resulting from the acquisitions are currently assumed to be unidentified intangibles. Upon completion of the analysis of such identifiable intangibles, such as customer lists and intellectual property, an allocation will be made and the underlying amortization periods established. The effect of such modification in the allocation of intangibles has not been determined at this time.

(b) Reflects the conversion of the $15.0 million 5% subordinated notes payable and $625,000 accrued interest owed by Advanced into 2,840,909 shares of common stock and the resultant loss from the conversion. For financial reporting purposes the stock was valued at $6.80 per share and will result in an extraordinary loss of $3.7 million as a loss on early extinguishment of debt. This extraordinary loss is not reflected in the pro forma results of operations.

(c) Records the elimination of YPtel, Web YP and Big Stuff's historical retained earnings (deficit) and common stock.

(d) Records the net effect of the following adjustments on capital in excess of par value:

                                                              (IN THOUSANDS)
Issuance of shares and stock options for acquisitions.......     $141,188
Issuance of shares for 5% Subordinated Notes payable........       19,318
Elimination of YPtel, Web YP and Big Stuff's historical
  paid-in capital...........................................       (4,306)
                                                                 --------
                                                                 $156,200
                                                                 ========

             SELECTED HISTORICAL FINANCIAL INFORMATION OF ADVANCED

    The following tables present selected historical financial information for Advanced which should be read in conjunction with the historical financial statements, and the related notes thereto, of Advanced, Advanced Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial data included elsewhere in this prospectus. The selected historical financial data of Advanced for each of the three fiscal years in the period ended December 31, 1999, have been derived from its audited consolidated financial statements included elsewhere in this prospectus. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included. See "Advanced Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements."

    Prior to February 1998, Advanced had not conducted any operations other than those relating to its IPO and the acquisitions of Great Western and its telecommunications operations. Consequently, the actual financial statements included herein relate only to the parent company prior to February 18, 1998, and do not include the results of Great Western until after February 18, 1998. Pro forma operating information is presented for comparative purposes as if the IPO and the acquisition of Great Western had occurred on January 1, 1998. The pro forma financial information does not purport to represent Advanced's results of operations that would have actually occurred if the IPO and the acquisition of Great Western had in fact occurred on that date. Since the acquired companies were not under common control or management, historical combined results of operations may not be comparable to, or indicative of, future performance. The pro forma consolidated statement of operations reflects the historical results of operations of Great Western and was derived from Great Western's financial statements.

                      ADVANCED COMMUNICATIONS GROUP, INC.
                                 (IN THOUSANDS)

                                                                       ACTUAL                     PRO FORMA
                                                       --------------------------------------   -------------
                                                                     YEAR ENDED                  YEAR ENDED
                                                                    DECEMBER 31,                DECEMBER 31,
                                                       --------------------------------------   -------------
                                                          1999          1998          1997          1998
                                                       -----------   -----------   ----------   -------------
Statement of Operations Data:
Revenues.............................................  $    49,987   $    38,090   $       --    $    47,336
Expenses:
  Printing, distribution and listings................       13,440         8,670           --         11,307
  Sales and marketing................................       11,464         8,976           --         10,806
  General and administrative.........................       20,529        16,689        2,071         19,249
  Depreciation and amortization......................        4,695         4,190            3          4,751
  Stock-based compensation...........................           --         1,760          870          1,760
                                                       -----------   -----------   ----------    -----------
Income (loss) from operations........................         (141)       (2,195)      (2,944)          (537)
Other income (expense):
  Interest expense...................................       (4,766)       (1,845)        (256)        (1,955)
  Other..............................................           75           177           --            190
                                                       -----------   -----------   ----------    -----------
Income (loss) from continuing operations before
  income taxes.......................................       (4,832)       (3,863)      (3,200)        (2,302)
Income tax expense (benefit).........................       (1,465)          (91)          --            670
                                                       -----------   -----------   ----------    -----------
Net income (loss) from continuing operations.........       (3,367)       (3,772)      (3,200)        (2,972)
Loss from discontinued operations, net of tax benefit
  of $4,007; $6,368; $0; and $6,226, respectively....       (7,378)       (7,507)          --         (7,704)
Loss on discontinued operations, net of tax benefit
  of $8,145..........................................      (51,800)           --           --             --
                                                       -----------   -----------   ----------    -----------
Net loss.............................................  $   (62,545)  $   (11,279)  $   (3,200)   $   (10,676)
                                                       ===========   ===========   ==========    ===========
Basic and diluted loss per share from:
  Continuing operations..............................  $      (.17)  $      (.20)  $     (.39)   $      (.15)
  Discontinued operations............................         (.37)         (.41)          --           (.39)
  Sale of discontinued operations....................        (2.60)           --           --             --
                                                       -----------   -----------   ----------    -----------
  Net income (loss) per share........................  $     (3.14)  $      (.61)  $     (.39)   $      (.54)
                                                       ===========   ===========   ==========    ===========

Weighted average common shares outstanding...........   19,955,829    18,593,947    8,230,006     19,646,001
                                                       ===========   ===========   ==========    ===========

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Balance Sheet Data:
  Current assets............................................  $ 20,194   $ 34,431   $    --
  Working capital (deficit).................................   (17,193)     9,453    (5,239)
  Total assets..............................................   109,059    187,622     2,695
  Short-term borrowings.....................................    24,000     17,117     3,141
  Long-term debt............................................        --     17,233        --
  Stockholders' equity (deficit)............................    71,672    131,584    (2,544)

                ADVANCED MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    GENERAL

    The following table sets forth, for the periods presented, certain actual and pro forma information relating to the continuing operations of Advanced, expressed as a percentage of revenues, excluding prototype directories and stock-based compensation expense:

                                                                       YEARS ENDED
                                                              ------------------------------
                                                                           PRO        PRO
                                                                          FORMA      FORMA
                                                                1999       1998       1997
                                                              --------   --------   --------
Directory revenues..........................................    100.0%     100.0%     100.0%
Cost of services:
  Printing, distribution and publishing.....................     21.7       23.5       23.4
  Sales and marketing.......................................     21.8       22.8       24.1
  General and administrative................................     41.4       40.8       42.2
  Depreciation and amortization.............................      9.7       10.1       10.3
                                                               ------     ------     ------
Operating income from continuing operations.................      5.4%       2.8%         0%
                                                               ======     ======     ======

    Prior to February 1998, Advanced had not conducted any operations other than those relating to the IPO. Consequently, the actual financial statements included herein relate only to the parent company prior to February 18, 1998, but include the results of Great Western in continuing operations for the period after February 18, 1998. Certain pro forma operating information is presented for comparative purposes as if the IPO and the acquisition of Great Western had occurred on January 1, 1998. The pro forma operating information does not purport to represent the results of operations of Advanced that would have actually occurred if the IPO and the acquisition of Great Western had in fact occurred on the date stated above. Since Great Western and Advanced were not under common control or management, historical combined results of operations may not be comparable to, or indicative of, future performance.

    RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999, COMPARED TO THE
     PRO FORMA RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998

    Revenues from continuing operations for the year ended December 31, 1999, increased 5.6% to $50.0 million from pro forma $47.3 million in 1998. Approximately $.8 million of the increase is due to the introduction of a prototype directory in the Austin, Texas market in the second quarter of 1999 and approximately $.6 million of the increase is due to the first sold year publication of a directory in the North Channelview, Texas market. Excluding new and prototype directories, revenues increased 3.0% to $48.6 million. The increase in revenue from recurring directories is due to a combination of increased advertising revenue from existing customers and incremental sales from new customers.

    Printing, distribution and listing costs for the year ended December 31, 1999, increased $2.1 million to $13.4 million from pro forma $11.3 million in 1998. The increase is due to $2.8 million of costs related to the Austin, Texas prototype directory incurred during the second quarter of 1999. Excluding prototype directories, printing, distribution, and listing costs decreased 5.0% to $10.5 million. As a percent of sales, printing, distribution and listing costs of recurring directories decreased to 21.7% of sales in 1999 from 23.5% in 1998. The decrease is due to negotiating lower costs from printers and outside service providers for certain directories offset partially by higher costs on certain other directories.

    Sales and marketing costs for the year ended December 31, 1999, increased to $11.5 million from pro forma $10.8 million in 1998. The increase is principally due to $.7 million of costs related to the Austin, Texas prototype directory. Excluding prototype directories, sales and marketing costs were $10.6 million. As a percent of sales, sales and marketing costs decreased to 21.8% of sales in 1999 from 22.8% in 1998. The decrease in the expense rate is due to lower incentive compensation and trade expenses resulting from restructured incentive compensation and trade programs.

    General and administrative expenses increased $1.3 million, or 6.6%, to $20.5 million for the year ended December 31, 1999, from pro forma
$19.2 million in 1998. The increase is partially due to $.4 million of expenses related to the Austin, Texas prototype directory. Excluding prototype directories, general and administrative expenses increased 4.5% to $20.1 million. As a percentage of revenues, general and administrative expenses were 41.4% of sales for the year ended December 31, 1999, and 40.8% of pro forma sales in the year ended December 31, 1998. The increase in the expense rate is due to increases in the bad debt reserve and salaries and wages, which is partially offset by operating efficiencies.

    Depreciation and amortization was approximately $4.7 million in the year ended December 31, 1999, and $4.8 million in pro forma 1998. Depreciation and amortization is principally amortization of goodwill and customer lists resulting from the acquisition of Great Western.

    Interest expense for the year ended December 31, 1999, was approximately $4.8 million, an increase of $2.8 million from interest expense of pro forma $2.0 million in 1998. The increase is due to higher debt from borrowings under Great Western's revolving credit facility used to finance Advanced's operating losses and growth in the discontinued telecommunications segment. No interest expense has been allocated to discontinued operations.

    Income tax benefit of $1.5 million was recognized for the year ended December 31, 1999, compared to pro forma income tax expense of $.7 million in 1998. The decrease is due to lower taxable income in 1999 than in 1998. Advanced's effective tax rate is substantially higher than statutory tax rates principally because amortization of goodwill and customer lists is not deductible for tax purposes.

    Net loss from continuing operations was $3.4 million, or $.17 per share, for the year ended December 31, 1999, compared to pro forma net loss from continuing operations of $3.0 million, or $.15 per share in the comparable period of 1998. The decrease in net loss was primarily due to the improved operating leverage in printing, distribution and listings and an income tax benefit.

    Earnings before interest, taxes, depreciation and amortization and stock-based compensation (EBITDA) is a measure commonly used in the communications industry and is presented to assist in understanding Advanced's operating results. However, it is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. As a result, EBITDA may not be comparable to the presentation provided by other companies. EBITDA decreased to $4.6 million for the year ended December 31, 1999, from pro forma EBITDA of $6.0 million in the comparable period of 1998, due to the previously mentioned Austin, Texas prototype directory. Excluding net prototype costs of $3.1 million associated with the Austin, Texas directory and the results of the first year sold publication in the North Channelview, Texas market, EBITDA increased to $7.3 million for the year ended December 31, 1999, an increase of 21.1%.

    DISCONTINUED OPERATIONS

    Net loss from discontinued operations was $28.3 million for the period from January 1, 1999 to November 19,1999, compared to net loss from discontinued operations of $13.9 million in the year ended 1998. Approximately $16.9 million of these net losses were included in the estimated loss on sale and were charged against the reserve established in the first quarter of 1999.

    Revenues from discontinued telecommunications services increased 28.8% to $86.2 million in 1999 compared to $59.6 million in 1998. The increase in telecommunications revenue is due to increased local service revenue as Advanced implemented aggressive sales and marketing of local services in addition to long-distance services. Advanced's local service revenues in 1999 were $46.3 million compared to 1998 local service revenues of $19.1 million.

    PRO FORMA RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998
     COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    Pro forma directory revenues for the year ended December 31, 1998 increased 9.5% to $47.3 million from $43.2 million in 1997. Advanced distributed twenty-three directories in 1998 and twenty-four directories in 1997. Two directories, which accounted for $.9 million of revenue in 1997, were discontinued in 1998. This decrease in revenue was offset by $2.6 million of revenue from another directory that was recognized in 1998 but not in 1997 because the timing of distribution resulted in Advanced recognizing no revenue in 1997, pursuant to its revenue recognition policy. Advanced does not recognize revenue from a directory until a directory is substantially delivered. Excluding the impact of these nonrecurring directories, pro forma revenues from recurring directories increased 5.7%.

    Pro forma printing, distribution and listing costs increased $1.2 million, or 11.9%, to $11.3 million from $10.1 million in 1997. The increase is due in part to $.2 million of costs related to a prototype directory. As a percent of sales, pro forma printing, distribution and listing costs, excluding prototype directories, increased to 23.5% of sales in 1998 from 23.4% in 1997. The increase is due to increased costs from printers and outside service providers.

    Pro forma sales and marketing costs increased to $10.8 million from $10.4 million in 1997. As a percent of sales, pro forma sales and marketing costs decreased to 22.8% of sales in 1998 from 24.1% in 1997. The decrease is due to higher pro forma directory revenues in 1998.

    Pro forma general and administrative expenses for the year ended
December 31, 1998, increased to $19.2 million from $18.3 million in 1997. The increase in gross dollars is due primarily to the direct costs associated with the higher sales volume. As a percentage of total revenues, pro forma general and administrative costs were 40.8% in 1998, and 42.2% in 1997. The decrease in the expense rate in 1998 is due to economies of scale realized from the higher sales volume.

    Pro forma depreciation and amortization was approximately $4.8 million in 1998 and $4.5 million in 1997. Pro forma depreciation and amortization includes approximately $4.2 million of amortization in both periods relating to intangible assets resulting from the acquisition of Great Western.

    Stock-based compensation expense of $1.8 million was recognized in the year ended December 31, 1998, compared to $.9 million in 1997. This expense relates to 300,000 stock options issued in December 1997. The options vested equally over a three-month period from the date of the grant. These amounts represent the total compensation expense based on the estimated fair market value of the options on the date of the grant and the exercise price.

    Pro forma interest expense was approximately $2.0 million in 1998 compared to $.8 million in 1997. The increase in interest expense is due to borrowings under Advanced's revolving credit agreement used for general corporate purposes including financing the telecommunications operations and 1998 capital expenditures.

    Pro forma income tax expense was $.7 million in 1998 compared to $1.0 million income tax expense in 1997. The decrease in income tax expense is due to higher operating losses in 1998 than in 1997.

    Pro forma net loss from continuing operations was $3.0 million, or $.15 per share, in 1998, compared to pro forma net loss of $2.6 million, or $.13 per share, in 1997. The increase in net loss was primarily due to the aforementioned increase in stock-based compensation expense.

    Pro forma EBITDA was $6.0 million for the year ended December 31, 1998, an increase from $4.5 million in 1997. The increase is primarily due to higher pro forma directory revenues in 1998.

    Advanced did not complete the acquisition of Great Western and the telecommunications subsidiaries until February 18, 1998; therefore, actual results include only the activity of Great Western from February 18, 1998 to December 31, 1998. For the year ended December 31, 1998, actual loss from operations was $2.2 million and net loss from continuing operations was $3.8 million, or $.20 per share. Advanced had no operating revenues in 1997 and was engaged principally in activities relating to the IPO.

LIQUIDITY AND CAPITAL RESOURCES

    Advanced's working capital at December 31, 1999 was negative $17.2 million and its ratio of current assets to current liabilities was .54. These amounts include current maturities of long-term debt of $17.0 million and short-term borrowings under Great Western's revolving credit facility of $7.0 million. In connection with the planned acquisitions of YPtel, Web YP and Big Stuff, $15.0 million of the current maturities due in February 2000 are expected to be converted into approximately 2,840,909 shares of common stock. Further, Advanced is expecting to refinance its existing revolving credit facility prior to its expiration in May 2000. Excluding both the $15.0 million in notes which are expected to be converted to equity and the $7.0 million credit facility which is expected to be refinanced, Advanced's working capital at December 31, 1999, was positive $4.6 million.

    In anticipation of the proposed acquisition of YPtel, Web YP and Big Stuff, and to provide working capital to finance the telecommunications subsidiaries until their planned sale, on May 14, 1999, Great Western, the wholly-owned yellow pages publishing subsidiary of Advanced, entered into a $40.0 million revolving loan agreement with Bank of America National Trust and Savings Association, now known as Bank of America, N.A. Great Western used a portion of the new credit facility to retire Advanced's existing $25.0 million credit facility. The balance of the new credit facility was, subject to various restrictions, for the general working capital needs and other corporate purposes of Advanced and Great Western and for the working capital needs of the telecommunications operations prior to their contemplated sale. Interest on this facility is LIBOR, adjusted by the Eurodollar reserve percentage, plus 2.75% or Bank of America's prime or base rate plus .75%. The loan facility requires a commitment fee of .5% on the unused balance and is subject to various restrictions and the maintenance of certain financial ratios. The facility expires on May 13, 2000. Advanced and its telecommunications subsidiaries guaranteed Great Western's obligations with respect to the loan facility. Advanced secured its guarantee by pledging to Bank of America substantially all of its assets, including the capital stock of its telecommunications operations, and the telecommunications operations secured their guarantees by pledging to Bank of America substantially all of their respective assets.

    On November 19, 1999, Advanced sold, in a stock sale, its four wholly-owned subsidiaries which provided telecommunications services to Ionex Telecommunications, Inc., formerly known as Compass Telecommunications, Inc. Those four wholly-owned subsidiaries were Feist Long Distance, Inc., FirsTel, Inc., Telecom Resources, Inc., and Valu-Line of Longview, Inc. In addition, prior to the sale of the wholly-owned subsidiaries, Advanced transferred its telecommunications operations related assets and liabilities to those subsidiaries. Advanced received cash consideration in the amount of $49.8 million less preliminary working capital, closing plant, property and equipment and other adjustments, in the amount of $7.2 million, or approximately $42.6 million.

    The net sale proceeds from the sale of the telecommunications subsidiaries were used to reduce the balance of the credit facility and to pay certain outstanding liabilities of Advanced. In addition, the revolving loan agreement was amended by Great Western, Advanced and Bank of America to reduce the credit facility to $15.0 million. At December 31, 1999, Advanced had borrowed $7.0 million under this facility. The amended credit facility is for the general working capital needs of Advanced and Great Western and up to $2.0 million may be loaned to Web YP and Big Stuff.

    Advanced's management believes that its cash flows from its yellow pages business and the remaining cash available under its line of credit, as amended, will be sufficient to fund its current operations. In order to close the acquisition of YPtel, Web YP and Big Stuff, however, Advanced will need to refinance its existing debt and that of YPtel. Additionally, Advanced will also need capital to implement both its plans to acquire other yellow pages publishers and to execute its Internet directory strategy.

REFINANCING

    Advanced and each of its United States subsidiaries (guarantors) have entered into a new senior credit facility to provide for an aggregate borrowing availability to Advanced (which is guaranteed by the guarantors), of up to $60 million in the form of a revolving credit line with a fluctuating interest rate based on either LIBOR plus a spread of from 1.5% to 3.5% or the prime rate of the agent lender plus a spread of up to 1.25%, in each case dependent upon Advanced's ratio of debt to earnings.

    The obligations under the Senior Credit Facility is secured by substantially all of the stock and assets of Advanced and the guarantors. The Senior Credit Facility contains numerous restrictive financial and other covenants that are usual and customary for transactions of this nature.

    Negative covenants includes, among others, restrictions on indebtedness, distributions, liens, sale/ leaseback transactions, guaranties, mergers, dispositions of assets, acquisitions, investments, transactions with affiliates, and changes in business lines. The senior credit facility will also require Advanced to maintain certain minimum financial ratios, including an interest coverage ratio, a fixed charge coverage ratio, a total leverage ratio and a senior leverage ratio.

    The senior credit facility contains usual and customary events of default and provide remedies to the lenders in the event of default. The final maturity of the Senior Credit Facility will be February 18, 2005.

    Advanced also entered into an unsecured credit facility of $20 million in the form of convertible debentures that are due and payable in full February 2006. The subordinated debentures bear interest at a rate per annum equal to five percent (5%). Interest is payable semiannually in cash or by adding the remaining accrued but unpaid interest to the principal balance.

    The debentures will be convertible into shares of WorldPages' common stock based upon a conversion price initially equal to 110% of the average closing price of WorldPages' common stock for the ten trading days prior to closing. The conversion price will be subject to being reset at the end of every six-month period during the first two years of the term of the debentures to the average of the market price for shares of common stock for the ten trading days following the reset date. The holders of the debentures will also receive certain warrants for the Company's common stock exercisable during the five-year period following the issuance of the debentures at a purchase price equal to 130% of the initial closing price.

    The junior credit facility contains numerous restrictive covenants that are usual and customary for transactions of this nature and contain usual and customary events of default providing remedies to the holders in the event of default.

    The proceeds of the loans will be used to refinance existing debt, to provide working capital and to finance acquisitions and investments permitted under the senior credit facility.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Advanced is exposed to minimal market risks based on its current holdings and use of financial instruments. Advanced does not hold or issue any financial instruments for trading, hedging or speculative purposes. Financial instruments held for other than trading purposes do not impose a material market risk.

    Advanced is exposed to interest rate risk, as additional financing is periodically needed due to the operating losses and capital expenditures associated with establishing and expanding Advanced's business. The interest rate that Advanced will be able to obtain on debt financing will depend on market conditions at that time, and may differ from the rates Advanced has secured on its current debt. Additionally, Advanced is exposed to interest rate risk on amounts borrowed against its credit facility as of December 31, 1999. Advances against the facility periodically renew, at which point the borrowings are subject to the then current market interest rates, which may differ from the rates Advanced is currently paying on its borrowings. There is no cap on the interest rate payable on Advanced's revolving credit facility. If the interest rates on Advanced's revolving credit facility were to increase by 10% over December 31, 1999 levels, Advanced's annual interest expense would increase by approximately $380,000.

    Advanced's business and operations are also exposed to market risks resulting from changes in commodity prices for paper, Advanced's principal raw material. Certain commodity grades of paper, including the grade Advanced uses for its yellow pages directories, may be volatile. A 10% increase in the cost of directory grade paper used by Advanced over December 31, 1999 levels, would result in an increase in Advanced's annual operating costs of approximately $476,000.

YEAR 2000

    In the fourth quarter of 1999, Advanced completed its Year 2000 project. Advanced experienced no material issues in the transition to January 1, 2000.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF YPTEL

    The following tables present selected historical financial information of YPtel and YPtel's predecessor, Pacific Coast Publishing, Inc., which should be read in conjunction with the historical financial statements, and the related notes thereto, of YPtel and its predecessor's management's discussion and analysis of financial condition and results of operations and other financial data included elsewhere in this prospectus. The selected historical financial data of Pacific Coast Publishing, Inc. for each of the three fiscal years in the period ended October 31, 1998 have been derived from Pacific Coast Publishing, Inc.'s audited consolidated financial statements included elsewhere in this prospectus. The selected financial data for the year ended October 31, 1999, was derived from the unaudited consolidated financial statements of YPtel and its predecessor. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included. See "YPtel Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements."

    YPtel does not recognize net revenues with respect to bookings or cash receipts for any given directory or the costs directly related to sales, production, printing and distribution of that directory until the month in which it is printed and distributed. The sizes of directories distributed in a particular market and the corresponding revenues recognized vary significantly from quarter to quarter. Further, the actual production and distribution dates of individual directories are not consistent and are subject to change and it is possible that individual directories will not be produced during the same month each year, which may result in significant monthly and quarterly fluctuation.

    YPtel was incorporated in Canada on July 22, 1998. On November 1, 1998, YPtel, through an indirect subsidiary, completed the acquisition of the assets and liabilities of Pacific Coast Publishing, Inc., an independent yellow pages directory business. The operating information of YPtel's predecessor is presented for comparative purposes and does not purport to represent YPtel's results of operations that would have actually occurred if the acquisition of the assets and liabilities of Pacific Coast Publishing, Inc. had occurred prior to the periods presented.

                               YPTEL CORPORATION
                                 (IN THOUSANDS)

                                                                          PREDECESSOR
                                        YPTEL        ------------------------------------------------------
                                    --------------                  YEARS ENDED OCTOBER 31,
                                      YEAR ENDED     ------------------------------------------------------
                                    OCT. 31, 1999      1998       1997       1996       1995        1994
                                    --------------   --------   --------   --------   ---------   ---------
Statement of Operations Data:
  Revenue........................       $41,162      $33,165    $28,204    $24,550     $15,481     $14,322
                                        -------      -------    -------    -------     -------     -------
  Printing, distribution and
    listings.....................         9,482        8,001      6,644      6,985       4,027       3,660
  Sales and marketing............         8,421        7,301      5,700      5,613       3,265       3,353
  General and administrative.....        11,903        8,454      7,585      6,051       4,533       4,005
  Bad debt expense...............         2,779        2,067      1,728      1,836         758         802
  Depreciation and
    amortization.................         2,272          170        249        335         328         308
  Terminated IPO Costs...........           363           --         --         --          --          --
  Stockholder remuneration.......             0        1,646      1,718      1,834       1,765       1,612
                                        -------      -------    -------    -------     -------     -------
                                         35,220       27,639     23,624     22,654      14,676      13,740
                                        -------      -------    -------    -------     -------     -------
  Income from operations.........         5,942        5,526      4,580      1,896         805         582

  Interest expense...............         3,930          100        308        375         197         116
  Other expense (income), net....           (13)        (339)      (187)      (191)       (218)       (142)
                                        -------      -------    -------    -------     -------     -------
  Earnings before income taxes...         2,025        5,765      4,459      1,712         826         608
  Provision for income taxes.....           816           86         54        266         298         217
                                        -------      -------    -------    -------     -------     -------
  Net earnings...................       $ 1,209      $ 5,679    $ 4,405    $ 1,446     $   528     $   391
                                        =======      =======    =======    =======     =======     =======

                                                                OCTOBER 31,
                                     ------------------------------------------------------------------
                                       1999        1998       1997       1996       1995        1994
                                     ---------   --------   --------   --------   ---------   ---------
Balance Sheet Data:
  Current assets...................   $22,082    $14,712    $12,343    $10,433     $ 8,978     $6,002
  Working capital..................    10,410      9,189      6,462      3,254       1,809      1,385
  Total assets.....................    62,900     15,534     12,981     11,305      10,025      6,920
  Short-term borrowings............     5,324         95        586      2,488       2,328        170
  Long-term debt...................    35,283        276        261        389         555        445
  Stockholders' equity.............    14,989      9,735      6,840      3,737       2,300      1,858

                       YPTEL MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    YEAR ENDED OCTOBER 31, 1999 COMPARED TO THE YEAR ENDED OCTOBER 31, 1998

    Revenues increased $8.0 million, or 24.1%, from $33.2 million for the year ended October 31, 1998 to $41.2 million for the year ended October 31, 1999. This increase primarily resulted from new revenues of $4.2 million related to introduction of the Portland, Oregon directory; $1.4 million related to strong growth in the second year Spokane, Washington and Beaverton, Oregon directories. The remaining revenue increase was attributable to growth in revenues in the remaining markets.

    Printing, distribution and listing expenses increased by $1.5 million or 18.5% from $8.0 million for the year ended October 31, 1998 to $9.5 million for the year ended October 31, 1999. The change was primarily due to printing and distribution costs related to the new Portland, Oregon directory.

    Sales and marketing expense increased by approximately $1.1 million or 15.1% from $7.3 million for the year ended October 31, 1998 to $8.4 million for the year ended October 31, 1999. This increase is generally attributable to new sales in the first year Portland, Oregon directory and the commissions related to higher national advertising sales. This increase is partially offset by decreased commissions in the second year Spokane, Washington and Beaverton, Oregon directories due to lower commissions on renewal sales than new sales.

    General and administrative expenses increased $3.4 million or 40.0% from $8.5 million for the year ended October 31, 1998 to $11.9 million for the year ended October 31, 1999. The increase is due to a general increase in general and administrative expenses associated with the infrastructure increases to support the new Portland, Oregon directory and an increase in corporate costs due to YPtel's new ownership.

    The bad debt expense increased $0.7 million, or 33%, from $2.1 million for the fiscal year ended October 31, 1998 to $2.8 million for the fiscal year ended October 31, 1999. The increase is attributable to the general increase in revenues as well as additional reserves taken due to a relaxing of some of the credit terms for low credit risk customers.

    Depreciation and amortization expense increased $2.1 million from $0.2 million for the fiscal year ended October 31, 1998 to $2.3 million for the fiscal year ended October 31, 1999. The increase is attributable to the amortization of customer lists, non-compete covenants and goodwill that resulted from the acquisition of the assets of Pacific Coast Publishing, Inc. by YPtel Corporation, pursuant to purchase accounting.

    Interest expense increased $3.8 million from $0.1 million for the year ended October 31, 1998 to $3.9 million for the year ended October 31, 1999. The increase is a direct result of the new debt facilities arranged by YPtel Corporation, through its subsidiary Pacific Coast Publishing, Ltd., to fund the acquisition of the assets of Pacific Coast Publishing, Inc.

    Provision for income taxes increased $0.7 million from $0.1 million for the year ended October 31, 1998 to $0.8 million for the year ended October 31, 1999. The increase is a result of the fact that the predecessor corporation was an 'S' Corporation and for tax purposes Federal tax was being incurred at the shareholder level, whereas YPtel Corporation's subsidiary, Pacific Coast Publishing, Ltd., is a 'C' corporation which incurs tax at the corporate level. The entire provision reflects a deferred tax provision for both federal and state taxes.

    YEAR ENDED OCTOBER 31, 1998 COMPARED TO THE YEAR ENDED OCTOBER 31, 1997

    Revenues increased by $5.0 million, or 17.6%, from $28.2 million for the fiscal year ended October 31, 1997 to $33.2 million for the fiscal year ended October 31, 1998. This increase primarily resulted from $2.2 million in revenues related to the new Spokane, Washington directory, $1.4 million in revenues related to the new Beaverton, Oregon directory and $0.2 million related to new "community-type" directories in the Salt Lake City, Utah market, which have since been discontinued. The remaining $1.2 million in revenue increase was derived from $1.5 million of revenue increase in existing books, partially offset by the revenue decrease associated with the discontinuation of the South East Arizona directory, which accounted for $0.3 million in fiscal 1997.

    Printing, distribution and listings expenses increased by $1.4 million, or 21.2%, from $6.6 million for the fiscal year ended October 31, 1997 to $8.0 million for the fiscal year ended October 31, 1998. This increase was primarily due to the addition of two new regional directories and two new community directories during fiscal 1998, and was somewhat offset by the elimination of the South East Arizona directory. As a percentage of revenues, printing, distribution and listings expenses increased by 0.5%, from 23.6% in fiscal 1997 to 24.1% in fiscal 1998. The relative increase reflected the high ratio of printing, distribution and listings costs to revenues attributable to the two new regional directories distributed in fiscal 1998, which historically declines in the second year of operations.

    Sales and marketing expenses increased by $1.6 million, or 28.0%, from $5.7 million for the fiscal year ended October 31, 1997 to $7.3 million for the fiscal year ended October 31, 1998. As a percentage of revenues, sales and marketing expenses increased from 20.2% for the fiscal year ended October 31, 1997 to 22.0% for the fiscal year ended October 31, 1998. The increase related to the relatively high commission rates associated with the new Spokane, Washington and Beaverton, Oregon directories, which generated sales and marketing expenses representing approximately 30% of those directories' revenues.

    General and administrative expenses increased by $0.9 million, or 11.8%, from $7.6 million for the fiscal year ended October 31, 1997 to $8.5 million for the fiscal year ended October 31, 1998. As a percentage of revenues, general and administrative expenses decreased from 26.9% to 25.5% during the same period, which reflected the economies of scale associated with the head office production functions that were realized as YPtel further expanded its operations.

    YEAR ENDED OCTOBER 31, 1997 COMPARED TO THE YEAR ENDED OCTOBER 31, 1996

    Revenues increased by $3.6 million, or 14.6%, from $24.6 million for the fiscal year ended October 31, 1996 to $28.2 million for the fiscal year ended October 31, 1997. Aside from two new community directories in the Salt Lake City market, which generated nominal revenues, and which directories have since been discontinued, YPtel did not produce any new directories in fiscal 1997. The revenue increase primarily resulted from strong increases in the: Tacoma, Washington; Vancouver, Washington; Salt Lake City, Utah; South King County, Washington; and Tucson, Arizona directories, as well as from more modest increases across all other directories.

    Printing, distribution and listing expenses decreased by $0.4 million, or 5.7%, from $7.0 million for the fiscal year ended October 31, 1996 to $6.6 million for the fiscal year ended October 31, 1997. As a percentage of revenues, printing, distribution and listing expenses decreased by 4.9% from 28.5% in fiscal 1996 to 23.6% in fiscal 1997. Both the relative decrease and the absolute dollar decrease was due primarily to:

    - the overall decrease in the price of paper during fiscal 1997 from record high levels experienced in fiscal 1996; and

    - the first full year of operations under the printing contract with Quebecor Printing.

These factors were slightly offset by the introduction of the two Salt Lake City community directories in fiscal 1997.

    Sales and marketing expenses increased $0.1 million, or 1.8%, from $5.6 million for the fiscal year ended October 31, 1996 to $5.7 million for the fiscal year ended October 31, 1997. As a percentage of revenues, sales and marketing expenses decreased 2.7% from 22.9% for the fiscal year ended
October 31, 1996 to 20.2% for the fiscal year ended October 31, 1997. The relative decrease was related to the fact that the four directories that were introduced in fiscal 1996 paid lower commission rates in 1997 than those provided in the first year of the directories due to the fact that a majority of those directories' second year sales were renewals.

    General and administrative expenses increased $1.5 million, or 24.6%, from $6.1 million for the fiscal year ended October 31, 1996 to $7.6 million for the fiscal year ended October 31, 1997. As a percentage of revenues, general and administrative expenses increased 2.3% during the same period from 24.6% to 26.9%. The majority of the absolute dollar increase in general and administrative expenses related to:

    - additional advertising expenditures of $0.3 million relating to radio, television and other advertising expenditures which were intended to create awareness for the brand and the directories; and

    - additional wages, salaries and benefits of $1.0 million related to both management and production in order to grow, support and manage a larger organization and a higher volume of advertising.

LIQUIDITY AND CAPITAL RESOURCES

    Effective November 1, 1998, YPtel, through its subsidiary, Pacific Coast Publishing, Ltd., acquired the yellow pages publishing business of Pacific Coast Publishing, Inc. for a $2.0 million promissory note and the issuance of its voting Class A preferred shares, which shares were later redeemed for $47.8 million in cash. The promissory note accrues interest at the rate of 7%, is payable on maturity, and is due October 31, 2001. The promissory note may be extended at the option of YPtel to October 31, 2006, on certain terms and conditions. The redemption of the Class A preferred shares of Pacific Coast Publishing, Ltd. was financed by the following capital structure, which is currently in place at Pacific Coast Publishing, Ltd.

    SENIOR TERM A NOTES AND SENIOR TERM B NOTES

    Under its Senior Term Note Purchase Agreement, Pacific Coast Publishing, Ltd. has drawn down an aggregate of $25.5 million, of which $11 million aggregate principal amount is in the form of Senior Term A Notes and $14.5 million aggregate principal amount is in the form of Series B Senior Term Notes, in both cases issued to a syndicate of commercial lenders.

    The Senior Term A Notes bear interest with reference to the prime commercial rate plus 3.0% or the London Interbank Offered Rate at Pacific Coast Publishing, Ltd.'s option, plus 2.0%. The Senior Term B Notes bear interest at prime plus 3.75% or at the London Interbank Offered Rate plus 2.75%. Currently, the Senior Term A and B Notes bear interest with reference to the LIBOR at a combined effective rate of approximately 8.5% per annum. To date, Pacific Coast Publishing, Ltd. has made all payments under the Senior Notes when due.

    REVOLVING CREDIT NOTES

    The holders of the Senior A and B Term Notes have also provided a revolving credit facility in favor of Pacific Coast Publishing, Ltd. under the terms of its Revolving Credit Agreement in the amount of up to $8.5 million at a rate of interest that reflects the prevailing prime rate or LIBOR, at

Pacific Coast Publishing, Ltd.'s option, plus an applicable margin. Pacific Coast Publishing, Ltd. is permitted to draw under the Revolving Credit Agreement up to 85% of Pacific Coast Publishing, Ltd.'s eligible accounts receivable by the issuance of revolving credit notes. The revolving credit notes are repayable on demand. The Revolving Credit Agreement contains customary aging and concentration exclusions for eligible accounts. At July 31, 1999, Pacific Coast Publishing, Ltd. had borrowed $1.6 million under the Revolving Credit Agreement.

    SUBORDINATED NOTES

    Pursuant to its Subordinated Loan Agreement, Pacific Coast Publishing, Ltd. has drawn down an aggregate of $11 million and issued $11 million in aggregate principal amount of subordinated notes due May 1, 2006 to a syndicate of commercial lenders. The Subordinated Loan Agreement contains provisions by which the subordinated noteholders have subordinated their claims against Pacific Coast Publishing, Ltd. under the subordinated notes to the claims of the holders of the Senior Term A and B Notes and the Revolving Credit Notes.

    The subordinated notes bear interest at 12% per annum, which is payable semi-annually in arrears on May 1 and November 1 in each year during the term of the subordinated notes. Subject to the restrictions in the Senior Term Note Purchase Agreement, the subordinated notes may be repaid in whole or in part, subject to a minimum principal prepayment of $100,000, in any multiple of $100,000 at any time and from time to time without notice or bonus.

    In conjunction with the issue of the Subordinated Notes, YPtel issued warrants to the subordinated noteholders to acquire an aggregate of 1,841,000 shares of its Class C Special Shares at an exercise price of Cdn $0.01 per Class C Special Share. Upon repayment of the Subordinated Notes, such shares will convert into a number of YPtel common stock to be calculated based on a predetermined formula as follows:

    - If the Subordinated Notes are repaid after November 20, 1999, but before May 20, 2000, the Subordinated Notes will be converted into that number of common shares representing 8% in the aggregate of the issued and outstanding common shares of YPtel Corporation;

    - If the Subordinated Notes are repaid after May 20, 2000, but before November 20, 2000, the Subordinated Notes will be converted into that number of common shares representing 10% in the aggregate of the issued and outstanding common shares of YPtel Corporation; and

    - If the Subordinated Notes are repaid any time after November 20, 2000, the Subordinated Notes will be converted into that number of common shares representing 12% in the aggregate of the issued and outstanding common shares of YPtel Corporation.

    All of Pacific Coast Publishing, Ltd.'s debt facilities are to be refinanced as a condition of closing of the YPtel Agreement.

    STOCKHOLDERS' EQUITY

    YPtel issued 13,549,300 common shares for net cash proceeds of $13.28 million, after deducting share issuance expenses of $0.3 million. The YPtel common shares were purchased by a syndicate of investors through a fund managed by Imperial Capital.

    The warrants provided to the subordinated noteholders have a book value of $500,000, which represents an allocation of the $11.0 million face value of the subordinated note.

INFORMATION REGARDING MARKET RISK

    YPtel's business and operations are exposed to market risks, including risks relating to changes in interest rates and commodity prices.

    The interest rates on YPtel's Senior Notes and on its revolving credit facility are floating and will fluctuate based on changes in the prevailing prime rate or LIBOR. These interest rates change usually monthly or bi-monthly. The interest rate on the Senior Notes, which is currently approximately 8.5%, is not capped. To mitigate the risks related to fluctuation in interest rates, YPtel has entered into an interest rate cap program with Dresdner Bank. This program caps at 7.0% the base LIBOR rate on 50% of the principal amount of the Senior Notes. The interest YPtel pays on the Senior Notes consists of the base LIBOR rate, which is currently 5.9%, plus a variable margin. There is no cap on the interest rate payable on YPtel's revolving credit facility. If the interest rates on the Senior Notes were to change by 10% from April 30, 1999 levels, YPtel's annual interest expense would change by approximately $211,000 with respect to the Senior Notes and approximately $15,400 with respect to the revolving credit facility.

    YPtel does not use derivative financial instruments for hedging, speculative or trading purposes. YPtel is dependent upon outside suppliers for all of its raw material costs associated with publishing the printed yellow page directories. YPtel's principal raw material is paper, which YPtel purchases either through a broker or directly from its printer. YPtel does not purchase paper directly from the paper mills. Certain commodity grades of paper, including the directory-grade paper YPtel uses, have shown considerable price volatility since 1989. For example, paper prices rose sharply in 1995, from approximately $530 per ton on January 1, 1995 to approximately $930 per cwt on December 31, 1995, an increase of 75%, and then fell by 14% to $800 per ton at December 31, 1996. Paper prices continued to decrease in 1997, with most of YPtel's purchases being between $700 per ton to $750 per ton. In 1998, prices dropped further, with most YPtel purchases being in the range of $640 per ton to $730 per ton. Prices to date in 1999 have been primarily in the range of $680 per ton to $700 per ton. YPtel does not enter into forward purchase contracts to hedge its exposure to changes in the price of paper. A 10% increase in directory-grade paper would result in an increase of approximately $361,500 in YPtel's raw material costs, based upon the amount of paper YPtel purchased during the year ended October 31, 1999.

    YPtel's sales, expenditures, debt servicing and capital purchasing are transacted in U.S. dollars, with an insignificant portion of expenses being transacted in Canadian dollars. Accordingly, YPtel is not significantly exposed to foreign currency risk.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF WEB YP

    The following tables present selected historical financial information for Web YP which should be read in conjunction with the historical financial statements, and the related notes thereto, of Web YP, Web YP Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial data included elsewhere in this prospectus. Web YP was founded as an operating company in January 1998. The selected historical financial data of Web YP for the years ended December 31, 1999 and 1998 have been derived from its audited financial statements included elsewhere in this prospectus. See "Web YP Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements."

                                  WEB YP, INC.
                                 (IN THOUSANDS)

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Statement of Operations Data:
  Revenues..................................................  $   851    $   384
  Operating costs:
    Selling and Internet expenses...........................    3,857        753
    General and administrative expenses.....................    1,271      1,232
    Depreciation and amortization...........................       98         51
                                                              -------    -------
    Loss from operations....................................   (4,375)    (1,652)
  Other income (expense):
    Interest expense........................................     (143)        --
                                                              -------    -------
  Loss before income taxes..................................   (4,518)    (1,652)
  Income tax expense (benefit)..............................       --         --
                                                              -------    -------
  Net loss..................................................  $(4,518)   $(1,652)
                                                              =======    =======

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Balance Sheet Data:
  Current assets............................................  $   905    $   307
  Working capital...........................................   (3,595)      (176)
  Total assets..............................................    1,097        344
  Notes payable to shareholders.............................    3,653         --
  Stockholders' equity (deficit)............................   (3,403)      (139)

                  WEB YP MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    Revenue increased $467,000, or 122%, to $851,000 in 1999 from $384,000 in
1998. The increase is the result of the addition of new resellers to the sales channel and increased penetration of sales to customers from existing resellers since the first nine months of operations.

    Selling and Internet expenses increased as a percentage of revenues to 453% for the year ended December 31, 1999 from 196% in 1998. The increased percentage is primarily due to increased advertising expense, development costs to improve functionality of the website and costs associated with a new portal agreement.

    General and administrative expenses decreased as a percentage of revenues to 149% during the year ended December 31, 1999 from 321% in 1998. The decreased percentage is primarily due to decreases in costs typically incurred by start-up companies, such as advertising and promotion, legal fees, office supplies, trade shows and conventions, and travel and entertainment.

    Web YP's net loss increased 173% to $4,518,000 during the year ended December 31, 1999 from $1,652,000 in 1998.

LIQUIDITY AND CAPITAL RESOURCES

    Web YP's primary funding requirements are to finance operating losses, working capital and the continued growth of the business. This includes primarily the development of strategic alliances with internet related companies. Web YP's primary source of liquidity is capital contributions from its stockholders. During the year ended December 31, 1999 and 1998, the Web YP stockholders contributed $1,254,000 and $1,388,000 of additional capital.

    Net cash used by operations during the year ended December 31, 1999 was $5,001,000. This amount is primarily made up of cash used to fund net losses.

DISCLOSURES ABOUT MARKET RISK

    Web YP is exposed to minimal market risks based on its business and use of financial instruments. Web YP does not hold or issue any financial instruments for trading, hedging or speculative purposes. Financial instruments held for other than trading purposes do not impose a material market risk. Web YP may be exposed to interest rate risk, as additional financing is periodically needed due to the operating losses and capital expenditures associated with establishing and expanding Web YP's business. The interest rate that Web YP will be able to obtain on debt financing will depend on market conditions at that time.

             SELECTED HISTORICAL FINANCIAL INFORMATION OF BIG STUFF

    The following tables present selected historical financial information for Big Stuff which should be read in conjunction with the historical financial statements, and the related notes thereto, of Big Stuff, Big Stuff Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial data included elsewhere in this prospectus. The selected historical financial data of Big Stuff for each of the three fiscal years in the period ended December 31, 1999, have been derived from its unaudited financial statements included elsewhere in this prospectus. All historical and pro forma financial statements of Big Stuff contained in this prospectus have been prepared and restated by WorldPages based on information supplied by Big Stuff. The information supplied by Big Stuff did not conform to generally accepted accounting principles. See "Big Stuff Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements."

                                BIG STUFF, INC.
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Statement of Operations Data:
  Revenues..................................................   $  862     $1,648     $2,526
  Operating costs:
    Cost of services........................................      833      1,049      1,857
    Selling, general and administrative expenses............      432        257        609
    Depreciation and amortization...........................      206        301        149
                                                               ------     ------     ------
    Income (loss) from operations...........................     (609)        41        (89)
  Other income (expense):
    Interest expense........................................      (90)       (60)        --
                                                               ------     ------     ------
  Income (loss) before income taxes.........................     (699)       (19)       (89)
  Income tax expense........................................       --         --         --
                                                               ------     ------     ------
      Net income (loss).....................................   $ (699)    $  (19)    $  (89)
                                                               ======     ======     ======

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Balance Sheet Data:
  Current assets............................................  $   399      $277      $  747
  Working capital...........................................   (1,899)      202         722
  Total assets..............................................    1,085       815       1,621
  Short-term borrowings.....................................      337        43          --
  Notes due to shareholders.................................    1,900        --          --
  Stockholders' equity......................................   (1,213)      740       1,597

                 BIG STUFF MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    Revenue decreased $786,000, or 47.7%, to $862,000 in 1999 from $1,648,000 in
1998. The decrease is primarily due to a shift in business focus from ad layout, design and colorization services to the development of internet related services, including website design.

    Cost of services increased as a percentage of revenues to 96.6% during 1999 from 63.7% during 1998. The increased percentage is primarily due to an increase in direct labor costs resulting from the addition of staff with Internet expertise. The cost of direct materials decreased in relation to revenues. More competitive pricing of ad-related services has also contributed to the increase.

    General and administrative expenses increased as a percentage of revenues to 50.1% during 1999 from 15.6% during 1998. The increase in the expense rate is primarily due to additional travel and entertainment costs necessary to promote Internet related services.

    Big Stuff's net loss increased to $699,000 in 1999 from $19,000 in 1998. As a percentage of revenues, net loss increased to 81.1% in 1999 from 1.2% in 1998.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    Revenue decreased $878,000, or 34.8%, to $1,648,000 in 1998 from $2,526,000 in 1997. The decrease is primarily due to a shift in business focus from ad layout, design and colorization services to the development of Internet related services, including website design as well as speculative advertising artwork design services for independent yellow pages publishers. Also, demand has decreased for colorization services as improvements in technology have allowed some customers to perform the same functions internally without significant investment.

    Cost of services decreased as a percentage of revenues to 63.7% during 1998 from 73.5% during 1997. The decreased percentage is primarily due to a decrease in direct labor costs resulting from staff reductions in anticipation of Big Stuff's shift in business focus to Internet related services. The cost of direct materials decreased in relation to revenues.

    General and administrative expenses decreased as a percentage of revenues to 15.6% during 1998 from 24.1% during 1997. The decreased percentage is due primarily to decreases in costs associated with the development of Big Stuff's ad-related services such as training, advertising and promotion, and travel and lodging, resulting from Big Stuff's decision to shift its focus to Internet related activities.

    Big Stuff's net loss decreased to $19,000 in 1998 from $89,000 in 1997. As a percentage of revenues, net loss decreased to 1.2% in 1998 from 3.5% in 1997.

    YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    Revenue increased $215,000, or 9.3%, to $2,526,000 in 1997 from $2,311,000 in 1996. The increase is primarily due to an increased customer base. Also, Big Stuff increased revenue by providing additional services, such as speculative advertising artwork design, to existing customers and other independent yellow pages publishers.

    Cost of services increased as a percentage of revenues to 73.5% during 1998 from 49.3% during 1997. The increased percentage is primarily due to an increase in direct labor costs resulting from the addition of staff necessary to service a growing customer base and to provide additional services to existing customers.

    General and administrative expenses increased as a percentage of revenues to 24.1% during 1997 from 8.2% during 1996. The increased percentage is due primarily to increases in costs associated with the development of Big Stuff's ad-related services such as training, advertising and promotion, and travel and lodging, resulting from Big Stuff's increased customer base and new services.

    Big Stuff's net loss was $89,000 in 1997 compared to net income of $860,000 in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Big Stuff's primary funding requirements are to finance working capital and capital expenditures for website design equipment. Its sources of liquidity are cash from operations and capital contributions or loans from stockholders. At December 31, 1999, working capital was $(1,899,000).

    Net cash used by operating activities in 1999 was $247,000. Net cash used in investing activities in 1999 was $354,000, principally for purchases of equipment. Net cash provided by financing activities in 1999 was $716,000, representing $1,970,000 of borrowings offset by $1,254,000 of distributions to stockholders.

    Net cash provided by operating activities in 1998 was $700,000. Net cash used in financing activities in 1998 was $795,000, representing $393,000 of capital contributions from stockholders offset by $1,188,000 of distributions to stockholders.

DISCLOSURES ABOUT MARKET RISK

    Big Stuff is exposed to minimal market risks based on its business and use of financial instruments. Big Stuff does not hold or issue any financial instruments for trading, hedging or speculative purposes. Financial instruments held for other than trading purposes do not impose a material market risk. Big Stuff may be exposed to interest rate risk, as additional financing is periodically needed due to the operating losses and capital expenditures associated with establishing and expanding Big Stuff's business. The interest rate that Big Stuff will be able to obtain on debt financing will depend on market conditions at that time.

                                    BUSINESS

    WorldPages, through its subsidiaries, publishes and distributes yellow page directories, designs and produces websites for yellow and white page publishers and operates a website designed to bring buyers and sellers together to transact business and related interests. WorldPages operates through its subsidiaries, Great Western, YPtel, Web YP and Big Stuff.

GREAT WESTERN

    Great Western is one of the ten largest independent yellow pages publishers in the United States. It publishes and distributes approximately 3.8 million yellow pages directories annually in 23 markets in Texas, Oklahoma and California. Great Western, founded in 1984 and headquartered in Amarillo, Texas, entered the Austin, Texas market in 1999. Great Western's revenues are derived from advertising space sold in its directories which are produced and distributed annually in each market. Great Western's annual revenues have increased from $29.4 million in 1995 to $50.0 million in 1999. Great Western has historically increased revenues by increasing the number and size of advertisements in recurring directories and by introducing new directories in new markets. Great Western has targeted new directories and markets that are contiguous to its existing markets in order to utilize its established sales infrastructure and Great Western Directories' brand name recognition. Great Western also markets WorldPages, a yellow pages Internet directory website service operated by Web YP, to its yellow pages customers in its target markets. Great Western has found that this service provides an opportunity not only to provide customers with web page design and support, but also to expand into web based advertising and electronic commerce. Great Western will also consider growth through acquisitions of other independent yellow pages publishers that fit into its strategic plans. Great Western sells advertising to approximately 52,000 customers in its directories.

    When Great Western expands into a new market, it typically seeks to attract targeted customers by producing and publishing a complete directory in which it gives away advertising space to customers which is referred to as a prototype directory. After the advertisers have had an opportunity to experience the reception of the new directory and the response to their advertisements in the marketplace, Great Western will sell the advertising in the second and subsequent years. Because of this strategy, it may have substantial expenses relating to its first directory in a new market with no corresponding revenues. In 1999, Great Western incurred net costs of $3.1 million related to the prototype directory in the Austin, Texas market. WorldPages believes that this strategy improves the success of launching a new directory and builds stronger customer relationships and customer loyalty than it could otherwise achieve by selling the advertising for a new directory.

    At December 31, 1999, Great Western had 345 employees, of which 192 were in the sales function. None of the employees belong to a union, and management believes that its relations with its employees is good.

    Great Western owns one office building in Amarillo, Texas. WorldPages leases its corporate headquarters in St. Louis, Missouri. WorldPages and Great Western lease various sales offices throughout Great Western's geographic territory.

YPTEL

    YPtel, through Pacific Coast Publishing, Ltd., a wholly-owned subsidiary of YPtel, Inc., which is a wholly-owned subsidiary of YPtel, produces 17 directories in four states under its "Regional Telephone Directory" brand. It is a leading independent publisher in Washington, Oregon, Utah and Arizona. YPtel's revenues are derived from the sale of advertising to over 30,000 small to medium size local businesses.

    Pacific Coast Publishing, Inc., which operated this business prior to its acquisition by YPtel on November 1, 1998, was established in 1984. Pacific Coast Publishing, Inc.'s first independent yellow pages directory was published in 1985 in the Tacoma-Pierce County, Washington market and was a consolidated directory for a market area with similar buying patterns which had been served by two separate utility directories. Pacific Coast Publishing, Inc. initially expanded its business within Washington and subsequently introduced directories in Utah, Oregon and Arizona. In general, YPtel has continued the strategy initiated by Pacific Coast Publishing, Inc. That strategy is to enter markets being serviced by one telephone utility with little or no competition from independent yellow pages publishers. YPtel then scopes the market differently than the local telephone utility by providing one directory for areas that would be covered by multiple telephone utility directories, offers advertising at significantly lower prices to local businesses and offers features not included in the telephone utility's directory, including color maps, coupons, neighborhood and community guides, emergency listings and government listings. For example, in the Salt Lake City market, YPtel produces one directory that provides the same market coverage as four directories distributed by the local telephone service provider, U S West Corporation. YPtel includes white pages listings for local businesses and residences in its directories.

    In 1998, YPtel produced 16 regional directories generating revenues of $33.0 million with a total circulation of more than 2.4 million, as well as four since-discontinued community directories in Salt Lake City, Utah, which had generated 1998 revenues of $0.2 million. Of YPtel's 16 regional directories, nine were in Washington, three were in Oregon, three were in Utah and one was in Arizona. YPtel distributed its first directory in the Portland, Oregon market in May 1999 with a circulation of approximately 400,000. YPtel has recently commenced canvassing the Seattle, Washington market and plans to distribute its first directory in that market with an anticipated circulation of approximately 750,000 in 2000.

    Yellow pages marketing is a direct sales business which requires both servicing of existing accounts and developing new customers. Repeat customers comprise YPtel's core account base and a number of these customers have advertised in YPtel's directories for many years. On average, since 1988, accounts representing 82.7% of the prior year's local advertising revenues have renewed their advertising program in the current edition of each directory. YPtel employs two regional sales managers who, together with specific book managers, are responsible for supervising the activities of YPtel's account executives. Account executives generate all of YPtel's revenues and are responsible for servicing existing advertising accounts and developing new accounts within their assigned areas. Revenue is primarily derived from local and regional advertisers. A smaller amount of revenue is derived from national accounts.

    The following table outlines certain sales and marketing statistics relating to YPtel:

                                                      1999        1998        1997        1996
                                                    ---------   ---------   ---------   ---------
Number of Accounts................................     31,852      29,065      26,210      25,095
Circulation.......................................  2,886,000   2,400,000   2,216,000   2,005,000

    YPtel enjoys copyright protection with respect to the compilation of each of its directories. This copyright protection is registered when the directories are produced. In addition, YPtel has registered trademark protection for "The Only Book" in the United States and is in the process of registering trademark protection for YPtel Corporation and the respective logo in the United States and Canada. YPtel has registered the trade name "Regional Telephone Directory" in the jurisdictions in which it operates. YPtel has also registered a number of Internet domain names including: yptel.com, yptel.net, and yptel.org.

    YPtel's day-to-day operations, including all order processing, art production, credit and collections and management training functions, are conducted at its 16,700 square foot leased facility in Tacoma,

Washington. In addition to its corporate head office in Toronto, Ontario and its Tacoma facility, YPtel operates 16 leased satellite sales offices throughout Washington, Oregon, Utah and Arizona.

    YPtel's production facilities currently produce 17 regional directories. Management estimates that the facilities can increase production volume by two to three times by adding additional shifts to the existing facilities. YPtel contracts with third party vendors to print its directory and to distribute directories to each business and residence in its market.

    EMPLOYEES AND LABOR RELATIONS

    As of December 31, 1999, YPtel had 373 employees, of which 191 are involved in the sales function as account executives. In June 1998, union certification was granted to sales personnel at three of YPtel's offices in Washington. YPtel is currently negotiating a collective bargaining agreement with the Communication Workers of America for these employees. Management believes that relations with YPtel's employees are good.

    COMPETITION

    YPtel competes largely with telephone utilities and, to a lesser extent, other independent yellow pages publishers. YPtel's largest competitors in its markets are US West and GTE Corporation. There are no significant independent publishers in YPtel's current markets.

    Competitive local exchange carriers are telecommunications companies that compete with local telephone utilities. Some competitive local exchange carriers compete with YPtel by partnering with or acquiring independent publishers to allow their existing sales force to market a more complete complement of telecommunication services and to create or strengthen their brand name. One such carrier, McLeod USA Publishing Company, has recently acquired independent publishers within its service areas. YPtel believes that as competition to provide local telephone service in the United States matures, the presence of competitive local exchange carriers in the yellow pages directory business will increase.

WEB YP AND BIG STUFF

    Big Stuff designs and produces websites, which are marketed to Web YP's network of yellow and white pages publishers. The websites are subsequently hosted by Web YP. Web YP then features the customer in the WorldPages.com directory and promotes the websites to many of the major search engines.

    The mission of Web YP is to facilitate transactions between buyers and sellers worldwide by establishing a premier Internet, print and telephony-based yellow pages. To accomplish this objective, Web YP has established WorldPages.com, a website intended to bring buyers and sellers together to transact business. WorldPages.com intends to capitalize on the competitive advantage of having its dedicated sales agents assisting their advertisers' move into e-commerce and related web-hosted products.

    Web YP, through its Worldpages.com website, hosts and promotes branded websites and an on-line internet directory search engine for consumers and business users. The WorldPages.com on-line search engine has the white and yellow pages directory content at its core. Users can search for basic name, address and telephone numbers for U.S. and Canadian white and yellow pages listings, plus related content such as location mapping and driving directions. The website also includes weather forecasts, directories of toll free numbers, e-mail address directories, international directories, government information directories and related yellow pages guidelines for categories including restaurants, computers, attorneys, entertainment, travel and automotive. The website also contains links to sites containing news, stock quotes, auctions and newspaper style classified advertisements. PC MAGAZINE named WorldPages.com one of the top 100 websites in January 1999. Web YP also hosts more than 125,000 websites. Web YP also has established a series of partnerships with independent yellow pages publishers to re-sell advertising services to small and medium-sized businesses.

    Web YP provides Internet advertising products and website hosting services to small businesses and national advertisers. Web YP's services include domain name registration and assisting its customers with branding their products and services.

    Big Stuff creates custom business websites for advertisers, including graphics, animations, sound, video, web-based catalogues and brochures, and electronic commerce capabilities. Big Stuff designed and built the website for the Association of Directory Publishers which includes most independent print yellow and white pages directory publishers in the United States. Big Stuff produces websites for professional sports teams and for several chambers of commerce. Earlier in 1999, the website produced by Big Stuff for the Amarillo Rattlers of the World Professional Hockey League was recently named the best hockey website by on-line hockey magazine IN THE CREASE.

    Big Stuff also services traditional print yellow pages publishers through its pre-press operations including coloring of print ads and designing full color speculative advertisements for sales canvasses.

    WorldPages' primary sales channel is through relationships with independent print yellow pages publishers. The indirect sales force strategy leverages an established sales force from these reseller publishers. Yellow pages publishers have a proven ability to sell and have broader advertiser category coverage and advertiser penetration compared with alternative sales channels such as newspapers or magazines. Web YP has developed an extensive network of resellers who publish directories that are distributed to homes and businesses.

    STRATEGIC RELATIONSHIPS

    In June 1999, Web YP entered into an agreement with Excite, Inc., a wholly-owned subsidiary of At Home Corporation, to provide yellow pages directories to Excite's users and for Web YP to maintain a co-branded website. Excite's position as one of the leading internet search engines has increased the amount of traffic on the WorldPages.com website. WorldPages' contract with Excite expires by its terms in the near future. WorldPages is negotiating with Excite regarding the contract and is hopeful that it will reach an agreement with Excite to renew the contract.

    In April 1999, Web YP announced a strategic alliance with Microsoft Corporation designed to integrate the WorldPages.com directory into the Microsoft Internet Explorer search capabilities. The directory is intended to enable users of Microsoft Internet Explorer version 5.0, as well as older versions 3.0 and 4.0, to access WorldPages.com to search for business, people and government listings throughout the U.S. and around the world by clicking on "yellow pages." The user is then able to choose WorldPages.com from among other sites. The Microsoft alliance is not exclusive but allows users of Microsoft Internet Explorer to have convenient access to the WorldPages.com website to conduct searches.

    Web YP and Big Stuff have expanded the WorldPages.com brand through these strategic relationships, as well as some content and distribution deals that have increased traffic to the website and provided WorldPages.com users a broader range of content and services. Specifically, through an agreement with Net2Phone, a user can place a telephone call over the Internet to any listed phone number found in the Worldpages.com directory from their computer after downloading Net2Phone's enabling software. No additional hardware is required.

    Also in April 1999, Web YP became a member of SignalSoft's local.info-TM-Content Alliance. This marked Web YP's entry into the wireless communications arena. The content provider program combines SignalSoft's location-based software with a range of localized information provided by the numerous alliance members. These pre-packaged services allow cellular and PCS network operators to provide a variety of local information services to their subscribers. It is intended that as part of the Content Alliance, Web YP's will be able to offer wireless subscribers access to an abundance of white and yellow pages listings, e-mail addresses, maps, weather and news locally, regionally, nationally and internationally.

    Web YP and Big Stuff do not receive any revenues through these strategic relationships; rather, these relationships are intended to build the WorldPages.com brand and increase traffic to the website by linking the website to high profile business partners like Microsoft, Excite and Net2Phone.

    ASSET PURCHASE AND LICENSE AGREEMENT BETWEEN WEB YP AND WORLD PAGES, INC.

    Web YP, as assignee of Fredrick Klein, is party to an Asset Purchase and License Agreement dated as of September 19, 1997 with World Pages, Inc. ("WPI") pursuant to which Web YP purchased certain tangible personal property, contracts, the domain name "www.worldpages.com" and the seller's common law rights to the trademarks "WorldPages," "Find the World Here!," and related logos and marks. Pursuant to this agreement, Web YP licenses from WPI, under an irrevocable, non-exclusive, perpetual, worldwide, fully-paid and royalty-free license, the directory site software originally used for the development, operation and maintenance of the WorldPages.com website. Web YP also licenses graphical site elements of the website from WPI, on an exclusive basis, even as to WPI. Web YP has all right, title and interest to all modifications and derivative works it creates. Pursuant to this agreement, Web YP licenses back to WPI the "buyer improvements," which means any enhancements, improvements, error corrections or derivative works based upon or made using the directory site software that were created by or for Web YP within one year of the closing date, i.e., on or before September 18, 1998. WPI has all right, title and interest in all modifications and derivative works it creates from the buyer improvements.

    In September 1999, WPI requested a copy of the buyer improvements from Web YP. Web YP has complied with this request. Web YP is not required to license to WPI the derivatives and modifications of the directory site software developed by Web YP after the one-year anniversary of the closing date, i.e. after September 18, 1998. The directory site software used to develop, operate and maintain the WorldPages.com website as it exists today was primarily developed by Web YP after September 18, 1998. WPI has offered to sell Web YP the software that Web YP currently licenses from WPI, and Web YP has declined. WPI has indicated that it may seek to sell this software to a third party, including competitors of Web YP.

    Pursuant to the WPI agreement, Web YP acquired the seller's common law rights to the trademark, WorldPages. Prior to the date of this agreement, the seller had applied for registration of the trademark, WorldPages, with the U.S. Patent and Trademark Office. Its application was rejected. In April 1999, Web YP applied for registration of the service mark WorldPages with the U.S. Patent and Trademark Office. On October 4, 1999 Web YP received notice of an office action dated September 30, 1999 from the U.S. Patent and Trademark Office stating that, while the examining attorney has found no similar registered mark which would bar registration, Web YP's application might be barred because there is a pending, previously filed application for a similar mark. Web YP has subsequently discovered that the cited pending application has been abandoned and has requested that the U.S. Patent and Trademark Office pass Web YP's application to publication. There can be no assurance, however, that Web YP will be issued the registration for the WorldPages mark. Web YP has recently applied for registration of the WorldPages mark in Canada and the European Community.

    As part of the WPI transaction, Web YP issued WPI a warrant to purchase 7.5% of the common stock of Web YP, calculated on a fully diluted basis, for an exercise price of $1,000. The warrant became exercisable as a result of the acquisition of Web YP by WorldPages. Prior to the acquisition WPI expressed to Web YP and Big Stuff its dissatisfaction with the terms of the acquisitions of Web YP and Big Stuff by WorldPages. WPI has asserted that Mr. O'Neal's interests as an executive officer, director and shareholder of WorldPages conflict with his interests with respect to Web YP and Big Stuff, to the detriment of the rights of WPI as the holder of a warrant to purchase common stock of Web YP. Web YP and Big Stuff informed WPI of their belief that this transaction was in the best interests of all parties, including the stockholders, warrant holders and optionees of Web YP, and that Messrs. O'Neal and Reid fulfilled all duties they may have owned to Web YP and its stockholders, warrant holders and optionees. WPI has stated that it might take unspecified action with respect to these transactions, but, to the knowledge of Web YP, Big Stuff Messrs. O'Neal and Reid and WorldPages, it has not done so as of the date of this prospectus.

    FACILITIES

    Web YP is headquartered in San Francisco, California and conducts the front-end executive functions associated with internet directory sales, promotions and strategic relationships.

    Big Stuff is headquartered in Amarillo, Texas and supports the WorldPages.com print and online directories, and conducts the back-end functions associated with the operation of the WorldPages.com website including all aspects of website design and production.

    EMPLOYEES AND LABOR RELATIONS

    As of December 31, 1999, Web YP had 17 employees and Big Stuff had 31 employees. Of these, a combined total of 17 are involved in sales and marketing, executive and administrative functions, and 31 are involved in website design and production. None of Web YP's or Big Stuff's employees is represented by a union. Management of each company believes that relations with their respective employees are good.

DISCONTINUED BUSINESSES OF WORLDPAGES AND DISPOSAL OF TELECOMMUNICATIONS
  OPERATIONS

    WorldPages completed its initial public offering in February 1998, at which time it acquired eight telecommunications service providers and a yellow pages publisher. WorldPages established a regional competitive local exchange carrier that provided integrated communications services to business and residential customers located in the Midwestern region of the United States. WorldPages' integrated communications services included local, long distance, Internet access, cellular and enhanced voice and data services. WorldPages' telecommunications operations focused primarily on small and medium size businesses in Kansas, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota and Texas. As of December 31, 1998, WorldPages had over 125,000 local access lines in service and provided integrated communications services to over 60,000 customers.

    Prior to the sale of its telecommunications services operations on November 19, 1999, WorldPages owned and operated telecommunications networks that included six digital switches in Kansas, Oklahoma, South Dakota and Texas. WorldPages' local exchange network architecture was designed to allow it or any purchaser of WorldPages' telecommunications operations, to provide services to customers within a targeted 350-mile radius of each switch location. WorldPages selected a number of central office locations of the incumbent local exchange carriers for interconnection with its local exchange switches through physical collocation of its transmission electronics in the ILEC central offices and at WorldPages' own interconnection locations, or points of presence. In areas in which WorldPages' telecommunications operations did not have network equipment, its telecommunications operations resold the communications services of providers such as Southwestern Bell Telephone Company, U S West Communications, Inc. and others.

    Before restatement to reflect its telecommunications segment as discontinued operations, WorldPages had pro forma revenues of $114.2 million and pro forma earnings before interest, taxes, depreciation, amortization and stock-based compensation of $.4 million for the year ended December 31, 1998. WorldPages' telecommunications operations were operated primarily through four subsidiaries. In addition, WorldPages employed assets in the telecommunications business that it held directly.

    WorldPages was required to abandon its plans when WorldPages found itself unable to access the private equity or debt markets to fund its telecommunications operating losses, working capital requirements and the construction of its local switching network, a key component of its strategic business plan. In April 1999, after considering the alternatives available to it, WorldPages embarked on its strategy to reengineer itself into a yellow pages publisher and Internet directory company and to divest itself of its telecommunications operations.

    In connection with the acquisitions and the sale of WorldPages' telecommunications operations, certain officers, employee directors and management of WorldPages have received various severance payments and incentive compensation. The amount and timing of these payments were subject to the persons achieving certain performance objectives and remaining in their employment capacities for a specified time period. These compensation arrangements were established to retain key individuals to ensure satisfactory execution of the proposed acquisitions, the sale of the telecommunications operations and their related transitions. Additionally, 35 other key managers and key employees of WorldPages were granted retention packages in order to ensure that adequate human resources remained available until such time that the telecommunications operations were transitioned to Ionex Telecommunications. Under the retention program, each individual received additional compensation equivalent to their existing base salaries and wages for each day worked from the commencement of the retention program in May 1999 through the date of their release, provided that the individual performs their assigned responsibilities through that date. The aggregate amount of these severance payments was approximately $1.9 million. WorldPages is also contractually obligated to pay $400,000 to Mr. Cragg and $370,000 to Mr. Zimmer pursuant to their employment agreements. In addition, WorldPages paid $133,407 to Mr. Feist and $319,217 to Mr. Thurman pursuant to their employment agreements as severance payments.

LEGAL PROCEEDINGS

    DISPUTE WITH MCI WORLDCOM

    In August 1996, one of WorldPages' subsidiaries, Valu-Line entered into a written agreement with MCI Communications Corporation under which, for a fee, MCI would provide access to Valu-Line so that Valu-Line could provide services as a long distance carrier. After execution of the written agreement, service failures by MCI occurred. To address the service failures and MCI relocation of circuits serving Valu-Line, representatives of Valu-Line and MCI agreed upon a reduced fee structure and revised network architecture in order to provide restitution to Valu-Line and to address the service quality issues. The resulting agreement reflecting the reduced fee structure was never set forth in writing.

    Both before and after WorldPages acquired Valu-Line, the payments made under the Valu-Line contract with MCI were in accordance with the modified agreement. In April-May 1999, after the acquisition of MCI by WorldCom, Inc., MCI WorldCom, Inc., as the owner of the successor-in-interest to MCI, took the position that WorldPages owed $2.9 million in delinquent amounts under the original written contract, ignoring the modification to the contract between the parties. MCI WorldCom has not taken any legal action against WorldPages or Valu-Line. If this matter is not resolved through discussions, management's response to this claim is to actively pursue WorldPages' rights and defenses in arbitration.

    LORETTA R. CROSS, CHAPTER 7 TRUSTEE FOR TOTAL NATIONAL TELECOMMUNICATIONS,
     INC. V. LOU ZANT & TELECOM RESOURCES, INC.

    Loretta R. Cross, Chapter 7 Trustee for Total National Telecommunications, Inc., filed an Adversary Proceeding July 15, 1999 against Lou Zant and Telecom Resources, Inc., in the United States Bankruptcy Court for the Southern District of Texas. Telecom Resources is a wholly-owned subsidiary of WorldPages and is one of the telecommunications operations to be sold to Ionex Telecommunications. See "Sale of WorldPages' Telecommunications Operations to Ionex Telecommunications." The trustee's complaint seeks recovery of $2.6 million from Telecom Resources as a fraudulent conveyance under the Bankruptcy Code. The complaint is based on an October 1, 1996 stock purchase agreement in which Total World Telecommunications, Inc., the parent of Total National Telecommunications, agreed to purchase all the stock of NETTouch Communications, Inc., from Telecom Resources and Mr. Zant. The trustee's complaint alleges that Total National Telecommunications provided the funds to Total World Telecommunications to complete and close the stock purchase and that Total National Communications never received any consideration for its funds. Telecom Resources intends to vigorously defend the action.

    As a telecommunications services provider, WorldPages and the subsidiaries through which WorldPages offered telecommunications services were subject to claims and lawsuits arising in the ordinary course of business and typical of businesses operating in the telecommunications services industry. According to the terms of the stock purchase agreement, as amended, between WorldPages and Ionex Telecommunications, WorldPages has agreed to remain liable and to indemnify Ionex Telecommunications for any losses, costs, and expenses arising out of any of these claims or lawsuits which WorldPages either knew or should have known existed prior to the closing of the sale of the telecommunications subsidiaries. WorldPages is presently defending, investigating and resolving several claims and lawsuits. WorldPages believes that its liability, if any, under these claims and lawsuits, in the aggregate, is not material. For additional information regarding the stock purchase agreement and the sale of the telecommunications operations, see the section of this prospectus entitled "Sale of WorldPages' Telecommunications Operations to Ionex Telecommunications."

    In addition, as is the case with many companies, WorldPages faces exposure to actual or potential claims and lawsuits involving its business and assets. WorldPages is currently party to a number of lawsuits consisting of ordinary, routine litigation incidental to the business of WorldPages. WorldPages believes that any liabilities resulting from such claims should not have a material adverse effect on WorldPages' financial position, liquidity or results of operations.

                            MANAGEMENT OF WORLDPAGES

    The directors and executive officers of WorldPages, their ages, positions with WorldPages and their business experience as of the closing of the acquisitions of YPtel, Web YP and Big Stuff in February 2000 are set forth below.

NAME                            AGE         POSITION WITH WORLDPAGES AND PRIOR BUSINESS EXPERIENCE
----                            ---         ------------------------------------------------------
George Anderson                  61      Director of WorldPages beginning February 2000; term expires at annual meeting of stockholders in 2000. Director of YPtel since November 1998; Managing director of Country Club Stock
                                         LLC, a gold products promotion company, since 1995; prior
                                         thereto, Mr. Anderson held various position with the NYNEX
                                         Information Resources Co. since 1965, most recently as Vice
                                         President of Sales and President of National Marketing
                                         Services.

Rod K. Cutsinger                 56      Founder of WorldPages; Director of WorldPages since
                                         November 1998 and from its inception in September 1997
                                         until May 1998; term expires at the annual meeting of
                                         stockholders in 2000. Chairman of the Board of Directors.
                                         Equity interest owner of CPFF and Consolidation Partners.
                                         Since 1970, Mr. Cutsinger has been an investor in other
                                         business.

Robert Flynn                     66      Director of WorldPages beginning February 2000; term expires at the annual meeting of stockholders in 2001. Director of
                                         YPtel since November 1998. Retired. From 1996 to 1997,
                                         Senior Advisor for CSC Index, a management consulting firm.
                                         From June 1990 to December 1995, Chairman and Chief
                                         Executive Officer of Nutrasweet Company. Director of
                                         Northwestern University; STANTEC and Applied
                                         Microbiology, Inc.

Wilmot Matthews                  63      Director of WorldPages beginning Febuary 2000; term expires at the annual meeting of stockholders in 2002. Chairman of the Board of YPtel since November 1998. President of Marjad
                                         Inc., a personal investment company. Director of Renaissance
                                         Energy Ltd., Denbury Resources Inc. and Vice Chairman of the
                                         Board of Nesbitt Burns Inc. from 1994 until 1996

David M. Mitchell                51      Director of WorldPages beginning February 1998; term expires at the annual meeting of stockholders in 2001. Investor in telephone businesses since 1982 when he founded National
                                         Telephone Exchange which he sold, along with two other
                                         telephone companies, to U.S. Long Distance in 1991. Former co-owner of Valu-Line of Longview, Inc., one of WorldPages'
                                         telecommunications subsidiaries, until it was acquired by
                                         WorldPages in February 1998.

Richard O'Neal                   58      Chairman and Chief Executive Officer of WorldPages beginning
                                         November 9, 1998; term expires at the annual meeting of
                                         stockholders in 2002 and director and President -- Directory
                                         Services Group of WorldPages, since February 18, 1998;
                                         founder of Great Western Directories in 1984 and which was sold to WorldPages in 1998.

NAME                            AGE         POSITION WITH WORLDPAGES AND PRIOR BUSINESS EXPERIENCE
----                            ---         ------------------------------------------------------
Michael A. Pruss                 34      Chief Financial Officer and Secretary of WorldPages since
                                         October 1, 1999; Vice President of Advanced since
                                         April 1998 and Controller of Advanced from April 1998 to
                                         September 30, 1999. Corporate Controller for Falcon
                                         Products, Inc. from January 1996 to April 1998. Various
                                         position with Argosy Gaming Company from April 1993 to
                                         January 1996, and most recently as Director of Financial
                                         Reporting. Auditor with Arthur Andersen LLP from July 1987 to April 1993.

RESTRUCTURING OF WORLDPAGES BOARD OF DIRECTORS AND APPOINTMENT OF DIRECTORS

    Under the Amended and Restated YPtel Agreement, the Amended and Restated Web YP, Inc. Agreement and the Amended and Restated Big Stuff, Inc. Agreement, the parties agreed to restructure the board of directors of WorldPages immediately following the closing of the acquisitions of YPtel, Web YP and Big Stuff. More specifically, the agreements provided that three directors were to be chosen by the board of directors of WorldPages prior to the acquisitions of YPtel, Web YP and Big Stuff and three directors were to be chosen by Imperial Capital Limited, a Canadian company that acted as custodian for certain of the YPtel shareholders. When two experienced internet executives are identified, the reconstituted WorldPages board would increase the size of the board and appoint these two individuals to the WorldPages board.

    The Restated Certificate of Incorporation of WorldPages provides for a classified board divided into three classes whose terms expire at different times. Therefore, the agreements provided for the following.

    - one director to be chosen by WorldPages and one director to be chosen by Imperial Capital would serve for three year terms

    - one director to be chosen by WorldPages and one director to be chosen by Imperial Capital would serve for two year terms

    - one director to be chosen by WorldPages and one director to be chosen by Imperial Capital would serve for a one year term.

    The agreements further provided that the directors to be designated by the WorldPages board prior to the acquisitions would be Rod K. Cutsinger, David M. Mitchell and Richard O'Neal and the directors to be chosen by Imperial Capital would be George Andrews, Wilmot Matthews and Robert Flynn.

    Prior to the closing of the acquisition of YPtel, Web YP and WorldPages, the members of the Worldpages board except for Messrs. Cutsinger, Mitchell and O'Neal, resigned from the WorldPages board contingent upon the closings occurring. This board appointed Messrs. Anderson, Flynn and Matthews as replacements to serve out the remainder of the terms of the directors they were replacing. Immediately after closing, the aforementioned resignations became effective as did the appointment of the replacements for the resigned directors.

    The classes of the current WorldPages board and the members serving in those classes are set forth below.


Term Expiring at the Annual Meeting    Rod K. Cutsinger
  of
Stockholders in 2000                   George Anderson

Term Expiring at the Annual Meeting    David M. Mitchell
  of
Stockholders in 2001                   Robert Flynn

Term Expiring at the Annual Meeting    Richard O'Neal
  of
Stockholders in 2002                   Wilmot Matthews

    The Amended and Restated YPtel Agreement, the Amended and Restated Web YP Agreement and the Amended and Restated Big Stuff Agreement provide that the parties to them acknowledge that the agreements are not intended to, and do not, except with regard to the initial WorldPages board following the acquisitions, give any party a right to designate a certain individual or a certain number of individuals as nominees to the board of directors of WorldPages.

    In the agreement by which WorldPages acquired Valu-Line of Longview, Inc., one of WorldPages' telecommunications subsidiaries, in February 1998, WorldPages agreed to place David M. Mitchell on the WorldPages board. The agreement also obligated WorldPages' board to place Mr. Mitchell on its slate of nominees for election by the WorldPages common stockholders prior to the expiration of his then existing term, so long as Mr. Mitchell owns at least 100,000 shares of common stock at the time of renomination. The WorldPages board last nominated Mr. Mitchell and he was last elected to a three year term as a director at the 1998 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of WorldPages' common stock as of December 31, 1999, except as noted below, by:

    - each director of WorldPages, including the two nominees for election as directors;

    - each of WorldPages' executive officers and former executive officers named in the Summary Compensation Table, and

    - all directors and executive officers of WorldPages as a group.

                                                      SHARES BENEFICIALLY OWNED(1)
                           -----------------------------------------------------------------------------------
                                     AT DECEMBER 31, 1999             AFTER GIVING EFFECT TO THE TRANSACTIONS
                           ----------------------------------------   ----------------------------------------
                           NUMBER OF SHARES   PERCENT OF WORLDPAGES   NUMBER OF SHARES         PERCENT OF
                            OF WORLDPAGES         COMMON STOCK          OF WORLDPAGES          WORLDPAGES
NAME                         COMMON STOCK          OUTSTANDING          COMMON STOCK        COMMON STOCK(15)
----                       ----------------   ---------------------   -----------------   --------------------
George Anderson(2).......             0            *                          10,000           *
Robert F. Benton(3)......        47,000(4)         *                          47,000           *
James F. Cragg...........       422,755(5)             2.0                   422,755          1.0
Rod K. Cutsinger.........     5,166,664(6)            25.2                 5,166,664          11.8
Todd J. Feist(3).........       321,429(7)             1.6                   321,429           *
Robert Flynn(2)..........             0            *                           5,000           *
Wilmot Matthews(2).......             0            *                         269,108           *
David M. Mitchell........       213,144(8)             1.0                   213,144           *
Richard O'Neal...........     1,095,540(9)             5.2                 5,308,419(14)      11.9
Michael A. Pruss.........        28,362(10)        *                          28,362           *
Fred L. Thurman(3).......       318,745(11)            1.6                   318,745           *
William H. Zimmer III....       176,000(12)        *                         176,000           *
Executive officers and
  directors as a group
  (12 individuals).......     7,789,639(13)           35.2                12,297,026(13)      26.9

------------------------
*   Percentage of shares beneficially owned is less than 1.0%.

(1) Beneficial ownership includes shares of WorldPages common stock subject to options, warrants, rights, conversion privileges or similar obligations exercisable within 60 days for purposes of computing the ownership percentage of the person or group holding such options, warrants, rights, privileges or other obligations. Except as noted, each stockholder has sole voting and dispositive power with respect to all shares of WorldPages common stock beneficially owned by such stockholder.

(2) Messrs. Anderson, Flynn and Matthews will become directors of WorldPages upon the effectiveness of this registration statement. Upon the effectiveness of this registration statement, Messrs. Anderson, Flynn and Matthews will receive warrants to purchase 10,000; 5,000; and 30,000 shares of common stock, respectively.

(3) Messrs. Benton, Feist and Thurman are current directors of WorldPages, however, they will resign upon the effectiveness of this registration statement.

(4) Includes 45,000 shares of common stock subject to stock options that are immediately exercisable.

(5) Includes 337,500 shares of common stock subject to stock options that are immediately exercisable.

(6) Includes 4,867,921 shares of common stock owned by Consolidation Partners Founding Fund L.L.C., a limited liability company in which Mr. Cutsinger and his wife beneficially own of record 80% of the interests. The remaining interests are beneficially owned by trusts for the benefit of the Mr. Cutsinger's two adult children over which Rod K. Cutsinger has sole voting and dispositive power.

(7) Includes 250,000 shares of common stock subject to stock options that are immediately exercisable.

(8) Includes 12,000 shares of common stock issuable upon exercise of a warrant at $14.00 per share and 20,000 shares of common stock subject to stock options that are currently exercisable.

(9) Includes warrants to purchase 658,040 shares of common stock. A trustee for Mr. O'Neal's children owns 189,020 of these non-transferable, ten-year warrants. Also includes 37,500 shares of common stock subject to stock options that are immediately exercisable.

(10) Includes 25,000 shares of common stock subject to stock options that are immediately exercisable.

(11) Includes 13,512 shares of common stock issuable upon exercise of a warrant at $14.00 per share and 39,498 shares of common stock issuable upon conversion of a 10% convertible note issued by WorldPages, convertible at $14.00 per share. Also includes 75,000 shares of common stock subject to stock options that are immediately exercisable.

(12) Includes 150,000 shares of common stock subject to stock options that are immediately exercisable.

(13) Includes 1,708,050 shares of common stock which such persons have the right to acquire upon the exercise of options and warrants that are immediately exercisable.

(14) Includes 4,212,879 additional shares that Mr. O'Neal will receive upon the effectiveness of this registration statement as a result of his direct ownership of companies to be acquired and as a result of indebtedness owed to him by the Company. Also includes options and warrants described in
    (9) above.

(15) The total shares outstanding after the Transactions include approximately 23,500,000 shares of WorldPages common stock that will be issued in connection with the Transactions but does not include any options or warrants issued in connection with the Transactions

    The following table sets forth information regarding all persons known to WorldPages to be the beneficial owner of more than five percent of the common stock of WorldPages as of December 31, 1999.

                                                                              PERCENTAGE OF CLASS
                                                NUMBER        PERCENTAGE      AFTER GIVING EFFECT
NAME AND ADDRESS                               OF SHARES       OF CLASS       TO THE TRANSACTIONS
----------------                               ---------      ----------      -------------------
Rod K. Cutsinger.........................      5,166,664(1)      25.2%               11.8%
  3355 West Alabama, Suite 580
  Houston, Texas 77098
Consolidation Partners Founding Fund
L.L.C....................................      4,867,921         24.5%               11.1%
  3355 West Alabama, Suite 580
  Houston, Texas 77098
FMR Corp.(2).............................      1,341,400          6.6%                3.1%
  82 Devonshire Street
  Boston, Massachusetts 02109

------------------------

(1) Includes 4,867,921 shares of common stock owned by Consolidation Partners Founding Fund LLC, a limited liability company in which Mr. Rod K. Cutsinger and his wife beneficially own of record 80% of the interests. The remaining interests are beneficially owned by trusts for the benefit of the Cutsingers' two adult children, over which Mr. Rod Cutsinger has sole voting and dispositive power.

(2) The information in this footnote is provided pursuant to Schedule 13G/A dated February 11, 2000 filed with the SEC by FMR Corp., Edward C.
    Johnson 3d, Abigail P. Johnson and Fidelity Management and Research Company, a wholly-owned subsidiary of FMR and an investment advisor registered under
    Section 203 of the Investment Advisers Act of 1940. Fidelity Management reports the beneficial ownership of the 1,341,400 shares of WorldPages common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The investment company which owns the 1,341,400 shares of WorldPages common stock is Fidelity Capital Appreciation Fund.

    The Schedule 13G reports that "Edward C. Johnson 3d, FMR Corp., through its control of Fidelity and the funds each has sole power to dispose of the 1,341,400 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees."

    The Schedule 13G also reports that through the ownership of voting stock of FMR and the execution of a voting trust agreement among the members of the Johnson family who own FMR voting stock, those family members, including Mr. Edward C. Johnson and Ms. Abigail P. Johnson who is a director of FMR, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

    The business address of Fidelity Management, Fidelity Capital, Edward C. Johnson and Abigail P. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                             ------------------------------------
                                                                                     AWARDS            PAYOUTS($)
                                         ANNUAL COMPENSATION                 -----------------------   ----------
                            ----------------------------------------------      (F)          (G)
                                                                  (E)        RESTRICTED   SECURITIES      (H)           (I)
           (A)                                                OTHER ANNUAL     STOCK      UNDERLYING      LTIP       ALL OTHER
         NAME AND             (B)         (C)        (D)      COMPENSATION     AWARDS      OPTIONS      PAYOUTS     COMPENSATION
    PRINCIPAL POSITION        YEAR     SALARY($)   BONUS($)       ($)           ($)          ($)          ($)           ($)
--------------------------  --------   ---------   --------   ------------   ----------   ----------   ----------   ------------
Richard O'Neal                1999      300,000        -0-          -0-          -0-           -0-         -0-            -0-
  Chairman, Chief             1998      300,000        -0-          -0-          -0-       225,000(1)      -0-            -0-
  Executive Officer
  and President

Michael A. Pruss(2)           1999      100,000     50,000          -0-          -0-        50,000         -0-          2,250(7)
  Vice President              1998       67,897        -0-          -0-          -0-        75,000(1)      -0-            462(7)
  Chief Financial Officer

James F. Cragg(3)             1999      199,038        -0-          -0-      223,060        50,000         -0-            -0-
  Former President and        1998      175,000     87,500          -0-          -0-       137,500(4)      -0-            808(7)
  Chief Operating             1997          -0-    100,000          -0-          -0-       425,000(5)      -0-            -0-
  Officer

William H. Zimmer III(6)      1999      185,415        -0-       28,600      117,400        50,000(4)      -0-            -0-
  Former Executive Vice       1998      185,000     47,500          -0-          -0-       175,000         -0-            427(7)
  President and Chief         1997          -0-     50,000          -0-          -0-       350,000(5)      -0-            -0-
  Financial Officer

--------------------------

(1) Includes original stock option awards for 150,000 shares to Mr. O'Neal and 50,000 shares to Mr. Pruss which were cancelled and replaced with new options in connection with WorldPages' repricing on December 13, 1998. The replacement options for 75,000 shares to Mr. O'Neal and 25,000 shares to Mr. Pruss are also included in the total 1998 option awards.

(2) Mr. Pruss was appointed Vice President, Chief Financial Officer, Secretary and Treasurer effective October 1, 1999. Prior thereto he was Vice President and Controller since April 1998.

(3) Mr. Cragg was promoted from executive vice president sales and marketing to president and chief operating officer in November 1998 and subsequently resigned from those positions and from the WorldPages board effective
    June 30, 1999. The value of Mr. Cragg's restricted stock awards at December 31, 1999, was $517,940.

(4) These options were awarded on December 13, 1998, to replace non-qualified stock options to purchase twice as many shares originally granted to the named executive officer.

(5) Stock option awards for 275,000 shares to Mr. Cragg and for 350,000 shares to Mr. Zimmer granted in 1997 were cancelled and replaced by the options described in footnote (4) above.

(6) Mr. Zimmer resigned from his position and from the WorldPages board effective September 30, 1999. "Other Annual Compensation" for Mr. Zimmer in 1999 represents taxable reimbursement of relocation costs. The value of Mr. Zimmer's restricted stock awards at December 31, 1999 was $272,600.

(7) "All Other Compensation" represents Company matching contributions under its Employee Stock Purchase Plan and 401(k) Plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information as to options grants in fiscal 1999 to the persons named in the Summary Compensation Table.

                                                INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                               ----------------------------------------------------      VALUE AT ASSUMED
                                  (B)           (C)                                   ANNUAL RATES OF STOCK
                               NUMBER OF     % OF TOTAL                               PRICE APPRECIATION FOR
                               SECURITIES     OPTIONS          (D)                        OPTION TERM(1)
                               UNDERLYING    GRANTED TO    EXERCISE OR      (E)       ----------------------
             (A)                OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION      (F)         (G)
            NAME               GRANTED #    FISCAL YEAR     ($/SHARE)       DATE        5%($)       10%($)
            ----               ----------   ------------   -----------   ----------   ---------   ----------
Richard O'Neal...............       -0-          N/A           N/A              N/A        N/A          N/A
Michael A. Pruss.............    50,000         12.7          9.00         11/18/09    283,003      717,184
James F. Cragg...............    50,000         12.7          5.88          6/30/00     21,485       43,704
William H. Zimmer III........    50,000         12.7          5.88          9/30/00     25,388       51,915

------------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast future appreciation, if any, of the stock price of WorldPages. WorldPages did not use an alternative formula for a grant date valuation, as WorldPages is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown factors.

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
  VALUES

    The following table provides information on the number and value of each such executive's unexercised options to acquire WorldPages common stock at December 31, 1999.

                                                                        (D)
                                                                     NUMBER OF                   (E)
                                                               SECURITIES UNDERLYING           VALUE OF
                                                                    UNEXERCISED        UNEXERCISED IN-THE-MONEY
                                                                   OPTIONS/SARS              OPTIONS/SARS
                                                                   AT FY-END(#)            AT FY-END($)(2)
                                  (B)              (C)         ---------------------   ------------------------
           (A)              SHARES ACQUIRED       VALUE            EXERCISABLE/              EXERCISABLE/
           NAME             ON EXERCISE(#)    REALIZED($)(1)       UNEXERCISABLE            UNEXERCISABLE
           ----             ---------------   --------------   ---------------------   ------------------------
Richard O'Neal............          --                 --           18,750/56,250           171,188/513,563
Michael A. Pruss..........          --                 --           25,000/50,000           228,250/231,500
James F. Cragg............          --                 --               337,500/0               3,312,375/0
William H. Zimmer III.....      75,000            337,750               150,000/0               1,369,500/0

------------------------------

(1) Calculated using the difference between the actual sales price of the underlying shares and the exercise price.

(2) Based on the New York Stock Exchange consolidated trading closing price of WorldPages common stock on December 31, 1999 of $13.63.

EMPLOYMENT AGREEMENTS

    Upon their employment with WorldPages in December 1997, Messrs. Cragg and Zimmer entered into six year long employment agreements with WorldPages providing for their employment at annual base salaries of $175,000 and $185,000, respectively. The agreements provided for a bonus potential equal to 100% of base salary for Mr. Cragg and 50% of base salary for Mr. Zimmer. The agreements also provided for the annual grant of options to purchase up to 50,000 shares of WorldPages common stock each at the current market price on the date of grant, if certain targets set by the compensation committee were met.

    Under the terms of their respective agreements, Messrs. Cragg and Zimmer would be entitled to their base salaries for a period of two years if either were to resign after a change in the ownership or management of WorldPages that significantly altered their job responsibilities or compensation. Further, under the terms of the 1997 Stock Awards Plan under which their options were granted, their options would vest immediately upon their resignation following a change of control or the termination of their employment other than "with cause" as defined.

    In November 1998, after the resignation of Mr. Anthony from his position as president and chief executive officer, Mr. Cragg was appointed president and chief operating officer and his salary was raised to $200,000 per year. In all other respects, his employment contract remained the same.

    When the WorldPages board decided to change its business focus, strategy and direction, the compensation committee determined that the employment arrangements of Messrs. Cragg and Zimmer would need to be revised. The compensation committee recognized that while both might desire to resign given the restructuring of WorldPages' operations, it was important to provide each of them with an incentive to remain with the company at least in the short term. The compensation committee and ultimately the board concluded that the efforts of Messrs. Cragg and Zimmer would be required until an agreement for the acquisition of YPtel had been executed and interim financing intended to provide working capital sufficient until the closing of the acquisitions had been obtained.

    In late April 1999, both Messrs. Cragg and Zimmer executed severance agreements related to the termination of their employment and their resignations as directors of WorldPages. The agreements that each entered were similar and provided that:

       - their new employment terms would terminate on the later to occur of:

           - June 30, 1999; or

           - the signing of the agreement providing for the acquisition of YPtel by WorldPages.

       - the options each had received upon their initial employment with WorldPages and the performance options which had been awarded to each of them would vest upon the termination of their employment;

       - each had received performance options to purchase 50,000 shares of WorldPages common stock for 1998.

       - upon execution of their respective letter agreements, each would receive restricted common stock of WorldPages that would be forfeited if:

           - the individual did not remain with WorldPages and fulfill his employment obligations through the end of the new term; or

           - the individual did not sign a mutual release and settlement agreement with WorldPages.

           - Mr. Cragg was awarded 38,000 shares of restricted stock.

           - Mr. Zimmer was awarded 20,000 shares of restricted stock.

       - the exercise period of their respective options would extend until one year from the date of the termination of their respective employment, but no shares purchased upon exercise could be sold within ninety days of their respective terminations;

       - each would receive two years' base salary from the date of their respective termination of employment with WorldPages; and

       - each would be entitled to a performance bonus for the 1999 fiscal year as approved by WorldPages' board of directors, on a pro-rata basis based on the effective date of their respective terminations of employment.

    Although the interim financing with the subsidiary of Bank of America Corporation closed May 14, 1999 and the acquisition agreements were executed effective June 3, 1999, Mr. Cragg remained with WorldPages through June 30, 1999, at which time he resigned as president, chief operating officer and as a director of WorldPages. Mr. Zimmer remained with WorldPages through September 30, 1999, at which time he resigned as executive vice president, chief financial officer, secretary and treasurer and as a director of WorldPages.

    Mr. Anthony G. Capers entered into a five-year employment agreement with WorldPages on March 31, 1998, which was amended in December 1998, providing for an annual base salary of $160,000. Under the terms of the agreement, Mr. Capers was appointed to the position of senior vice president/business markets and was eligible for a cash bonus of up to $50,000. The agreement also provided for the grant of options to purchase up to 70,000 shares of WorldPages common stock at the IPO price of $14.00 per share. The options had terms of ten years and were to become exercisable in one-third increments on each anniversary of the date of grant. The options were subsequently replaced with options to purchase 35,000 shares at an exercise price of $4.50 per share in December 1998.

    After the announcement of the change in WorldPages' business focus, strategy and direction in April 1999 and in connection with the contemplated resignation of Mr. Cragg, WorldPages management determined that the services of Mr. Capers would be essential to run WorldPages' telecommunications operations until they could be sold. To retain Mr. Capers, management negotiated a letter agreement amendment to Mr. Capers' employment agreement dated May 5, 1999, naming
Mr. Capers the president and chief operating officer, which became effective June 30, 1999, the official termination date of Mr. Cragg. In accordance with his employment agreement, as amended, Mr. Capers received a bonus of $250,000 upon the sale of WorldPages' telecommunications operations and received $100,000 as severance as called for in his employment agreement.

    In addition, Messrs. O'Neal, Feist and Thurman have entered into three, five and five-year employment agreements that provide for base salaries of $300,000, $140,000 and $175,000, respectively, and a bonus potential ranging from 50% to 63% of base salary. If WorldPages terminates Mr. O'Neal's employment other than for "cause", as defined in his agreement, or if Mr. O'Neal resigns under circumstances that he reasonably believes were contrived by Great Western to force his resignation, or after a change in control of WorldPages, Mr. O'Neal shall be entitled to continue to receive his base salary until the scheduled expiration date of his employment agreement.

    In connection with the sale of FirsTel and Feist Long Distance, WorldPages paid Messrs. Thurman and Feist $319,217 and $133,407, respectively, in settlement of WorldPages' obligations to them under their respective employment agreements.

    On November 19, 1999, Mr. Michael A. Pruss entered into an employment agreement with WorldPages to serve as WorldPages' Chief Financial Officer. The agreement provides for a two-year term which may be renewed for successive one-year periods upon the mutual agreement of Mr. Pruss and WorldPages. Under the terms of the agreement, Mr. Pruss

    - Is entitled to a base salary of $130,000 per year.

    - Was granted an option to purchase 50,000 shares of WorldPages common stock exercisable at the closing price of WorldPages common stock on the date of grant.

    - Is eligible for a cash performance bonus of up to 50% of his base salary and additional option grants to be awarded at the discretion of the compensation committee of the WorldPages board of directors.

    - Is entitled to reasonable relocation assistance if WorldPages should change the location of its headquarters, provided that if Mr. Pruss chooses not to relocate, he will provide transition services to WorldPages for not less than ninety days from the date he informs WorldPages that he does not wish to relocate.

    Mr. Pruss' employment agreement further provides that if his employment is terminated by WorldPages without cause or due to a "change of control" as defined, he will be entitled to receive his base salary for a period of twelve months following the date of his termination. Mr. Pruss' employment agreement contains a provision prohibiting him from competing against WorldPages for a period of one year after the termination of the agreement or his employment with WorldPages, regardless of whether the termination of his employment is voluntary or involuntary.

DIRECTOR COMPENSATION

    Directors of WorldPages who are also employees receive no directors' fees but are eligible to receive, and have received, grants of stock options under WorldPages' 1997 Stock Awards Plan. Non-employee directors receive fees of $1,000 for each board meeting in which they participate in person, and are reimbursed for expenditures incurred in attending and returning from board meetings.

    Non-employee directors also receive options to purchase shares of WorldPages common stock pursuant to the 1997 Nonqualified Stock Option Plan for Non-Employee Directors. Non-employee directors elected or appointed to the board will receive options to acquire 15,000 shares of WorldPages common stock on the date of their initial election or appointment. Additional non-qualified stock options to acquire 5,000 shares of WorldPages common stock will thereafter be awarded to each director on the date of the Annual Meeting of Stockholders at which he or she is reelected to serve an additional three-year term. In both cases, the exercise price of the stock options granted is the fair market value on the date of the grant.

    Mr. Todd Feist, who was reelected to the board at the Special Meeting of Stockholders on February 16, 2000, received options to purchase 5,000 shares of WorldPages common stock with an exercise price equal to the closing price of WorldPages common stock on that date in accordance with the terms of the Non-Employee Director Plan.

    As consideration for their efforts in negotiating the terms of the acquisitions of YPtel, Web YP and Big Stuff, WorldPages awarded warrants to purchase 30,000, shares of WorldPages common stock to two current non-employee directors, Messrs. Benton, and Cutsinger and to a former non-employee director, Mr. Marvin C. Moses. The warrants have a strike price of 6.96 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Reginald Hollinger, a former managing director and group head of the Telecommunications Investment Banking Group at PaineWebber Incorporated and a former member of the Investment Banking Division's Management Committee, was also a member of the board's compensation committee from February 1998 until his resignation from the board effective April 30, 1999. PaineWebber is one of WorldPages' investment banking firms and served as the lead manager in WorldPages' IPO. Neither the board nor Mr. Hollinger, during the time he served on the WorldPages board, believe these relationships affected in any manner his ability to serve on, or fulfill his obligations to WorldPages and its stockholders as a member of the compensation committee of the board. To date,

WorldPages has incurred liabilities to PaineWebber of $1,828,000 for investment banking services rendered to it in 1999, including $750,000 in connection with the fairness opinion rendered to WorldPages in connection with the February acquisition. Mr. Hollinger resigned from PaineWebber on April 30, 1999 to take a position with another firm, at which time he also resigned from WorldPages' board.

    WorldPages' board of directors maintained a compensation committee during the year ended December 31, 1999. However, due to the need to retain key employees during 1999 as WorldPages changed its focus, strategy and direction, the full board made many of the compensation decisions directly and approved other recommendations regarding compensation which were made to it by the compensation committee. Employees of WorldPages who were also directors and who therefore participated in deliberations of the WorldPages board concerning executive officer compensation are identified below.

    - Richard O'Neal, WorldPages Chairman and Chief Executive Officer.

    - James F. Cragg, a former director, president and chief operating officer of WorldPages through June 30, 1999.

    - William H. Zimmer, a former director and WorldPages' former chief financial officer through September 30, 1999.

    - Todd Feist, an executive officer of WorldPages until November 19, 1999 and a member of WorldPages' board of directors through the acquisitions of YPtel, Web YP and Big Stuff in February 2000.

    - Fred Thurman, executive officer of WorldPages until November 19, 1999 and a member of WorldPages' board of directors through the acquisitions of YPtel, Web YP and Big Stuff in February 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Richard A. O'Neal is an officer, director and owner of 50% of the outstanding voting securities of Big Stuff. During the fiscal year ended December 31, 1998, WorldPages paid Big Stuff approximately $1.3 million for yellow pages colorizing services. WorldPages believes that the amount paid to Big Stuff for colorizing services is equivalent to amounts that it would have paid an unrelated third party for similar services. Great Western and Big Stuff have entered into a sales agreement pursuant to which Big Stuff expects to continue to render the foregoing services to Great Western upon terms and conditions that WorldPages considers reasonable under the circumstances. Big Stuff has also agreed to give Great Western the exclusive right to market WorldPages in its service areas.

    WorldPages issued $8.4 million of 5% Subordinated Notes to Mr. O'Neal in connection with its acquisition of Great Western. The interest incurred on the 5% Subordinated Notes held by Mr. O'Neal during the fiscal year ended
December 31, 1999 was $0.4 million. The principal and accrued interest were to be redeemed for WorldPages common stock in February 2000 at a redemption price of $5.50 per share. Based on a closing price of WorldPages common stock of $12.63 on the date of redemption, Mr. O'Neal received stock having a market value of $18,175,019 in redemption of $8.8 million amount of indebtedness owed by WorldPages to O'Neal.

    Until the IPO, WorldPages' activities had been financed through a loan from Consolidation Partners Founding Fund. In February 1998, the $3.2 million balance of the loan was paid. During 1998, WorldPages incurred interest expense of $149,000 relating to the loan.

    WorldPages and Mr. Rod K. Cutsinger, a director of WorldPages, are parties to an agreement pursuant to which Mr. Cutsinger, among other things, has agreed that he will not:

    - acquire any voting securities of WorldPages other than WorldPages common stock issuable as stock dividends or splits or upon exercise of his options under the WorldPages Nonqualified Stock Option Plan for Non-employee Directors;

    - sponsor or participate in any proxy solicitations;

    - enter into or form voting trusts, pooling agreements or groups;

    - vote any of his shares of WorldPages common stock in opposition to the recommendation of the disinterested members of the WorldPages board of directors regarding the election or removal of directors and matters relating to a possible change in control of WorldPages; or

    - directly or indirectly assist, encourage or induce any person to bid or acquire any class of securities that is entitled to vote for the election of directors.

The agreement with Mr. Cutsinger expires if he resigns or is otherwise removed from the board of directors of WorldPages.

    The WorldPages board has effectively amended the agreement between WorldPages and Mr. Cutsinger on a one-time basis only, to allow him to receive warrants to purchase 30,000 shares of WorldPages common stock in compensation for his efforts in negotiating the terms of the YPtel, Web YP and Big Stuff acquisitions. In connection with the acquisition of YPtel, Web YP and Big Stuff, WorldPages and Mr. Cutsinger executed an agreement terminating Mr. Cutsinger's obligations under the agreement.

    In the acquisition agreement by which WorldPages acquired Valu-Line, one of WorldPages' telecommunications subsidiaries, WorldPages agreed to place
David M. Mitchell on the WorldPages board. The agreement also obligated WorldPages' board to place Mr. Mitchell on its slate of nominees for election by the WorldPages common stockholders prior to the expiration of his then existing term, so long as Mr. Mitchell owns at least 100,000 shares of common stock at the time of renomination. The

WorldPages board last nominated Mr. Mitchell and he was last elected to a three year term as a director at the 1998 Annual Meeting.

    Through November 19, 1999, WorldPages had a strategic relationship with Feist Publications, Inc., a publisher of yellow page directories in 15 markets in Kansas, Texas and Oklahoma, through which WorldPages' telecommunications sales force had access to Feist Publications' 29,000 yellow page advertisers. Feist Publications agreed to provide WorldPages with access to its advertising customers and to provide eight information pages in the front of its directories with instructions on how to subscribe to WorldPages' services as well as free advertising in each of Feist Publications' white pages directories that are currently in publication. Feist Publications reserved the right to terminate this agreement if WorldPages commenced the publication of a yellow pages directory in any market served by Feist Publications. On November 19, pursuant to the stock purchase agreement, as amended, this contract was assigned to Feist Long Distance Service, Inc.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the Selling Stockholders:

                                                                                          NUMBER OF
                                                              NUMBER OF      NUMBER OF   SHARES OWNED
                                                            SHARES OWNED     SHARES TO      AFTER
NAME                                                        PRIOR TO SALE     BE SOLD      SALE(12)
----                                                       ---------------   ---------   ------------
Richard O'Neal(2)........................................    888,700(1)(3)                888,700
                                                           1,663,788(4)      1,663,788       0
                                                           2,549,091(5)      2,549,091
Richard Reid(6)..........................................    145,455(6)        145,455       0
                                                           1,663,787(4)      1,663,787
WPI World Pages, Inc.....................................    231,813(4)        231,813       0
Lelani Bluner............................................     18,466(4)         18,466       0
Nick Wilson..............................................      6,155(4)          6,155       0
Elise Wilson.............................................      1,231(4)          1,231       0
Jack Austin..............................................     64,630(4)         64,630       0
Rick Klein...............................................    338,537(4)        338,537       0
Jack Tracht..............................................    107,716(4)        107,716       0
Kent Hinkson.............................................     49,242(4)         49,242       0
Rodney Weaver............................................     61,552(4)         61,552       0
Robert Terek.............................................     61,552(4)         61,552       0
Timothy Dick.............................................    123,104(4)        123,104       0
Adam Ayala...............................................     30,776(4)         30,776       0
Bryan Reid...............................................     30,776(4)         30,776       0
Scott Reid...............................................     30,776(4)         30,776       0
Terry Frink..............................................     30,776(4)         30,776       0
April Watkins............................................     30,776(4)         30,776       0
Larry C. Baldwin.........................................    710,227(5)        710,227       0
Steve A. Sparks..........................................    198,864(5)        198,864       0
Ronald R. Baldwin........................................    198,864(5)        198,864       0
Ronnie Emanuel...........................................    142,045(5)        142,045       0
George Anderson(7).......................................     10,000(8)         10,000       0
Robert Flynn(7)..........................................      5,000(6)          5,000       0
Wilmot Matthews(7).......................................     30,000(8)         30,000       0
Nicholas Ross(9).........................................     10,000(6)         10,000       0
Max Gotleib(10)..........................................     20,000(8)         20,000       0
ACG 1 Limited Partnership................................     99,863(11)        99,863       0
ACG 2 Limited Partnership................................     36,925(11)        36,925       0
ACG 3 Limited Partnership................................    145,884(11)       145,884       0
ACG 4 Limited Partnership................................    211,996(11)       211,996       0
ACG 5 Limited Partnership................................    114,155(11)       114,155       0
ACG 6 Limited Partnership................................    101,910(11)       101,910       0
ACG 7 Limited Partnership................................     25,793(11)        25,793       0
ACG 8 Limited Partnership................................    552,374(11)       552,374       0
ACG 9 Limited Partnership................................     36,925(11)        36,925       0
ACG 10 Limited Partnership...............................    181,587(11)       181,587       0
ACG 11 Limited Partnership...............................    144,484(11)       144,484       0
ACG 12 Limited Partnership...............................     69,955(11)        69,955       0
ACG 13 Limited Partnership...............................    124,894(11)       124,894       0
ACG 14 Limited Partnership...............................     36,925(11)        36,925       0

                                                                                          NUMBER OF
                                                              NUMBER OF      NUMBER OF   SHARES OWNED
                                                            SHARES OWNED     SHARES TO      AFTER
NAME                                                        PRIOR TO SALE     BE SOLD      SALE(12)
----                                                       ---------------   ---------   ------------
ACG 15 Limited Partnership...............................    218,512(11)       218,512       0
ACG 16 Limited Partnership...............................     93,671(11)        93,671       0
ACG 17 Limited Partnership...............................     51,169(11)        51,169       0
ACG 18 Limited Partnership...............................    461,220(11)       461,220       0
ACG 19 Limited Partnership...............................     93,671(11)        93,671       0
ACG 20 Limited Partnership...............................     23,705(11)        23,705       0
ACG 21 Limited Partnership...............................    499,493(11)       499,493       0
ACG 22 Limited Partnership...............................     25,793(11)        25,793       0
ACG 23 Limited Partnership...............................     36,925(11)        36,925       0
ACG 24 Limited Partnership...............................     76,545(11)        76,545       0
ACG 25 Limited Partnership...............................    239,345(11)       239,395       0
ACG 26 Limited Partnership...............................    101,482(11)       101,482       0
ACG 27 Limited Partnership...............................    101,910(11)       101,910       0
ACG 28 Limited Partnership...............................    109,554(11)       109,554       0
ACG 29 Limited Partnership...............................     93,671(11)        93,671       0
ACG 30 Limited Partnership...............................    154,781(11)       154,781       0
ACG 31 Limited Partnership...............................    164,012(11)       164,012       0
ACG 32 Limited Partnership...............................     97,474(11)        97,474       0
ACG 33 Limited Partnership...............................     69,955(11)        69,955       0
ACG 34 Limited Partnership...............................     69,955(11)        69,955       0
ACG 35 Limited Partnership...............................    339,699(11)       339,699       0
ACG 36 Limited Partnership...............................    101,482(11)       101,482       0
ACG 37 Limited Partnership...............................     69,955(11)        69,955       0
ACG 38 Limited Partnership...............................     69,955(11)        69,955       0
ACG 39 Limited Partnership...............................    275,148(11)       275,148       0
ACG 40 Limited Partnership...............................    481,964(11)       481,964       0
ACG 41 Limited Partnership...............................  1,278,132(11)     1,278,132       0
ACG 42 Limited Partnership...............................  1,280,132(11)     1,280,132       0
BAR 1 Holdings Inc.......................................    892,585(11)       892,585       0
BAR 2 Holdings Inc.......................................    720,344(11)       720,344       0
BAR 3 Holdings Inc.......................................    785,569(11)       785,569       0
BAR 4 Holdings Inc.......................................    984,606(11)       984,606       0
BAR 5 Holdings Inc.......................................    912,165(11)       912,165       0
BAR 6 Holdings Inc.......................................    903,759(11)       903,759       0
BAR 7 Holdings Inc.......................................     18,971(11)        18,971       0
BAR 8 Holdings Inc.......................................     18,971(11)        18,971       0
BAR 9 Holdings Inc.......................................  1,200,000(11)     1,200,000       0

TOTAL
---------------------------------------------------------  ---------         ---------     -------

------------------------

 (1) Acquired in connection with the acquisition of the operating companies in February 1998.

 (2) Chairman and Acting Chief Executive Officer of WorldPages since
     November 9, 1998 and Director and President--Directory Services Group of WorldPages, since February 18, 1998. Founder of WorldPages' subsidiary, Great Western; Director and President of Great Western from 1984 to present.

 (3) Includes warrants of purchase 469,020 shares of WorldPages Common Stock. A trustee for Mr. O'Neal's children owns 189,020 of these warrants. Also includes 18,758 shares of Common Stock subject to stock options that are immediately exercisable.

 (4) Acquired in connection with WorldPages' acquisition of Web YP and Big Stuff. WPI has advised WorldPages that it intends to distribute its WorldPages shares set forth on this table to its stockholders as a dividend. Accordingly, this prospectus also covers the resale of such WorldPages shares by those stockholders.

 (5) Acquired in exchange for certain indebtedness of Big Stuff and WebYP and the redemption of the 5% Subordinated Notes, issued by WorldPages.

 (6) Former shareholder of Web YP. Mr. Reid's shares were acquired in exchange for certain indebtedness of Big Stuff and Web YP.

 (7) Former director of YPtel: Director of WorldPages pursuant to the acquisition of YPtel by WorldPages.

 (8) To be issued upon exercise of warrants to be issued to replace warrants to purchase common shares of YPtel.

 (9) Former director of YPtel.

 (10) Former officer of YPtel.

 (11) Acquired Class A Special Shares of ACG Exchange Company, an indirect wholly-owned Nova Scotia Subsidiary of WorldPages, in connection with the February acquisitions. The Class A Special Shares are exchangeable on a one-for-one basis for the shares of WorldPages Common Stock indicated.

 (12) After the offering, Mr. O'Neal, who is WorldPages' Chairman of the Board and Chief Executive Officer, will own 2.0% of WorldPages Common Stock. All other Selling Stockholders will own less than 1% of WorldPages Common Stock.

                              PLAN OF DISTRIBUTION

    WorldPages is registering the common stock covered by this prospectus for Selling Stockholders. As used in this prospectus, "Selling Stockholders" includes the donees, pledgees, transferees or others who may later hold the Selling Stockholders' interest. WorldPages will pay the costs, expenses and fees in connection with registering the common stock, but the Selling Stockholders will pay any brokerage commissions, discounts or other expenses attributable to the sale of common stock.

    The Selling Stockholders may sell the common stock from time to time in one or more types of transactions (which may include block transactions), on the New York Stock Exchange, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised WorldPages that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.

    The Selling Stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Selling Stockholders and any broker-dealers that act in conection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

    Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. WorldPages has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

    Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    At the date of this Prospectus, the authorized capital stock of the WorldPages is 200,000,000 shares, consisting of 180,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock").

    COMMON STOCK. The holders of common stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. Holders of the common stock are entitled to one vote per share for the election of directors and other corporate matters. In the event of liquidation, dissolution or winding up of WorldPages, holders of common stock would be entitled to share ratably in all assets of the available for distribution to the holders of common stock. The common stock carries no preemptive rights.

    PREFERRED STOCK. WorldPages is authorized to issue from time to time, without stockholder authorization, in one or more designated series, 20,000,000 shares of preferred stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. Except as by law expressly provided, or except as may be provided by resolution of the WorldPages Board, the preferred stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of WorldPages. The issuance of preferred stock, or the perception that such an issuance might occur, could have the effect of delaying or preventing a change in control of the Company.

    The only class of preferred stock of WorldPages currently authorized is the Class B Voting Preferred Stock. Only one share is issued and outstanding and it has been issued to the trustee under the Voting and Exchange Trust Agreement. Its primary purpose is to provide a mechanism for the holders of the Class A Special Shares to vote their Class A Special Shares in the same amount and manner as if they held WorldPages common stock.

    Set forth below are the major characteristics of the Class B Voting Preferred Stock.

    - Except as otherwise required by law or WorldPages Restated Certificate of Incorporation, as amended, the holder of the share of Class B Voting Preferred Stock shall have a number of votes with respect to any matter, proposition or question on which holders of WorldPages common stock are entitled to vote, equal to the product of

           (i) the number of shares of WorldPages common stock for which the Class A Special Shares then issued and outstanding from time to time and held by holders of such shares are exchangeable, multiplied by

           (ii) the number of votes to which a holder of one share of WorldPages common stock is entitled with respect to such matter, proposition or question.

    - Except as otherwise required by law or the Restated Certificate of Incorporation, as amended, the WorldPages common stock and the Class B Voting Preferred Stock vote as a single class and, apart from the differing number of votes attaching to the Class B Voting Preferred Stock as described above, such voting rights are identical.

    - The share of Class B Voting Preferred Stock ranks senior, as to distribution of assets upon liquidation, to the shares of WorldPages common stock.

    - The Class B Voting Preferred Stock has an aggregate liquidation preference of $1.00 before any distribution is made on the common stock or on any other WorldPages stock ranking junior to the Class B Voting Preferred Stock as to distribution of assets on liquidation, dissolution or winding up. Under the Certificate of Designation under which the Class B Voting Preferred Stock was created, neither the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of WorldPages, nor the consolidation or merger of WorldPages with or into one or more other entities, shall be deemed to be a liquidation, dissolution or winding-up of WorldPages.

       - The share of Class B Voting Preferred Stock is senior to the common stock as to liquidation.

       - The holder of the Class B Voting Preferred Stock is not entitled to receive any dividends on the share.

       - The holder of the Class B Voting Preferred Stock has no rights to convert the share into, or exchange it for shares of any other series or class of capital stock of WorldPages.

       - The share of Class B Voting Preferred Stock is not subject to redemption except that when the Exchange and Voting Trust Agreement terminates, the Class B Voting Preferred Stock will automatically be redeemed by WorldPages for an amount equal to $1.00 due and payable upon such redemption.

       - The holder of the share of Class B Preferred Stock has no powers, preferences, or relative, participating, optional or other special rights, or qualifications, limitations or restrictions other than as set forth in the Certificate of Designation by which it was created.

    Although the Class A Special Shares are issued by ACG Exchange Company, an indirect wholly-owned subsidiary of WorldPages, it is important that persons considering an investment in WorldPages common stock understand the characteristics of the Class A Special Shares inasmuch as they are the economic equivalent of WorldPages common stock.

    ACG Exchange Company is WorldPages' unlimited liability company subsidiary formed under the laws of Nova Scotia to allow stockholder of YPtel who are Canadian residents under the federal income tax laws to obtain their ownership interests in WorldPages on a tax-deferred basis. The Class A Special Shares will be exchangeable on a one-for-one basis for shares of WorldPages common stock. Although the Class A Special Shares have no voting rights, the holders of the Class A Special Shares are parties to a voting trust pursuant to which Montreal Trust Company of Canada holds the one issued and outstanding share of Class B Preferred Stock of WorldPages. This share of Class B Voting Preferred Stock has the attributes set forth above. A holder of Class A Special Shares will have the right to direct the voting trustee how to vote the Class B Preferred Stock to the extent of the Class A Special Shares then owned by that holder. If no instructions are received from a holder of Class A Special Shares, the trustee will vote the Class A Special Shares in the same manner as are voted the majority of the other Class A Special Shares.

POSSIBLE ANTI-TAKEOVER EFFECTS

    GENERAL. Certain provisions of WorldPages' charter, as well as the concentration of ownership of the common stock, and its ability to issue up to 20 million shares of "blank check" Preferred Stock, may have the effect of discouraging a change in control of the WorldPages, including transactions in which stockholders might receive a premium price for their Common Stock.

    STATUTORY PROVISIONS. Section 203 ("Section 203") of the Delaware General Corporation Law restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder").
Section 203 generally prohibits a publicly held Delaware corporation from engaging in the following transactions with an Interested Stockholder, for a period three years from the date the stockholder becomes an interested Stockholder (unless certain conditions, described below, are met): (i) all mergers or consolidations, (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (iii) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporaiton, (iv) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (v) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

    The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the date such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party which is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (i) certain mergers or consolidations involving the corporation, (ii) a sale or other transfer of over 50% of the aggregate assets of the corporation, or (iii) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

    Prior to the effective date of Section 203, a corporation, by action of its board of directors, had the option of electing to exclude itself from the coverage of Section 203. Since the effective date of such section, a corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaw amendment shall not become effective until 12 months after the date it is adopted. WorldPages has not adopted such a charter or bylaw amendment.

    CHARTER PROVISIONS. The Board is divided into three classes. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Charter provides that, subject to the rights of the holders of any series of Preferred Stock, the number of directors may be fixed from time to time by resolution of the Board, but will consist of not less than three nor more than 14 members. One class of director is elected annually and serves for a three-year term. A director of the Company may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote at an election of directors.

    The Charter provides that WorldPages may, by action of its Board, provide for a sinking fund for the purchase or redemption of shares of any series of Preferred Stock and specify the terms and conditions governing the opertions of any such fund.

    A stockholder may nominate directors only if written notice is delivered to the Company by such stockholder not less than 30 days nor more than 60 days prior to the meeting or no later than ten days after the date of notice by the Company of such meeting if such notice is given less than 90 days in advance of the meeting. The Charter also provides that any newly created directorship resulting from an increase in the number of directors or a vacancy on the Board shall be filled by vote of a majority of the remaing directors then in office, even though less than a quorum. The Charter also provides that special meetings of the stockholders may only be called by the Chairman of the Board or the Board, subject to the rights of the holders of any series of Prefered Stock, and that the stockholders may not act by written consent. The Charter provides that certain of these provisions of the Charter may not be amended without the approval of at least 80% of the voting power of all shares of WorldPages entitled to vote generally in the election of the directors, voting together as a single class.

    The foregoing provisions of the Charter and of Section 203, together with the ability of the Board to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or the assumption of control by the holder of a large block of common stock even if such removal or assumption would be beneficial, in the short term, to stockholders of the WorldPages. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if such event would be favorable to the interests of stockholders.

    LIMITATION ON DIRECTORS AND OFFICERS LIABILITY The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although the Delaware General Corporation Law does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of the WorldPages' directors to the WorldPages or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the Delaware General Corporation Law. Specifically, directors of the WorldPages will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the WorldPages or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of the duty of care, even though such an action, if successful, might otherwise have benefited the WorldPages and its stockholders.

    The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

                                 LEGAL MATTERS

    The validity of the shares of WorldPages common stock offered hereby has been passed upon for WorldPages by Blackwell Sanders Peper Martin LLP, counsel to WorldPages.

                                    EXPERTS

    The consolidated financial statements of Advanced as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing; and, with respect to financial statements of Web YP as of December 31, 1999 and 1998 and for each of the years ended December 31, 1999 and 1998, appearing elsewhere herein, and in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Pacific Coast Publishing, Inc. at October 31, 1998 and 1997, and for each of the three years in the period ended October 31, 1998, as set forth in their report and have also audited the consolidated financial statements of YPtel Corporation at October 31, 1999 and for the year then ended, as set forth in their report. We have included the financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

ADVANCED COMMUNICATIONS GROUP, INC.
Independent Auditors' Report................................   F-2
Consolidated Statements of Operations.......................   F-3
Consolidated Balance Sheets.................................   F-4
Consolidated Statements of Changes in Stockholders'
  Equity....................................................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

PACIFIC COAST PUBLISHING, INC.
Report of Independent Auditors..............................  F-19
Balance Sheets..............................................  F-20
Statements of Operations....................................  F-21
Statements of Stockholders' Equity..........................  F-22
Statements of Cash Flows....................................  F-23
Notes to Financial Statements...............................  F-24

YPtel CORPORATION
Report of Independent Auditors..............................  F-30
Consolidated Balance Sheet..................................  F-31
Consolidated Statement of Income............................  F-32
Consolidated Statement of Changes in Shareholders' Equity...  F-33
Consolidated Statement of Cash Flows........................  F-35
Notes to Consolidated Financial Statements..................  F-36

WEB YP, INC.
Independent Auditors' Report................................  F-46
Balance Sheets..............................................  F-47
Statements of Operations....................................  F-48
Statements of Stockholders' Deficit.........................  F-49
Statements of Cash Flows....................................  F-50
Notes to Financial Statements...............................  F-51

BIG STUFF, INC.
Unaudited Statements of Operations..........................  F-54
Unaudited Balance Sheets....................................  F-55
Unaudited Statements of Changes in Stockholders' Equity.....  F-56
Unaudited Statements of Cash Flows..........................  F-57
Notes to Unaudited Financial Statements.....................  F-58

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Advanced Communications Group, Inc.:

    We have audited the accompanying consolidated balance sheets of Advanced Communications Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of Advanced's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communications Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

St. Louis, Missouri
February 4, 2000

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            1999          1998          1997
                                                         -----------   -----------   ----------
Revenues...............................................  $    49,987   $    38,090   $       --
Expenses:
  Printing, distribution and listings..................       13,440         8,670           --
  Sales and marketing..................................       11,464         8,976           --
  General and administrative...........................       20,529        16,689        2,071
  Depreciation and amortization........................        4,695         4,190            3
  Stock-based compensation.............................           --         1,760          870
                                                         -----------   -----------   ----------
Income (loss) from operations..........................         (141)       (2,195)      (2,944)
Other income (expense):
  Interest expense.....................................       (4,766)       (1,845)        (256)
  Other................................................           75           177           --
                                                         -----------   -----------   ----------
Income (loss) from continuing operations before
  income taxes.........................................       (4,832)       (3,863)      (3,200)
Income tax expense (benefit)...........................       (1,465)          (91)          --
                                                         -----------   -----------   ----------
Net income (loss) from continuing operations...........       (3,367)       (3,772)      (3,200)
Loss from discontinued operations, net of tax benefit
  of $4,007 and $6,368, respectively...................       (7,378)       (7,507)          --
Loss on sale of discontinued operations, net of tax
  benefit
  of $8,145............................................      (51,800)           --           --
                                                         -----------   -----------   ----------
  Net loss.............................................  $   (62,545)  $   (11,279)  $   (3,200)
                                                         ===========   ===========   ==========
Basic and diluted income (loss) per share from:
  Continuing operations................................  $      (.17)  $      (.20)  $     (.39)
  Discontinued operations..............................         (.37)         (.41)          --
  Sale of discontinued operations......................        (2.60)           --           --
                                                         -----------   -----------   ----------
  Net income (loss) per share..........................  $     (3.14)  $      (.61)  $     (.39)
                                                         ===========   ===========   ==========
  Weighted average common shares outstanding...........   19,955,829    18,593,947    8,230,006
                                                         ===========   ===========   ==========

          See accompanying notes to consolidated financial statements.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                1999       1998
                                                              --------   --------
Current assets:
  Cash and cash equivalents.................................  $  1,315   $ 13,734
  Accounts receivable (net of allowance of $4,246 in 1999
    and
    $4,014 in 1998).........................................    14,223     13,317
  Deferred costs............................................     4,482      3,888
  Prepaid expenses and other current assets.................       174         94
  Deferred taxes............................................        --      3,398
                                                              --------   --------
    Total current assets....................................    20,194     34,431
                                                              --------   --------
Property, plant and equipment, net..........................     1,377      1,134
Intangible assets from business acquisitions, net...........    75,413     81,255
Deferred taxes..............................................     6,504         --
Other assets, net...........................................     5,571      1,022
  Net assets held for sale..................................        --     69,780
                                                              --------   --------
    Total other assets......................................    88,865    153,191
                                                              --------   --------
    Total assets............................................  $109,059   $187,622
                                                              ========   ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $  9,447   $  4,844
  Short-term debt and current maturities of long-term
    debt....................................................    24,000     17,117
  Other current liabilities.................................     3,940      3,017
                                                              --------   --------
    Total current liabilities...............................    37,387     24,978
Long-term obligations:
  Long-term debt............................................        --     17,233
  Deferred tax liabilities..................................        --     13,827
                                                              --------   --------
    Total liabilities.......................................    37,387     56,038
                                                              --------   --------
  Commitments and contingencies.............................
Stockholders' equity:
  Preferred stock, Series A Redeemable Convertible $.0001
    par
    value: 20,000,000 shares authorized; 0 and 142,857
    shares issued
    and outstanding; $2,000 liquidation preference..........        --      1,122
  Common stock, $.0001 par value: 180,000,000 shares
    authorized;
    20,426,753 and 19,859,262 shares issued and outstanding,
    respectively............................................         2          2
  Additional paid-in capital................................   149,438    146,611
  Treasury stock; 0 and 234,141 common shares,
    respectively............................................        --     (1,013)
  Retained earnings (accumulated deficit)...................   (77,768)   (15,138)
                                                              --------   --------
    Total stockholders' equity..............................    71,672    131,584
                                                              --------   --------
    Total liabilities and stockholders' equity..............  $109,059   $187,622
                                                              ========   ========

          See accompanying notes to consolidated financial statements.

                      ADVANCED COMMUNICATIONS GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              RETAINED
                                   COMMON STOCK                     ADDITIONAL                EARNINGS         TOTAL
                              -----------------------   PREFERRED    PAID-IN     TREASURY   (ACCUMULATED   STOCKHOLDERS'
                                SHARES       AMOUNT       STOCK      CAPITAL      STOCK       DEFICIT)        EQUITY
                              ----------   ----------   ---------   ----------   --------   ------------   -------------
Balance, December 31,
  1996......................   8,227,736   $       1     $    --     $     27    $    --      $   (659)       $   (631)
Issuance of stock options
  and warrants..............          --          --          --        1,237         --            --           1,237
Issuance of stock for
  services performed........       4,540          --          --           50         --            --              50
Net loss....................          --          --          --           --         --        (3,200)         (3,200)
                              ----------   ----------    -------     --------    -------      --------        --------
Balance, December 31,
  1997......................   8,232,276   $       1     $    --     $  1,314    $    --      $ (3,859)       $ (2,544)
Issuance of stock options
  and warrants..............          --          --          --        5,862         --            --           5,862
Issuance of preferred
  stock.....................          --          --       1,122           --         --            --           1,122
Initial public offering, net
  of offering costs.........   8,000,000           1          --       99,899         --            --          99,900
Issuance of stock for
  acquired companies........   3,861,127          --          --       39,536         --            --          39,536
Acquisition of treasury
  stock.....................    (234,141)         --          --           --     (1,013)           --          (1,013)
Net loss....................          --          --          --           --         --       (11,279)        (11,279)
                              ----------   ----------    -------     --------    -------      --------        --------
Balance, December 31,
  1998......................  19,859,262   $       2     $ 1,122     $146,611    $(1,013)     $(15,138)       $131,584
Stock option exercises......     366,634          --          --        1,705        785           (85)          2,405
Issuance of restricted
  stock.....................      58,000          --          --           --        228            --             228
Conversion of preferred
  stock.....................     142,857          --      (1,122)       1,122         --            --              --
Net loss....................          --          --          --           --         --       (62,545)        (62,545)
                              ----------   ----------    -------     --------    -------      --------        --------
Balance, December 31,
  1999......................  20,426,753   $       2     $    --     $149,438    $    --      $(77,768)       $ 71,672
                              ==========   ==========    =======     ========    =======      ========        ========

          See accompanying notes to consolidated financial statements.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                1999       1998       1997
                                                              --------   --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(62,545)  $(11,279)  $(3,200)
  Adjustments to reconcile net loss to net cash:
    Depreciation and amortization...........................     4,695      4,190         3
    Stock-based compensation expense........................        --      1,760       870
    Loss from discontinued operations, net..................     7,378      7,507        --
    Loss on sale of discontinued operations.................    51,800         --        --
    Deferred tax provision..................................    (3,718)    (6,459)       --
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable, net............................      (906)      (184)        1
        Deferred costs......................................      (594)       639        --
        Prepaid expenses and other current assets...........       (80)       581        --
        Other assets, net...................................    (3,161)     1,667        --
      Increase (decrease) in:
        Accounts payable and accrued liabilities............     4,603        836     1,950
        Other current liabilities...........................       923        706        --
                                                              --------   --------   -------
        Net cash used in continuing operating activities....    (1,605)       (36)     (376)
        Net cash used in discontinued operations............   (41,370)    (8,812)       --
                                                              --------   --------   -------
        Net cash used in operating activities...............   (42,975)    (8,848)     (376)
                                                              --------   --------   -------
Cash flows from investing activities:
  Cash paid for businesses acquired, net of cash acquired...        --    (83,256)       --
  Additions to property, plant and equipment, net...........    (3,906)   (16,738)       --
  Cash from sale of discontinued operations.................    43,127     10,000        --
                                                              --------   --------   -------
        Net cash provided by (used in) investing
          activities........................................    39,221    (89,994)       --
                                                              --------   --------   -------
Cash flows from financing activities:
  Borrowings of long-term debt..............................    52,883     17,000     2,566
  Repayment of long-term debt...............................   (62,338)    (2,979)       --
  Increase in deferred offering costs.......................      (780)    (1,218)   (2,223)
  Proceeds from stock option exercises......................     1,570         --        --
  Proceeds from common stock issuance, net of offering
    costs...................................................        --     99,900        --
  Acquisition of treasury stock.............................        --       (127)       --
                                                              --------   --------   -------
        Net cash provided by (used in) financing
          activities........................................    (8,665)   112,576       343
                                                              --------   --------   -------
        Net increase (decrease) in cash and cash
          equivalents.......................................   (12,419)    13,734       (33)
Cash and cash equivalents--beginning of year................    13,734         --        33
                                                              --------   --------   -------
Cash and cash equivalents--end of year......................  $  1,315   $ 13,734   $    --
                                                              ========   ========   =======
Supplemental cash flows information:
  Cash paid for interest....................................  $  3,038   $    739   $    --
                                                              ========   ========   =======
Cash paid for income taxes..................................  $     43   $     --   $    --
                                                              ========   ========   =======

          See accompanying notes to consolidated financial statements.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

1. BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Advanced Communications Group, Inc. and its wholly-owned subsidiaries (Advanced). All significant intercompany transactions have been eliminated in consolidation.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Advanced was founded to provide a portfolio of telecommunications services to business customers in service areas of Southwestern Bell and U S WEST and publishes yellow pages directories in selected markets. Advanced completed its initial public offering (IPO) on February 18, 1998. In connection with the IPO, Advanced simultaneously acquired one yellow pages publisher and eight telecommunications companies and a 49% interest in another company (collectively, the Acquired Companies or the Acquisitions). Prior to
February 1998, Advanced had not conducted any operations other than those relating to the IPO and the Acquisitions. Consequently, the financial statements included herein relate only to the parent company prior to February 18, 1998, but include the results of Great Western, the yellow pages publisher, for the period February 18, 1998 to December 31, 1998 and for all later periods as continuing operations. The telecommunications companies and the 49% interest in another company are included in discontinued operations.

    Great Western Directories is Advanced's only remaining operating subsidiary at December 31, 1999. In November 1999, all of Advanced's telecommunications subsidiaries were sold and are therefore presented as discontinued operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--Advanced considers cash in banks and highly-liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Improvements are capitalized. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of assets retired or disposed of and are removed from the accounts, and any gains or losses are reflected in results of operations. Depreciation is computed using the straight-line method over the respective useful lives of the assets. The estimated useful lives of the assets are: buildings and improvements--40 years; equipment--5 to 10 years; furniture and office equipment--3 to 5 years; and leasehold improvements--shorter of life of lease or useful life of related asset.

    INTANGIBLE ASSETS FROM BUSINESS ACQUISITIONS--Intangible assets resulting from the cost of businesses acquired exceeding the fair value of net assets acquired consist principally of customer lists and goodwill. Customer lists and goodwill are amortized on a straight-line basis over their estimated useful lives of 10 years and 40 years, respectively. For the years ended December 31, 1999 and 1998, amortization expense relating to intangible assets was $4,532,000 and $4,402,000, respectively and accumulated amortization totaled $8,408,000 and $3,876,000 at December 31, 1999 and 1998, respectively.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    OTHER ASSETS, NET--Other assets consist of deferred debt issuance costs and deferred acquisition costs. The costs incurred in connection with obtaining debt facilities are deferred and amortized on a straight-line basis over the life of the related debt instrument. Deferred acquisition costs consists of legal, accounting and other costs related to acquisitions which are included in the purchase price and allocated to assets acquired.

    INCOME TAXES--Income taxes are recognized during the year based on all events that have been recognized in the consolidated financial statements, with deferred taxes being provided for differences between the book basis and tax basis of assets and liabilities as measured by the enacted tax laws.

    REVENUE RECOGNITION--Directory revenues are derived from the sale of advertising space in telephone directories and are recognized on the date that the directory is published and substantially delivered. If the estimate of total directory costs exceeds advertising revenues for a specific region's telephone directory, a provision is made for the entire amount of such estimated loss. Directory costs are deferred until the date that the directory is published and substantially delivered. Directory costs include all direct costs related to the publishing of a telephone directory, such as publishing and distribution expenses, commissions on sales, other selling expenses and estimated bad debt expense. General and administrative costs are charged to expense as incurred. Costs incurred with the expansion into new markets include all direct costs related to the publishing of a first-year telephone directory (prototype directory). Advertising space in prototype directories is generally provided to advertisers at no cost; therefore, generally no advertising revenues are derived from prototype directories. Because the future economic benefit of the direct costs related to prototype directories cannot be determined, such direct costs are charged to expense as incurred. Advanced recognized net expense of approximately $3.1 million and $0.4 million in the years ended December 31, 1999 and 1998, respectively, relating to prototype directories.

    STOCK-BASED COMPENSATION--Advanced has elected to follow the intrinsic value method and has included in these financial statements pro forma disclosures of net loss and net loss per share as if the fair value method of accounting had been applied. No employee stock options or similar equity instruments were issued by Advanced prior to January 1, 1997.

    NET EARNINGS (LOSS) PER SHARE--Basic earnings per share (Basic EPS) is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (Diluted EPS) reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. In periods in which the inclusion of such securities or contracts are anti-dilutive, the effect of such securities is not given consideration. In calculating Diluted EPS for the year ended December 31, 1999, 1998, and 1997, options and warrants to purchase 3,806,523, 3,960,312, and 2,288,640, respectively, shares of common stock were outstanding during part of the year but were not included in the computation of Diluted EPS due to their anti-dilutive effect.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Advanced's only financial instruments are cash, short-term trade receivables and payables and notes payable. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the carrying value of its notes payable obligations approximate fair value.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

    COMPREHENSIVE INCOME--For the years ended December 31, 1999, 1998, and 1997, Advanced did not incur items to be reported in comprehensive income that were not already included in the reported net earnings; therefore, comprehensive income (loss) and net income (loss) were the same for these periods.

    RECLASSIFICATIONS--Certain amounts presented in the 1998 consolidated financials statements have been reclassified to conform with the 1999 presentation.

3. DISCONTINUED OPERATIONS

    In April 1999, Advanced announced that it intended to divest its telecommunications segment in connection with several strategic acquisitions. In July 1999, Advanced and four of its wholly-owned subsidiaries, Feist Long Distance Services, Inc., FirsTel, Inc., Telecom Resources, Inc. and Valu-Line of Longview, Inc., entered into a stock purchase agreement with Ionex Telecommunications, Inc. under which Advanced agreed to sell all of the capital stock of those wholly-owned subsidiaries to Ionex Telecommunications for $49.8 million, subject to a dollar-for-dollar reduction to the extent current assets are less than current liabilities at the time of closing and to the extent of any decrease in property, plant and equipment from May 1, 1999 to the closing date. The sale was completed on November 19, 1999 and Advanced received $42.6 million, representing the purchase price less a preliminary working capital adjustment. The estimated remaining costs of the transaction are included in other liabilities in the financial statements.

    As a result of the divestiture, the results of all the telecommunications segment from the date of the announcement are classified as discontinued operations in the accompanying consolidated financial statements. Revenues from the discontinued telecommunications segment were $86.2 million and $59.6 million in 1999 and 1998, respectively. Net losses from the discontinued telecommunications operations were $7.4 million, net of an income tax benefit of $4.0 million in 1999, and $7.5 million, net of an income tax benefit of $6.4 million in 1998.

    Advanced has recorded a loss on the sale of the discontinued telecommunications operations of $51.8 million. The loss on the sale of the discontinued operations includes operating losses incurred through the completion of the sale, transaction costs, exit costs of leased facilities, employee severance and termination costs, and proceeds from the sale. The loss is recorded net of an income tax benefit of $8.1 million.

    In connection with the IPO, Advanced purchased a 49% interest in KINNET, an owner and operator of a fiber optic network in Kansas, for $18.0 million. Advanced accounted for its investment in KINNET using the equity method. In December 1998, Advanced sold its entire interest in KINNET back to the original owner of KINNET for $10.0 million in cash, 225,000 shares of Advanced's common

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

3. DISCONTINUED OPERATIONS (CONTINUED)
stock, valued at $0.9 million, and the indefeasible right to use (IRU) certain network facilities of KINNET valued at $7.0 million. The sale of the KINNET stock resulted in a $2.4 million loss due to the tax effect associated with this transaction. The loss on the sale of KINNET is also included in the loss on the discontinued telecommunications operations. The net assets and liabilities of the discontinued telecommunications operations are classified on the accompanying consolidated balance sheet as net assets held for sale at December 31, 1998.

4. ACQUISITIONS

    In April 1999, Advanced's Board of Directors approved a letter of intent to acquire all the outstanding stock of YPtel Corporation, Web YP, Inc. and Big Stuff, Inc. for approximately 19.5 million newly issued shares of common stock. The acquisitions are expected to be completed in February 2000. YPtel Corporation is the parent of Pacific Coast Publishing, Ltd. a leading yellow pages publisher located in Tacoma, Washington. Web YP maintains a website and operates an Internet yellow pages network that is integrated with Big Stuff's yellow pages services. In connection with the acquisitions, Advanced's Chairman and CEO, Richard O'Neal and the other 5% Note holders have agreed to convert the $15.0 million 5% Notes and accrued interest owed by Advanced into approximately 2,864,000 shares of common stock in support of Advanced's strategy. Advanced will be re-named WorldPages.com, Inc.

    In February 1998, Advanced completed its IPO. Concurrent with and as a condition to the closing of the IPO, Advanced acquired all of the outstanding capital stock of Great Western Directories, Inc., Valu-Line of Longview, Inc., Feist Long Distance Service, Inc., FirsTel, Inc. and Tele-Systems, Inc., substantially all of the assets of Long Distance Management II, Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma City, Inc., and National Telecom, a proprietorship, and 49% of the outstanding capital stock of KINNET (collectively the Acquisitions or the Acquired Companies). The Acquisitions are accounted for using the purchase method of accounting.

    The following table sets forth for accounting purposes the fair value of consideration paid with respect to the acquisition of Great Western and the assets acquired:

(IN THOUSANDS)

Consideration Paid for Acquired Companies:
  Cash......................................................   $55,634
  Common stock..............................................     8,000
  Notes payable.............................................    15,000
  Options and warrants......................................     3,125
                                                               -------
    Total purchase price....................................   $81,759
                                                               =======
Assets Acquired:
  Net working capital.......................................   $ 6,160
  Property and equipment....................................     1,237
  Customer lists............................................    32,900
  Goodwill..................................................    50,921
  Net deferred tax liability................................    (9,459)
                                                               -------
    Total assets acquired...................................   $81,759
                                                               =======

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

4. ACQUISITIONS (CONTINUED)
    In addition to the acquisition of Great Western, Advanced purchased the other acquired companies for $62.6 million in cash, stock options and notes payable. These acquisitions resulted in $47.0 million of goodwill, $14.9 million of customer lists and $.7 million of net other assets which have been classified as net assets held for sale at December 31, 1998.

    The following pro forma information presents results of operations as if the acquisition of Great Western had occurred at the beginning of the periods presented. This pro forma information is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of the future results of the combined companies.

PRO FORMA INFORMATION (UNAUDITED, IN THOUSANDS)                 1998       1997
-----------------------------------------------               --------   --------
Total revenues from continuing operations...................  $47,336    $43,247
Net loss from continuing operations.........................   (2,972)    (2,563)
Loss per share from continuing operations...................     (.15)      (.13)

    In November 1998, Advanced acquired all of the outstanding stock of Telecom Resources, Inc. and affiliates (TRI) for 477,538 newly issued shares of common stock valued at $1.6 million. TRI, based in Dallas, Texas, offers its customers a web-based virtual office package that combines voice, fax and data into a single interface. This acquisition is accounted for under the purchase method of accounting. The excess of cost over the estimated fair value of assets acquired and liabilities assumed was allocated to goodwill. Approximately $3.3 million was allocated to goodwill and will be amortized over 15 years. The results of operations and the pro forma results would not have been significantly different if TRI had been acquired at the beginning of 1998. As described in Note 3, TRI was sold with Advanced's telecom subsidiaries in November 1999.

6. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following at December 31, 1999 and 1998:

(IN THOUSANDS)                                                  1999       1998
--------------                                                --------   --------
Land and buildings..........................................  $   544    $   544
Leasehold improvements......................................      387        388
Furniture and office equipment..............................    1,883      1,443
                                                              -------    -------
                                                                2,814      2,375
Less accumulated depreciation...............................   (1,437)    (1,241)
                                                              -------    -------
                                                              $ 1,377    $ 1,134
                                                              =======    =======

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

7. LONG-TERM DEBT

    The carrying amount of long-term debt, which approximates fair value, consisted of the following at December 31, 1999 and 1998:

(IN THOUSANDS)                                                  1999       1998
--------------                                                --------   --------
Borrowings under revolving line of credit, variable
  interest, 9.25% and 8.25% at December 31, 1999 and 1998,
  respectively..............................................  $ 7,000    $17,000
5% Notes payable due February 18, 2000, interest due
  annually (related parties)................................   15,000     15,000
10% Convertible Notes due February 18, 2000, interest due
  annually (related parties)................................    2,000      2,000
7% Note due annually through February 18, 2001, interest due
  annually (related parties)................................       --        350
                                                              -------    -------
                                                               24,000     34,350
Less short-term borrowings and current maturities...........  (24,000)   (17,117)
                                                              -------    -------
                                                              $    --    $17,233
                                                              =======    =======

    The weighted average interest rates at December 31, 1999 and 1998 for short-term borrowings were 6.7% and 8.2%, respectively.

    On May 14, 1999, Advanced, through its wholly-owned yellow pages publishing subsidiary, Great Western, entered into a $40.0 million revolving loan agreement with Bank of America National Trust and Savings Association. Advanced used a portion of the credit facility to refinance an existing $25.0 million credit facility and to finance its discontinued telecommunications operations. In connection with the closing of the sale of the telecommunications operations, the revolving credit facility was amended to reduce the total available borrowings to $15.0 million. The balance of the new credit facility is, subject to various restrictions, for the general working capital needs and other corporate purposes of Advanced and Great Western. Interest on the facility varies at LIBOR (adjusted by the Eurodollar reserve percentage) plus 2.75% or at the Bank of America's prime or base rate plus .75%. The facility requires a commitment fee of .5% on the unused balance and is subject to various restrictions and the maintenance of certain financial ratios. The facility expires on May 13, 2000 and Advanced guaranteed the loan by pledging to Bank of America substantially all of its assets.

    In connection with the acquisitions of YPtel Corporation, Web YP, Inc. and Big Stuff, Inc., (Note 4), Advanced intends to issue approximately 2,863,637 shares of Advanced's common stock in redemption of the $15.0 million 5% Notes and accrued interest owed thereon. The 5% Notes are owed to the former stockholders of Great Western, including Mr. Richard O'Neal, Advanced's Chairman of the Board and Chief Executive Officer and four other individuals of Great Western. The indebtedness was originally incurred in connection with Advanced's acquisition of Great Western in February 1998.

    The 5% Notes and 10% Convertible Notes may be prepaid at any time and are subordinated to Advanced's senior debt as defined therein. The 10% Convertible Notes are convertible into shares of Advanced's common stock at $14.00 per share.

    Until the IPO, Advanced's activities had been financed through a Subordinated Promissory Note as amended (the Note), with Consolidated Partners Founding Fund (CPFF), a related party, in the principal amount of $3,230,000 and bearing an annual interest rate of 8%. The Note was due on the

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

7. LONG-TERM DEBT (CONTINUED)
earlier of December 31, 1998, or the consummation of the IPO. In connection with the IPO in February 1998, the entire balance of the Note was repaid. During 1998 and 1997, Advanced incurred interest expense of $149,000 and $256,000, respectively, related to the Note.

    Included in short-term and long-term debt at December 31, 1999 and 1998, respectively, are notes relating to the Acquisitions totaling $14,803,000 and $15,393,000, respectively, which are due to current directors and members of management. For the years ended December 31, 1999 and 1998, Advanced recognized interest expense of $768,000 and $709,000, respectively, relating to these notes.

8. INCOME TAXES

    The provision for income tax expense (benefit) related to continuing operations consisted of the following:

(IN THOUSANDS)                                                  1999       1998
--------------                                                --------   --------
Current:....................................................  $    --    $    --
  Federal...................................................       --         --
                                                              -------    -------
  State.....................................................       --         --
                                                              -------    -------
Deferred:
  Federal...................................................   (1,230)    (5,945)
  State.....................................................     (235)      (514)
                                                              -------    -------
                                                               (1,465)    (6,459)
                                                              -------    -------
Income tax expense (benefit)................................  $(1,465)   $(6,459)
                                                              =======    =======

    Significant components of deferred tax assets and liabilities at December 31, 1999 and 1998 were:

(IN THOUSANDS)                                                  1999       1998
--------------                                                --------   --------
Deferred tax assets:
  Property and equipment depreciation.......................  $    108   $     --
  Reserves and accruals.....................................       172      1,273
  Net operating loss carryforwards..........................    16,555      1,222
                                                              --------   --------
                                                                16,835      2,495
                                                              --------   --------
Deferred tax liabilities:
  Intangible assets.........................................   (10,158)   (16,144)
  Deferred costs............................................    (1,701)        --
  Property and equipment depreciation.......................        --       (319)
                                                              --------   --------
                                                               (11,859)   (16,463)
                                                              --------   --------
Total net deferred tax asset (liability)....................     4,976    (13,968)
Net deferred tax liabilities included in Net Assets Held for
  Sale......................................................        --      3,490
                                                              --------   --------
Net deferred tax asset (liability)..........................  $  4,976   $(10,478)
                                                              ========   ========

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

8. INCOME TAXES (CONTINUED)
    The benefit for income taxes reconciles to the amount computed by applying the statutory federal tax rate of 34% as follows:

(IN THOUSANDS)                                                  1999       1998
--------------                                                --------   --------
Computed expected tax benefit...............................  $(1,643)   $(6,031)
Non-deductible goodwill and intangibles.....................      317        332
State income tax benefit....................................     (155)      (339)
Loss on sale of KINNET......................................       --        816
Other.......................................................       16        (44)
Change in valuation allowance...............................       --     (1,193)
                                                              -------    -------
                                                              $(1,465)   $(6,459)
                                                              =======    =======

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion, or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Net operating loss carryforwards of $3,139,000, $518,000 and $39,909,000 expire in 2012, 2018, and
2019, respectively. Management believes that Advanced will generate sufficient taxable income to absorb all net operating loss carryforwards and deductible temporary differences prior to their expiration.

9. STOCK OPTIONS AND WARRANTS

    In connection with the Acquisitions and IPO, Advanced issued various common stock warrants that allow the holder to purchase shares of common stock at defined exercise prices. As of December 31, 1999 and 1998, 1,674,427 and 1,584,427 of such warrants were issued and outstanding, respectively.

    Advanced has an employee incentive stock option plan which allows Advanced to grant key employees incentive and non-qualified stock options to purchase up to 3,500,000 shares of Advanced's common stock at not less than the market price on the date of the grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period but not later than ten years from the date of the grant.

    Advanced also has a Non-Employee Director stock option plan, approved by the stockholders, under which Advanced grants an option to purchase 15,000 shares of common stock to each director who is neither an officer of Advanced nor compensated under any employment or consulting arrangements (Non-Employee Director) upon their initial appointment as director and an additional option to purchase 5,000 shares upon each subsequent re-election to director. Under the plan, the option exercise price is the fair market value of Advanced's common stock on the date of the grant, and the options are exercisable, on a cumulative basis, at 33 1/3% per year commencing on the first anniversary date of the grant.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

9. STOCK OPTIONS AND WARRANTS (CONTINUED)
    A summary of the stock option and warrant transactions under the plans for the years ended December 31, 1999 and 1998, is as follows:

                                             1999                   1998                    1997
                                     --------------------   ---------------------   ---------------------
                                     AVERAGE    NUMBER OF   AVERAGE    NUMBER OF    AVERAGE    NUMBER OF
                                      PRICE      SHARES      PRICE       SHARES      PRICE       SHARES
                                     --------   ---------   --------   ----------   --------   ----------
Options and warrants outstanding at
  beginning of year................   $6.96     3,960,312    $ 8.76     2,288,640    $   --             0
Options and warrants granted.......   $7.50       393,961    $ 9.89     4,116,172    $ 7.59     2,813,640
Options and warrants exercised.....   $4.28      (366,634)   $   --            --    $ 2.50       525,000
Options and warrants canceled......   $5.56      (181,116)   $13.57    (2,444,500)   $   --             0
                                                ---------              ----------              ----------
Options and warrants outstanding at
  end of year......................   $7.34     3,806,523    $ 6.96     3,960,312    $ 8.76     2,288,640
                                                =========              ==========              ==========
Exercisable at end of year.........             3,110,826               1,580,377                 107,561
                                                =========              ==========              ==========

    Other information regarding stock options and warrants outstanding as of December 31, 1999, is as follows:

                               OPTIONS AND WARRANTS OUTSTANDING
                        -----------------------------------------------   OPTIONS AND WARRANTS EXERCISABLE
                                       REMAINING                          ---------------------------------
      RANGE OF          NUMBER OF   CONTRACTUAL LIFE   WEIGHTED AVERAGE     NUMBER OF     WEIGHTED AVERAGE
   EXERCISE PRICE        OPTIONS        (YEARS)         EXERCISE PRICE       OPTIONS       EXERCISE PRICE
---------------------   ---------   ----------------   ----------------   -------------   -----------------
$2.50-$4.19               630,593          7.6              $ 2.54            537,260           $ 2.52
$4.50-$4.50             1,037,000          1.9              $ 4.50            932,793           $ 4.50
$4.67-$6.61               879,714          6.8              $ 6.46            601,933           $ 6.40
$6.96-$10.50              279,461          6.6              $ 8.32            189,667           $ 7.86
$14.00-$14.00             979,755          5.2              $14.00            849,173           $14.00
                        ---------          ---              ------          ---------           ------
$2.50-$14.00            3,806,523          5.2              $ 7.34          3,110,826           $ 7.32
                        =========          ===              ======          =========           ======

    Advanced accounts for the option plans using the intrinsic value method. Under such method, no compensation expense has been recognized relating to the stock options. Pro forma net earnings and net earnings per common share in the following table were prepared as if Advanced had accounted for its stock options and warrants under the fair market value method.

                                                                1999       1998       1997
                                                              --------   --------   --------
Net loss from continuing operations--pro forma (in
  thousands)................................................   $9,024     $6,059     $5,972
Net loss from continuing operations per share--pro forma....      .45        .33        .73

    For the pro forma disclosures, the fair value of each option and warrant grant is estimated at the date of the grant using an option pricing model with the following assumptions: no expected dividends, risk-free interest rates of 6.0%, price volatility of 50% and expected lives of four years.

    On December 13, 1998, Advanced's Board of Directors approved the re-pricing of approximately 2,125,000 options granted to key employees with a weighted-average exercise price of $13.53. Under the

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

9. STOCK OPTIONS AND WARRANTS (CONTINUED) terms of the re-pricing, holders of the affected options received one new option for each two existing options. The new options have an exercise price of $4.50 per share, which represents the fair market value of Advanced's stock on December 14, 1998.

    In connection with the Acquisitions, Advanced issued warrants to purchase 756,078 shares of common stock at $6.61 per share and options to purchase 598,500 shares of common stock at $14.00 per share (the IPO price). The fair value of these options and warrants was determined to be $4,101,000 on the date of grant, and was recorded as a component of the purchase price of the Acquisitions.

    During December 1997, Advanced awarded two of its officers ten-year options to purchase 300,000 shares of common stock at an exercise price of $2.50 per share which vested in full at the end of three months. Additionally, in May 1997, Advanced granted to one of its consultants a warrant for the purchase of 7,561 shares of common stock at an exercise price of $2.65 per share. During the year ended December 31, 1998 and 1997, Advanced recognized $1,760,000 and $870,000, respectively, of compensation expense related to these options and warrants.

10. BENEFIT PLANS

    Advanced has a stock purchase plan whereby eligible employees may elect to invest up to 10% of their salary and Advanced contributes an amount equal to 15% of each participant's contribution. Advanced also has a 401(k) plan whereby eligible employees may elect to contribute a portion of their salary and Advanced contributes an amount equal to 50% of employee contributions up to 6% of the employee's base salary. Advanced recognized expense of $482,000 in 1999; $281,000 in 1998; and no expense in 1997 relating to these plans.

11. LEASES

    Certain sales and administrative offices and equipment are leased. The leases expire at various dates through 2003. Leases that expire are generally renewed or replaced by similar leases depending on business needs. Rent expense for operating leases in 1999, 1998, and 1997 was $2,153,000, $1,370,000 and
$48,000, respectively. At December 31, 1999, Advanced's future minimum rental payments due under noncancelable operating leases were as follows: $473,000 in 2000; $359,000 in 2001; $206,000 in 2002; $88,000 in 2003; $25,000 in 2004; and
$0 thereafter.

12. PREFERRED STOCK

    In connection with a strategic alliance with a utility company, which was consummated with the IPO, Advanced issued 142,857 shares of Series A Redeemable Convertible Preferred Stock (Preferred Stock) with an aggregate liquidation preference of $2.0 million. The Preferred Stock was convertible into a like number of shares of common stock eighteen months after the consummation of the IPO. In August 1999, the preferred stock was converted by the holder into 142,857 shares of Advanced's common stock. The Preferred Stock did not pay dividends and its holders were not entitled to vote in the election of directors.

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

13. COMMITMENTS AND CONTINGENCIES

    In August 1996, one of Advanced's subsidiaries, Valu-Line of
Longview, Inc., entered into a written agreement with MCI Communications Corporation under which, for a fee, MCI would provide access to Valu-Line so that Valu-Line could provide services as a long distance carrier. After execution of the written agreement, service failures by MCI occurred. To address the service failures and MCI relocation of circuits serving Valu-Line, representatives of Valu-Line and MCI agreed upon a reduced fee structure and revised network architecture in order to provide restitution to Valu-Line and to address the service quality issues. The resulting agreement reflecting the reduced fee structure was never set forth in writing. Both before and after Advanced acquired Valu-Line, the payments made under the Valu-Line contract with MCI were in accordance with the modified agreement. In April-May 1999, after the acquisition of MCI by WorldCom, Inc., MCI WorldCom, Inc., as the owner of the successor-in-interest to MCI, took the position that ACG owed $2.9 million in delinquent amounts under the original written contract, ignoring the modification to the contract between the parties. MCI WorldCom and Advanced have agreed to settle this matter in arbitration. Management intends to actively pursue Advanced's rights and defenses in arbitration.

    In July 1999, Loretta R. Cross, Chapter 7 Trustee for Total National Telecommunications, Inc., filed an Adversary Proceeding against Lou Zant and TRI, in the United States Bankruptcy Court for the Southern District of Texas. The trustee's complaint seeks recovery of $2.6 million from TRI as a fraudulent conveyance under the Bankruptcy Code. The complaint is based on an October 1, 1996 stock purchase agreement in which Total World Telecommunications, Inc., the parent of Total National Telecommunications, agreed to purchase all the stock of NETTouch Communications, Inc., from TRI and Mr. Zant. The trustee's complaint alleges that Total National Telecommunications provided the funds to Total World Telecommunications to complete and close the stock purchase and that Total National Communications never received any consideration for its funds. TRI intends to vigorously defend the action.

    Advanced is party to various legal actions, proceedings and claims arising in the normal course of business. Some of the foregoing involve, or may involve, claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings and claims referred to above could be decided against Advanced. Advanced's management believes that any resulting liability will not materially affect Advanced's financial position, liquidity or results of operations

14. REPORTABLE SEGMENTS

    Advanced considers its directory operations as its only reportable segment. The directory operations publish and distribute yellow pages directories in various markets in Oklahoma, Texas and California. Prior to November 1999, Advanced had reported its telecommunications operations as another segment. The telecommunications operations provided local, long distance and other telecommunications services to customers in service areas of Southwestern Bell and U S West. The different telecommunications services were aggregated and classified as one reportable segment because they were considered one segment in assessing performance and allocation of resources. The telecommunications segment was sold in November 1999 and has been presented as discontinued operations in the accompanying consolidated financial statements.

    The costs associated with Advanced's corporate overhead including, but not limited to, executive salaries, salaries of shared administrative personnel and the direct costs of company-wide programs,

              ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

14. REPORTABLE SEGMENTS (CONTINUED)
have been allocated to the directory operations segment based on management's estimate of those costs expected to be continuing after the sale of the telecommunications operations. The administrative costs that will not continue after the sale of the telecommunications segment have been allocated to the discontinued telecommunications operations.

15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                              1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER    TOTAL
(IN THOUSANDS, EXCEPT PER SHARE INFORMATION)  -----------   -----------   -----------   -----------   --------
1999
Revenues.................................       $18,743      $  14,481      $ 9,113       $ 7,650     $49,987
Operating income (loss)..................         3,391         (1,126)        (537)       (1,869)       (141)
Net income (loss) from continuing
  operations.............................         1,031         (1,250)      (2,181)         (967)     (3,367)
Net loss from discontinued operations....        (7,378)            --           --            --      (7,378)
Net loss on sale of discontinued
  operations.............................       (51,800)            --           --            --     (51,800)
Total net loss...........................       (58,147)        (1,250)      (2,181)         (967)    (62,545)
Net income (loss) per common share from
  continuing operations..................          0.05          (0.06)       (0.11)        (0.05)      (0.17)
Net loss per common share from discontinued
  operations.............................         (0.37)            --           --            --       (0.37)
Net loss per common share from sale of
  discontinued operations................         (2.60)            --           --            --       (2.60)
Total net loss per share.................         (2.93)         (0.06)       (0.11)        (0.05)      (3.14)
Common shares used in per share
  calculation............................        19,859         19,859       19,968        20,134      19,956

                                              1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER   TOTAL
(IN THOUSANDS, EXCEPT PER SHARE INFORMATION)  -----------   -----------   -----------   -----------   --------
1998
Revenues.................................       $ 9,183      $  12,809      $ 8,255       $ 7,843     $38,090
Operating income (loss)..................          (761)         1,596         (891)       (2,139)     (2,195)
Net income (loss) from continuing
  operations.............................          (816)           501       (1,295)       (2,162)     (3,772)
Net loss from discontinued operations....          (308)        (1,532)      (2,396)       (3,271)     (7,507)
Total net loss...........................        (1,124)        (1,031)      (3,691)       (5,433)    (11,279)
Net income (loss) per common share from
  continuing operations..................         (0.05)          0.03        (0.07)        (0.11)      (0.20)
Net loss per common share from discontinued
  operations.............................         (0.03)         (0.09)       (0.12)        (0.17)      (0.41)
Total net loss per share.................         (0.08)         (0.06)       (0.19)        (0.28)      (0.61)
Common shares used in per share
  calculation............................        15,269         19,616       19,616        19,822      18,594

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Pacific Coast Publishing, Inc.

    We have audited the accompanying balance sheets of Pacific Coast Publishing, Inc. (Pacific Coast) as of October 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended October 31, 1998. These financial statements are the responsibility of Pacific Coast's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Coast as of October 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Seattle, Washington
December 22, 1998

                         PACIFIC COAST PUBLISHING, INC.

                                 BALANCE SHEETS

                                                                     OCTOBER 31,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
CURRENT ASSETS
Cash and cash equivalents...................................  $   334,426   $    17,922
Trade accounts receivable, net..............................    6,275,722     4,999,533
Deferred costs..............................................    7,271,961     6,892,487
Advances to employees.......................................      105,769        50,770
Prepaid expenses and other..................................      723,851       332,685
                                                              -----------   -----------
Total current assets........................................   14,711,729    12,343,397

Property, plant and equipment, net..........................      508,463       505,579
Other assets................................................      313,950       132,381
                                                              -----------   -----------
Total assets................................................  $15,534,142   $12,981,357
                                                              ===========   ===========
CURRENT LIABILITIES
Current portion of debt.....................................  $    95,382   $   585,828
Accounts payable and accrued expenses.......................    1,574,604     1,362,253
Deferred revenue............................................    2,683,854     2,913,231
Commissions payable.........................................    1,169,261     1,019,448
                                                              -----------   -----------
Total current liabilities...................................    5,523,101     5,880,760
                                                              -----------   -----------
Debt, less current portion..................................      276,224       260,600
                                                              -----------   -----------
Commitments and contingencies (NOTE 5)
                                                              -----------   -----------
Total liabilities...........................................    5,799,325     6,141,360
                                                              -----------   -----------

STOCKHOLDERS' EQUITY
Common stock, $1 par value:
  Authorized shares--50,000
  Issued and outstanding shares--20,000.....................       20,000        20,000
Additional paid-in capital..................................      119,269       119,269
Retained earnings...........................................    9,595,548     6,700,728
                                                              -----------   -----------
Total stockholders' equity..................................    9,734,817     6,839,997
                                                              -----------   -----------
Total liabilities and stockholders' equity..................  $15,534,142   $12,981,357
                                                              ===========   ===========

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                            STATEMENTS OF OPERATIONS

                                                                YEARS ENDED OCTOBER 31,
                                                        ---------------------------------------
                                                           1998          1997          1996
                                                        -----------   -----------   -----------
Revenue...............................................  $33,165,398   $28,203,972   $24,550,563

Expenses:
  Printing, distribution, and listings................    8,001,467     6,644,443     6,985,299
  Sales and marketing.................................    7,301,381     5,700,232     5,612,647
  General and administrative..........................    8,453,878     7,584,901     6,051,042
  Provision for bad debts.............................    2,067,085     1,727,532     1,836,185
  Depreciation and amortization.......................      170,124       249,245       334,918
  Stockholder remuneration............................    1,646,092     1,717,614     1,834,726
                                                        -----------   -----------   -----------
Income from operations................................    5,525,371     4,580,005     1,895,746

Interest (income) expense, net........................     (141,828)       94,625       247,211
Other (income) expense................................      (98,100)       26,113       (63,321)
                                                        -----------   -----------   -----------
Earnings before income taxes..........................    5,765,299     4,459,267     1,711,856
Provision for income taxes............................       86,479        53,988       265,957
                                                        -----------   -----------   -----------
Net income............................................  $ 5,678,820   $ 4,405,279   $ 1,445,899
                                                        ===========   ===========   ===========

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE THREE YEARS ENDED OCTOBER 31, 1998

                                    COMMON STOCK       ADDITIONAL   UNREALIZED
                                 -------------------    PAID-IN       LOSS ON      RETAINED
                                  SHARES     AMOUNT     CAPITAL     INVESTMENTS    EARNINGS        TOTAL
                                 --------   --------   ----------   -----------   -----------   -----------
Balances at October 31, 1995...   20,000    $20,000     $119,269     $(20,400)    $ 2,181,550   $ 2,300,419
  Net income...................       --         --           --           --       1,445,899     1,445,899
  Change in unrealized loss on
    investments................       --         --           --       (9,120)             --        (9,120)
                                  ------    -------     --------     --------     -----------   -----------
Balances at October 31, 1996...   20,000     20,000      119,269      (29,520)      3,627,449     3,737,198
  Net income...................       --         --           --           --       4,405,279     4,405,279
  Cash dividends paid..........       --         --           --           --      (1,332,000)   (1,332,000)
  Change in unrealized loss on
    investments................       --         --           --       29,520              --        29,520
                                  ------    -------     --------     --------     -----------   -----------
Balances at October 31, 1997...   20,000     20,000      119,269            0       6,700,728     6,839,997
  Net income...................       --         --           --           --       5,678,820     5,678,820
  Cash dividends paid..........       --         --           --           --      (2,784,000)   (2,784,000)
                                  ------    -------     --------     --------     -----------   -----------
Balances at October 31, 1998...   20,000    $20,000     $119,269     $      0     $ 9,595,548   $ 9,734,817
                                  ======    =======     ========     ========     ===========   ===========

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED OCTOBER 31,
                                                      ------------------------------------------
                                                          1998           1997           1996
                                                      ------------   ------------   ------------
OPERATING ACTIVITIES
Cash received from customers........................  $ 32,154,531   $ 28,268,125   $ 23,373,735
Cash paid to suppliers and employees................   (28,307,682)   (24,467,625)   (22,820,826)
Investment income received..........................       241,791        213,119        128,076
Interest paid.......................................      (105,449)      (333,989)      (357,095)
Income taxes paid...................................       (53,988)      (176,756)       (46,797)
                                                      ------------   ------------   ------------
Net cash provided by operating activities...........     3,929,203      3,502,874        277,093
                                                      ------------   ------------   ------------

INVESTING ACTIVITIES
Purchases of property, plant and equipment..........      (172,308)      (100,876)      (177,223)
Cash received on sale of property, plant and
  equipment.........................................            --             --            500
Other activities....................................      (181,569)       (21,728)       (89,151)
                                                      ------------   ------------   ------------
Net cash used in investing activities...............      (353,877)      (122,604)      (265,874)
                                                      ------------   ------------   ------------

FINANCING ACTIVITIES
Dividends to stockholders...........................    (2,784,000)    (1,332,000)            --
Proceeds of debt borrowings.........................       125,134        240,736        197,536
Principal payments on debt..........................      (599,956)    (2,271,084)      (208,755)
                                                      ------------   ------------   ------------
Net cash used in financing activities...............    (3,258,822)    (3,362,348)       (11,219)
                                                      ------------   ------------   ------------
Net increase in cash................................       316,504         17,922             --

Cash at beginning of year...........................        17,922             --             --
                                                      ------------   ------------   ------------
Cash at end of year.................................  $    334,426   $     17,922   $         --
                                                      ============   ============   ============
Reconciliations of net income to net cash provided
  by operating activities:
  Net income........................................  $  5,678,820   $  4,405,279   $  1,445,899
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provision for doubtful accounts.................     2,067,085      1,727,532      1,836,185
    (Gain) loss on disposal of property, plant and
      equipment.....................................          (699)       136,830          3,854
    Depreciation and amortization...................       170,123        249,245        334,918
    Increase in trade accounts receivable...........     3,343,274      2,492,926      3,212,581
    Increase in prepaid and deferred costs, and
      other assets..................................      (775,639)    (1,126,807)        (6,416)
    Increase in accounts and commissions payable and
      accrued expenses..............................       362,164        225,813        171,409
    Increase (decrease) in deferred revenue.........      (229,377)       377,908       (296,175)
                                                      ------------   ------------   ------------
Net cash provided by operating activities...........  $  3,929,203   $  3,502,874   $    277,093
                                                      ============   ============   ============

SEE ACCOMPANYING NOTES.

                         PACIFIC COAST PUBLISHING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                OCTOBER 31, 1998

1. NATURE OF BUSINESS

    Pacific Coast Publishing, Inc. (Pacific Coast) is in the business of selling yellow pages advertising and publishing and distributing telephone directories in selected Arizona, Oregon, Utah, and Washington cities.

    During 1998, Pacific Coast's stockholders entered into an agreement to sell substantially all of the operating assets of Pacific Coast effective
November 1, 1998.

2. SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

    Accounts receivable are reflected net of an allowance for doubtful accounts as of October 31, 1998 and 1997 of $738,230 and $578,030, respectively.

    Advertising revenue is recognized when directories containing the customers advertising are distributed. Advertising revenue billed on directories that have not been distributed is reported as deferred revenue.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost and is depreciated or amortized using accelerated methods over the shorter of the lease term or the estimated useful lives of the assets. Amortization of equipment under capital leases is included in depreciation.

DEFERRED COSTS

    Costs to produce, distribute, and market the directories are initially capitalized and are expensed only when the directories are distributed in order to match related expenses with advertising revenue. Costs include all direct material and commission costs and indirect costs related to production, such as indirect labor, depreciation, rent, utilities, office expenses and business taxes, and the portion of the bad debt expense allocated to undistributed directories. Capitalized production, distribution, and marketing costs of directories not yet distributed are reported as deferred costs. Deferred costs consist of the following:

                                                             OCTOBER 31,
                                                       -----------------------
                                                          1998         1997
                                                       ----------   ----------
Sales commissions....................................  $4,056,348   $3,798,699
Direct production costs..............................     330,414      338,055
Indirect production costs............................   2,885,199    2,755,733
                                                       ----------   ----------
                                                       $7,271,961   $6,892,487
                                                       ==========   ==========

ADVERTISING COSTS

    Pacific Coast expenses advertising when the costs are incurred. Advertising costs totaled $621,613 in 1998, $520,065 in 1997, and $244,740 in 1996.

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
BARTER TRANSACTIONS

    Pacific Coast barters yellow pages advertising in exchange for goods and services. Sales are recognized at the fair market value of the advertising sold. Services received are recorded at the same value as the sale. There is no gain or loss recognized on these trades. Recognition of the revenues and expenses from trades is the same as for monetary revenues and expenses. Barter transactions represented 3.4%, 2.9%, and 2.6%, of advertising fees in 1998, 1997, and 1996, respectively.

CONCENTRATION OF CREDIT RISK

    Approximately 50% of Pacific Coast's business relates to sales in the state of Washington. Pacific Coast performs periodic credit evaluations of its potential customers prior to acceptance and publication and requires deposits by customers. Pacific Coast provides an allowance for doubtful accounts sufficient to cover estimated credit losses. Credit losses have consistently been within management's expectation.

    Under a long-term contract that expires in February 2001, Pacific Coast utilizes one outside vendor to print its yellow pages publications. As security for payment of production amounts owed under the contract, the vendor has a lien on all property owned by the vendor in Pacific Coast's possession, including work-in-process and undelivered work. Production delays or failure by this vendor to otherwise perform could significantly impact Pacific Coast's operations.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain prior year balance sheet amounts and statement of operations amounts have been reclassified to conform to the October 31, 1998 presentation.

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of:

                                                             OCTOBER 31,
                                                       -----------------------
                                                          1998         1997
                                                       ----------   ----------
Equipment............................................  $1,848,980   $1,724,150
Furniture and fixtures...............................      89,447       82,919
Vehicles.............................................     107,260      107,260
Leasehold improvements...............................     109,925      109,925
                                                       ----------   ----------
                                                        2,155,612    2,024,254
Less amortization and accumulated depreciation.......   1,647,149    1,518,675
                                                       ----------   ----------
                                                       $  508,463   $  505,579
                                                       ==========   ==========

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

3. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)
    Included in equipment are assets held under capital leases as of October 31, 1998 and 1997 with a gross amount of $871,139 and $795,602, respectively. Accumulated amortization as of October 31, 1998 and 1997 on the capital lease assets totaled $715,247 and $683,286, respectively.

4. DEBT

    Debt consists of the following:

                                                                  OCTOBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Line of credit..............................................  $     --   $460,546
Note payable to bank in monthly installments of $1,076,
  including interest at 9.25% at October 31, 1998. The note
  matures in August 2000 and is collateralized by a
  vehicle...................................................    21,688     32,059
Notes payable to equipment vendors in aggregate monthly
  installments from $1,655 to $4,698, including interest at
  9.00% at October 31, 1998. There is one note outstanding
  at October 31, 1998, which matures August 2002............   182,208    230,744
Capital lease obligations...................................   167,710    123,079
                                                              --------   --------
                                                               371,606    846,428
Less current portion........................................    95,382    585,828
                                                              --------   --------
                                                              $276,224   $260,600
                                                              ========   ========

    Pacific Coast's line of credit agreement with a bank was renewed during 1998 for a two-year period. Pacific Coast is permitted to borrow up to $7,000,000 under the line. Borrowings on the line bear interest at 8.375% as of October 31, 1998, which is payable monthly. All outstanding principal and unpaid interest is due at the line's maturity in April 2000, unless the line is extended.

    Borrowings on the line are collateralized by all accounts receivable of Pacific Coast. In addition, Pacific Coast's stockholders have personally guaranteed the repayment of the line. The line requires Pacific Coast to meet certain restrictive covenants, including minimum cash flow coverage and debt to net worth ratio requirements. As of October 31, 1998, Pacific Coast had satisfied the covenant requirements.

    Future maturities of debt as of October 31, 1998, including capital lease obligations (see Note 5), are as follows:

YEARS ENDING OCTOBER 31
-----------------------
1999........................................................  $ 95,382
2000........................................................   117,964
2001........................................................    71,339
2002........................................................    60,718
2003........................................................    26,203
                                                              --------
                                                              $371,606
                                                              ========

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

4. DEBT (CONTINUED)
    Interest (income) expense, net, consists of the following:

                                                   YEARS ENDED OCTOBER 31,
                                              ---------------------------------
                                                1998        1997        1996
                                              ---------   ---------   ---------
Interest and other investment income........  $(241,791)  $(213,119)  $(128,076)
Interest expense............................     99,963     307,744     375,287
                                              ---------   ---------   ---------
                                              $(141,828)  $  94,625   $ 247,211
                                              =========   =========   =========

5. COMMITMENTS AND CONTINGENCIES

    Pacific Coast leases equipment and office space, including its corporate office space, from a related party (see Note 7). Certain of the leases require Pacific Coast to pay a portion of the operating costs associated with the leased property. Future minimum lease payments under capital and operating leases as of October 31, 1998 are as follows:

                                                        CAPITAL    OPERATING
YEARS ENDING OCTOBER 31,                                 LEASES      LEASES
------------------------                                --------   ----------
1999..................................................  $ 62,996   $  838,692
2000..................................................    74,144      543,255
2001..................................................    28,107      303,887
2002..................................................    20,199      211,943
2003..................................................    27,427      120,000
Thereafter............................................        --       50,000
                                                        --------   ----------
                                                         212,873   $2,067,777
                                                                   ==========
Less amount representing interest payments............    45,163
                                                        --------
                                                         167,710
Less current portion..................................    42,336
                                                        --------
                                                        $125,374
                                                        ========

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future lease payments for operating leases include maintenance contract payments. Rent expense, exclusive of maintenance agreement payments, was $820,531 in 1998, $746,445 in 1997, and $601,334 in 1996.

    As of October 31, 1998, certain asserted legal actions are outstanding against Pacific Coast, which have arisen in the normal course of business. While no estimate of loss, if any, which may occur from the settlement of these actions can be made, it is the opinion of management that the settlement of the asserted actions will not have a material adverse impact on Pacific Coast's financial position, operations, or cash flows.

6. INCOME TAXES

    Beginning with the year ended October 31, 1996, Pacific Coast elected S corporation status for federal income tax reporting purposes. As a result, Pacific Coast is generally not subject to federal income tax, and the stockholders separately report their respective pro rata shares of Pacific Coast's income, deductions, and losses on their personal income tax returns. Pacific Coast remains subject to various state income taxes.

    The provision for income taxes consists of:

                                                    YEARS ENDED OCTOBER 31,
                                                 ------------------------------
                                                  1998        1997       1996
                                                 -------    --------   --------
Federal income taxes at statutory rates........  $    --    $     --   $     --
Internal Revenue Service audit assessment for
  prior years..................................       --          --    154,702
Various state income taxes payable.............   86,479      53,988     18,213
                                                 -------    --------   --------
Current portion................................   86,479      53,988    172,915
Deferred taxes.................................       --          --     93,042
                                                 -------    --------   --------
                                                 $86,479    $ 53,988   $265,957
                                                 =======    ========   ========

    Deferred taxes arose principally due to current temporary timing differences related to the allowance for doubtful accounts and vacation accruals.

7. RELATED-PARTY TRANSACTIONS

    Pacific Coast leases corporate office space in a building that is owned by a corporation whose sole stockholders are Pacific Coast's two stockholders. Rents paid to the related corporation were $412,688 in 1998, $402,144 in 1997, and $382,289 in 1996. Pacific Coast, as well as the stockholders, is a guarantor for a bank loan to the related corporation. As of October 31, 1998, the outstanding balance on the guaranteed bank loan was $118,236.

                         PACIFIC COAST PUBLISHING, INC.

                                OCTOBER 31, 1998

7. RELATED-PARTY TRANSACTIONS (CONTINUED)
    Total stockholder remuneration was as follows:

                                                 YEARS ENDED OCTOBER 31,
                                           ------------------------------------
                                              1998         1997         1996
                                           ----------   ----------   ----------
Salaries.................................  $1,560,000   $1,600,000   $1,800,000
Bonuses..................................      86,092      117,614       34,726
                                           ----------   ----------   ----------
                                           $1,646,092   $1,717,614   $1,834,726
                                           ==========   ==========   ==========

8. 401(K) PLAN

    Pacific Coast has a 401(k) plan that covers substantially all employees meeting certain requirements. Company contributions to the Plan are discretionary and are determined by the Board of Directors. Contributions totaled $134,000 in 1998, $112,000 in 1997, and $88,100 in 1996.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
YPtel Corporation

    We have audited the accompanying consolidated balance sheet of YPtel Corporation ("YPtel") as at October 31, 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of YPtel's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of YPtel as at October 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                                      Ernst & Young LLP

Toronto, Canada,
January 31, 2000.

                               YPTEL CORPORATION

                           CONSOLIDATED BALANCE SHEET

               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
                                OCTOBER 31, 1999

ASSETS
Current assets:
  Cash......................................................  $    81
  Trade accounts receivable, net............................   11,736
  Recoverable income taxes..................................      547
  Deferred production expenses..............................    7,585
  Reimbursable merger costs.................................      641
  Advances to employees.....................................       83
  Prepaid expenses and other................................    1,409
                                                              -------
Total current assets........................................   22,082

Property and equipment, net.................................      658
Intangible assets, net......................................   38,492
Deferred financing costs, net...............................    1,668
                                                              -------
Total assets................................................  $62,900
                                                              =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings on revolving credit facility...................  $ 2,983
  Current portion of long-term debt.........................    2,341
  Accounts payable and accrued expenses.....................    2,906
  Interest payable..........................................      836
  Deferred revenue..........................................    1,333
  Commissions payable.......................................    1,273
                                                              -------
Total current liabilities...................................   11,672

Long-term debt, less current portion........................   35,283

Long-term interest payable..................................      140

Deferred income taxes.......................................      816
                                                              -------
                                                               47,911
                                                              -------
Commitments and contingencies (NOTES 6, 7, AND 8)
Shareholder's equity:
  Authorized:
    Unlimited common shares
  Issued:
    13,549,300 common shares................................   13,280
    Warrants................................................      500
  Retained earnings.........................................    1,209
                                                              -------
Total shareholders' equity..................................   14,989
                                                              -------
Total liabilities and shareholders' equity..................  $62,900
                                                              =======

                            See accompanying notes.

                               YPTEL CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

                         (IN THOUSANDS OF U.S. DOLLARS)

                          YEAR ENDED OCTOBER 31, 1999

Revenue.....................................................  $41,162
                                                              -------

Expenses:
  Printing, distribution, and listings......................    9,482
  Sales and marketing.......................................    8,421
  General and administrative................................   11,903
  Bad debts expense.........................................    2,779
  Depreciation and amortization.............................    2,272
  Terminated IPO costs......................................      363
                                                              -------
                                                               35,220
                                                              -------

Income from operations......................................    5,942

Other income (expense):
  Interest, net.............................................   (3,930)
  Other.....................................................       13
                                                              -------
                                                               (3,917)
                                                              -------

Income before income taxes..................................    2,025

Provision for income taxes..................................      816
                                                              -------

Net income..................................................  $ 1,209
                                                              =======

                             See accompanying notes

                               YPTEL CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

                          YEAR ENDED OCTOBER 31, 1999

                                                   COMMON SHARES
                                               ---------------------              RETAINED
                                                 SHARES      AMOUNT    WARRANTS   EARNINGS    TOTAL
                                               ----------   --------   --------   --------   --------
Balance at November 1, 1998..................           1        --        --          --         --
Net income...................................          --        --        --      $1,209    $ 1,209
Issuance of common shares, net of issuance
  costs of $280..............................  13,549,299   $13,280        --          --     13,280
Issuance of warrants.........................          --        --      $500          --        500
                                               ----------   -------      ----      ------    -------
Balance at October 31, 1999..................  13,549,300   $13,280      $500      $1,209    $14,989
                                               ==========   =======      ====      ======    =======

                             See accompanying notes

                               YPTEL CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                         (IN THOUSANDS OF U.S. DOLLARS)

                          YEAR ENDED OCTOBER 31, 1999

OPERATING ACTIVITIES
Net income..................................................  $  1,209
Adjustments to reconcile net income to net cash used in
  operating activities
  Bad debts expense.........................................     2,779
  Depreciation and amortization.............................     2,272
  Amortization of deferred financing costs..................       335
  Accretion of debt discount................................        64
  Deferred income taxes.....................................       816
  Changes in operating assets and liabilities:
    Increase in trade accounts receivable...................    (8,288)
    Increase in recoverable income taxes....................      (547)
    Increase in deferred production and prepaid expenses,
     advances to employees
      and other assets......................................      (925)
    Increase in reimbursable merger costs...................      (641)
    Increase in accounts, interest, and commissions payable
     and accrued expenses...................................     1,777
    Decrease in deferred revenue............................    (1,351)
                                                              --------
Net cash used in operating activities.......................    (2,500)
                                                              --------

INVESTING ACTIVITIES
Acquisition of the net assets of Pacific Coast Publishing,
  Inc., net of cash acquired................................   (11,029)
Purchases of property and equipment.........................      (339)
                                                              --------
Net cash used in investing activities.......................   (11,368)
                                                              --------

FINANCING ACTIVITIES
Proceeds from revolving credit facility borrowings..........     2,983
Principal payments on long-term debt........................      (811)
Deferred financing costs....................................    (2,003)
Net proceeds from issuance of common shares and warrants....    13,780
                                                              --------
Net cash provided by financing activities...................    13,949
                                                              --------

Net increase in cash........................................        81

Cash, beginning of year.....................................        --
                                                              --------
Cash, end of year...........................................  $     81
                                                              ========

                            See accompanying notes.

                               YPTEL CORPORATION

                         (IN THOUSANDS OF U.S. DOLLARS)

                          YEAR ENDED OCTOBER 31, 1999

SUPPLEMENTAL INFORMATION
Interest paid...............................................  $ 3,599
                                                              -------
Income taxes paid...........................................  $   547
                                                              -------

NONCASH ACTIVITIES
In connection with the acquisition of the
  net assets of Pacific Coast Publishing, Inc.,
  YPtel acquired assets with a fair value
  of and assumed liabilities as follows:
    Assets acquired.........................................  $55,415
    Liabilities assumed.....................................   44,371
                                                              -------
Net assets acquired.........................................  $11,044
                                                              =======

Issuance of debt in connection with the acquisition
  of the net assets of Pacific Coast Publishing, Inc........  $36,500
                                                              -------

Equipment acquired pursuant to capital lease obligations....  $    42
                                                              -------

Net prepaid assets acquired through barter transactions.....  $   333
                                                              -------

                            See accompanying notes.

                               YPTEL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1999

1. NATURE OF BUSINESS

    YPtel Corporation (YPtel) was incorporated on July 22, 1998 under the laws of Canada. YPtel's wholly owned subsidiary, YPtel, Inc. and its wholly owned subsidiary, Pacific Coast Publishing, Ltd. (PCPL), were incorporated under the laws of the state of Washington on October 1, 1998 and September 1, 1998, respectively. All of the companies had nominal assets and operations until November 1, 1998.

    Effective November 1, 1998, YPtel acquired substantially all of the assets and liabilities of the yellow pages publishing business of Pacific Coast Publishing, Inc. (PCPI) (see Note 3). PCPI sold yellow page advertising and published and distributed telephone directories in selected cities located in the states of Arizona, Oregon, Utah, and Washington. YPtel, through PCPL, has continued this business in the same four states since the acquisition of PCPI.

    Effective October 26, 1999, YPtel's Board of Directors approved an agreement to effect the acquisitions of YPtel, Web YP, Inc. and Big Stuff, Inc. by Advanced Communications Group, Inc. ("ACG") in exchange for shares of ACG. ACG is in a business similar to YPtel. The completion of the transactions is subject to satisfactory refinancing of ACG, shareholder approvals, and regulatory approvals. The transactions are expected to be completed during the first quarter of calendar year 2000, at which time the name of ACG is to be changed to WorldPages.com, Inc.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of YPtel and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

    Accounts receivable are reflected net of an allowance for doubtful accounts (of $1.7 million as of October 31, 1999).

    Advertising revenue is recognized when directories containing the customers' advertising are distributed. Advertising revenue billed on directories that have not been distributed, but for which a deposit has been received, is shown as deferred revenue.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and is depreciated or amortized using accelerated methods over the shorter of the lease term or the estimated useful lives of the assets. Amortization of equipment under capital leases is included in depreciation.

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED PRODUCTION EXPENSES

    Deferred production expenses include costs to produce, distribute, and market directories. Deferred costs are expensed when the directories are distributed. Deferred production expenses consist of the following at October 31, 1999 (in thousands):

Sales commissions...........................................   $4,123
Direct production costs.....................................      104
Indirect production costs...................................    3,358
                                                               ------
                                                                7,585
                                                               ======

INTANGIBLE ASSETS

    Intangible assets consist of customer lists, a covenant not to compete, and goodwill. Customer lists, the covenant not to compete, and goodwill are amortized on a straight-line basis over their estimated useful lives of 10, 5, and 30 years, respectively.

    Long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

DEFERRED FINANCING COSTS

    Financing costs, totaling approximately $2 million, have been deferred and are being amortized to interest expense over the respective debt terms, using the straight-line method, which approximates the interest method. Accumulated amortization on deferred financing costs totaled $335,000 at October 31, 1999.

ADVERTISING COSTS

    Advertising is expensed when the costs are incurred. Advertising costs totalled $398,000 in 1999.

INCOME TAXES

    Income taxes are provided for using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using tax rates that will be in effect when the differences are expected to reverse.

BARTER TRANSACTIONS

    Certain yellow page advertising is bartered in exchange for goods and services. These barter transactions are recognized at the estimated fair value of the advertising sold in accordance with

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 29, "Accounting for Non-monetary Transactions".

    Barter transactions represented 2.4% of advertising revenue in 1999. Amounts for goods or services due from customers are recorded in prepaid expenses and other. These amounts totalled $988,000 at October 31, 1999. No allowance for doubtful accounts has been established against these accounts in either year as management considers the related amounts to be fully realizable in all material respects.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments include cash, trade receivables, accounts payable, and long-term debt. The carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. The fair value of long-term debt, which is estimated using discounted cash flow analyses based on current incremental borrowing rates, approximates the carrying amounts of the related debt issues.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Development or Obtained for Internal Use". SOP 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining internal-use software, and is effective for financial statements for fiscal years beginning after December 15, 1998, with adoption required on a prospective basis. There was no material effect on YPtel's consolidated financial position, results of operations, or cash flows upon the adoption of SOP 98-1.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs, and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires retroactive adoption and provides for costs of start-up activities and organization costs to be expensed as incurred. There was no material effect on YPtel's consolidated financial position, results of operations, or cash flows upon the adoption of SOP 98-5.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted in years beginning, after June 15, 1999. YPtel will adopt SFAS No. 133 effective November 1, 2000. SFAS No. 133 requires YPtel to recognize its interest rate swap on the balance sheet at fair value. Management has not yet determined the effect of the adoption of SFAS No. 133 on YPtel's future financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

3. BUSINESS ACQUISITION

    Effective November 1, 1998, YPtel acquired substantially all of the assets and assumed substantially all of the liabilities of PCPI for approximately
$50 million. YPtel financed the acquisition through the issuance of a $2 million note payable, and shares of its Class A preferred stock which were later redeemed for approximately $48 million. The redemption price was funded from $13.2 million in common share equity, $11.0 million in Senior Term Notes and $14.5 million in Subordinated Notes. YPtel accounted for the acquisition using the purchase method of accounting, with the operations of PCPI included in its operations from the date of acquisition.

4. INTANGIBLE ASSETS

    Intangible assets at October 31, 1999, consist of the following (in thousands):

Covenant not to compete.....................................  $ 1,000
Customer lists..............................................    9,000
Goodwill....................................................   30,612
                                                              -------
                                                               40,612
Less amortization...........................................   (2,120)
                                                              -------
                                                              $38,492
                                                              =======

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at October 31, 1999 (in thousands):

Equipment...................................................   $ 569
Furniture and fixtures......................................     120
Vehicles....................................................      13
Leasehold improvements......................................     108
                                                               -----
                                                                 810
Less amortization...........................................    (152)
                                                               -----
                                                               $ 658
                                                               =====

    Included in equipment are assets held under capital leases at October 31, 1999 with a cost of $198,000 and accumulated amortization of $52,000.

    Depreciation and amortization expense on property and equipment totaled $152,000 in 1999.

6. REVOLVING CREDIT FACILITY

    The holders of the senior term notes (see Note 7) provided an $8.5 million revolving credit facility to PCPL under the terms of a Revolving Credit Agreement that expires in October 2003. PCPL is permitted to draw under the Revolving Credit Agreement up to 85% of eligible accounts receivable by the issuance of revolving credit notes. The revolving credit notes are repayable on demand. At October 31, 1999, PCPL had borrowed $2.8 million under the Revolving Credit Agreement. Interest on

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

6. REVOLVING CREDIT FACILITY (CONTINUED) outstanding revolving credit notes is due monthly at the prime rate plus an additional interest percentage ranging from 1.25% to 2.25%, or at the London Interbank Offered Rate (LIBOR) plus an additional interest percentage ranging from 2.25% to 3.25%. At October 31, 1999, the revolving credit notes bore interest at 9.75%. In addition, PCPL is required to pay on a quarterly basis a commitment fee on the unused portion of the revolving credit facility that ranges from 0.37% to 0.625%.

    The Revolving Credit Agreement requires PCPL to meet certain financial ratios and covenants. As of October 31, 1999, management believes that all covenant and ratio requirements have been satisfied.

7. LONG-TERM DEBT

    Long-term debt consists of the following at October 31, 1999 (in thousands):

Senior term notes...........................................  $24,750
Subordinated notes (net of unamortized debt discount of
  $436).....................................................   10,564
PCPI shareholders note......................................    2,000
Other.......................................................      310
                                                              -------
                                                               37,624
Less current portion........................................   (2,341)
                                                              -------
                                                              $35,283
                                                              =======

SENIOR TERM NOTES

    Under its Senior Term Note Purchase Agreement, PCPL issued an aggregate of $25.5 million of senior term notes, of which $11 million is in the form of Senior Term A Notes and $14.5 million is in the form of Senior Term B Notes. In both cases, the senior term notes were issued to a syndicate of commercial lenders.

    The Senior Term A Notes bear interest, at PCPL's option, at the prime rate plus an additional interest percentage ranging from 1.50% to 2.50%, or at LIBOR plus an additional interest percentage ranging from 2.50% to 3.50%. The Senior Term B Notes bear interest, at PCPL's option, at the prime rate plus an additional interest percentage ranging from 2.25% to 3.25%, or at LIBOR plus an additional interest percentage ranging from 3.25% to 4.25%. The additional prime rate and LIBOR interest percentages are recomputed each fiscal quarter, based on the ratio of senior debt to cash flow as defined in the Senior Term Note Purchase Agreement. At October 31, 1999, the Senior Term A and B Notes bore LIBOR interest at 8.245% and 8.995%, respectively. Interest on the senior term notes is due quarterly for the prime rate portion and at the end of each contract for the LIBOR portion.

    The Senior Term A and B Notes are due in October 2003 and 2005, respectively. Principal payments on the Senior Term A and B Notes are due quarterly and range in the aggregate from $250,000 in 1999 to $1,938,000 in 2005.

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

7. LONG-TERM DEBT (CONTINUED)
SUBORDINATES NOTES

    Pursuant to a Subordinated Loan Agreement, PCPL issued to a commercial lender an aggregate of $11 million face value of subordinated notes due in May 2006 at a discounted amount of $10.5 million. The Subordinated Loan Agreement contains provisions by which the subordinated noteholders have subordinated their claims against PCPL to the claims of the holders of the senior term and revolving credit notes.

    The subordinated notes bear interest at 12% per annum, payable semi-annually on May 1 and November 1. Subject to the restrictions in the Senior Term Note Purchase Agreement, the subordinated notes may be repaid in whole or in part (subject to a minimum principal prepayment of $100,000) in a multiple of $100,000 at any time and from time to time without notice or bonus.

    In connection with the issue of the Subordinated Notes, warrants with a carrying amount of $500,000 were issued to the lender. The warrants entitle the lender to purchase an aggregate of 1,841,000 Class C shares at a price of $0.01 per share on or before the earlier of (i) November 1, 2008 and (ii) the date which is six years following the date on which the Subordinated Notes are repaid. The warrants are to be exercised as part of the transaction with ACG.

PCPI SHAREHOLDERS NOTE

    The $2 million promissory note payable to the former PCPI shareholders is due in October 2001 and bears interest at 7% per annum. Both principal and interest are payable upon maturity. At October 31, 1999, interest payable totaled $140,000. This note may be extended at the option of YPtel to October 2006, according to certain terms and conditions.

OTHER MATTERS

    Substantially all assets of PCPL are provided as collateral under the various debt agreements. In addition, the various debt agreements require PCPL to meet certain financial ratios and covenants, including a minimum net worth of not less than $11.5 million at October 31, 1999. As of October 31, 1999, management believes that all covenant and ratio requirements have been satisfied.

    Future maturities of debt as of October 31, 1999, excluding unamortized debt discount, are as follows (in thousands):

YEAR ENDED OCTOBER 31
---------------------
2000.....................................................       $ 2,341
2001.....................................................         4,584
2002.....................................................         3,076
2003.....................................................         4,522
2004.....................................................         4,758
Thereafter...............................................        18,779
                                                                -------
                                                                $38,060
                                                                =======

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

7. LONG-TERM DEBT (CONTINUED)

    Interest income (expense) consists of the following (in thousands):

Interest and other investment income........................  $   291
Interest expense............................................   (4,221)
                                                              -------
                                                              $(3,930)
                                                              =======

    All of PCPL's debt facilities are to be refinanced as a condition of closing of the transactions with ACG.

8. COMMITMENTS AND CONTINGENCIES

LEASES

    YPtel leases equipment and office space. Certain of the leases require YPtel to pay a portion of the operating costs associated with the leased property and contain renewal and rent escalation clauses. Future minimum lease payments under leases as of October 31, 1999 are as follows (in thousands):

                                                            CAPITAL    OPERATING
YEAR ENDING OCTOBER 31                                       LEASES     LEASES
----------------------                                      --------   ---------
2000......................................................  $    67     $1,192
2001......................................................       51      1,077
2002......................................................       44        908
2003......................................................       31        766
2004......................................................       10        248
                                                            -------     ------
                                                                203     $4,191
                                                                        ======
Less amount representing interest payments................      (61)
                                                            -------
                                                                142
Less current portion......................................      (45)
                                                            -------
                                                            $    97
                                                            =======

    Future lease payments for operating leases include maintenance contract payments. Rent expense, pursuant to operating leases, exclusive of maintenance agreement payments, was $1,192,000 in 1999.

LABOR RELATIONS

    Union certification has been granted to sales personnel at three of PCPL's offices in Washington. PCPL is currently negotiating a collective bargaining agreement with the Communication Workers of America for these employees, who comprise approximately 11% of PCPL's total workforce.

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

9. INCOME TAXES

    The provision for income tax expense consists of the following (in thousands):

Current.....................................................   $
  Federal...................................................      --
  State.....................................................      --
                                                               -----

Deferred
  Federal...................................................     706
  State.....................................................     110
                                                               -----
                                                                 816
                                                               -----
                                                               $ 816
                                                               =====

    The provision for income taxes differs from the amount of tax determined by applying the federal statutory rate for the following reasons (dollars in thousands):

                                                             AMOUNT    PERCENTAGE
                                                            --------   ----------
Tax provision at federal statutory rate...................    $687         34%
Permanent differences.....................................      37          2
State income taxes........................................     110          5
Other, net................................................    $(18)        (1)
                                                              ----         --
                                                              $816         40%
                                                              ====         ==

    Significant components of deferred taxes at October 31, 1999 are as follows (in thousands):

Deferred tax assets:
  Bad debt allowance........................................  $  (116)
  Accrued salaries..........................................      (90)
  Net operating loss carryforward...........................     (339)
                                                              -------
                                                                 (545)
                                                              -------

Deferred tax liabilities:
  Intangible amortization...................................      220
  Sales commissions.........................................    1,141
                                                              -------
                                                                1,361
                                                              -------
                                                              $   816
                                                              =======

    At October 31, 1999, PCPL had a net operating loss carryforward for federal income tax purposes of approximately $900,000, which begins to expire in 2014. Pursuant to applicable regulations in effect under the Internal Revenue Code, PCPL's use of the net operating loss incurred may be limited during the carryforward period due to ownership changes now being contemplated with the ACG transactions. To the extent that any single-year loss is not utilized to the full extent due to the limitation, the unused

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

9. INCOME TAXES (CONTINUED)
loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period.

10. TRANSACTIONS RELATED TO ACG

    The cost of YPtel's terminated initial public offering (IPO), which totaled $363,000, are reflected separately in operating expense. The IPO was terminated in favour of pursuing a transaction with ACG.

    Costs associated with the ACG transactions, totaling $641,000 have been capitalized and reflected in the accompanying balance sheet as "Reimbursable merger costs." Upon closing of the ACG transactions, all costs incurred in connection therewith will be reimbursed by ACG. YPtel's management believes that the transactions with ACG will be consummated. If the transactions are not consummated, the costs will be charged against YPtel's operations in the period the transactions are terminated.

11. 401(K) PLAN

    PCPL has continued the sponsorship of PCPI's 401(k) plan that covers substantially all employees meeting certain eligibility requirements. PCPL's contributions to the 401(k) plan continue to be discretionary. PCPL's contributions totaled $135,000 in 1999.

12. CREDIT RISK

    Approximately 50% of YPtel's business relates to PCPL's sales in the state of Washington. PCPL performs periodic credit evaluations of its existing potential customers prior to acceptance and publication and requires deposits by customers. PCPL has established an allowance for doubtful accounts to compensate for exposure risk. Credit losses have consistently been within management's expectations.

    Under a long-term contract that expires in February 2001, PCPL utilized Quebecor Printing to print its yellow pages publications. As security for payment of production amounts owed under the contract, Quebecor Printing has a lien on PCPL's work-in-process and undelivered work. Production delays or failure by this vendor to otherwise perform could significantly impact PCPL's operations.

    The interest rates on PCPL's senior notes and on its revolving credit facility are floating and will fluctuate based on changes in the prevailing prime rate or LIBOR. These interest rates change usually monthly or bi-monthly. The interest rate on the senior notes, which is currently approximately 8.5%, is not capped. To mitigate the risks related to fluctuation in interest rates, PCPL has entered into an interest rate cap program with Dresdner Bank. This program caps at 7.0%, the base LIBOR rate on 50% of the principal amount of the senior notes. The interest PCPL pays on the senior notes consists of the base LIBOR rate, which is currently 5.3%, plus a variable margin. There is no cap on the interest rate payable on PCPL's revolving credit facility. The interest differential to be paid or received is recognized over the life of the agreement as an adjustment to interest expenses. PCPL is exposed to credit loss in the event of nonperformance by the counterparty to the interest rate swap agreement, but it does not anticipate nonperformance by the counterparty. At October 31, 1999, the notional amount under the interest rate swap agreement was $13 million.

                               YPTEL CORPORATION

                                OCTOBER 31, 1999

12. CREDIT RISK (CONTINUED)
    YPtel does not use derivative financial instruments for hedging, speculative, or trading purposes. PCPL is dependent upon outside suppliers for all of its raw material costs associated with publishing the printed yellow pages directories. PCPL's principal raw material is paper, which PCPL purchases either through a broker or directly from its printer. PCPL does not purchase paper directly from the paper mills. Certain commodity grades of paper, including the directory-grade paper PCPL uses, have shown considerable price volatility.

    PCPL's sales, expenditures, debt servicing, and capital purchasing are transacted in U.S. dollars, with an insignificant portion of expenses being transacted in Canadian dollars. Accordingly, PCPL is not significantly exposed to foreign currency risk.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Web YP, Inc.

    We have audited the accompanying balance sheets of Web YP, Inc. as of December 31, 1999 and 1998 and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Web YP, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

KPMG LLP
February 4, 2000
Houston, Texas

                                  WEB YP, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $    17,800   $   107,260
  Accounts receivable (net of allowance of $19,376 in 1999
    and $0 in 1998).........................................      251,813       142,473
  Prepaid expenses and other current assets.................      635,555        57,292
                                                              -----------   -----------
    Total current assets....................................      905,168       307,025
Furniture and office equipment, net of accumulated
  depreciation of $68,736 and $3,870, respectively..........  $   192,314   $    36,934
                                                              -----------   -----------
    Total assets............................................  $ 1,097,482   $   343,959
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................  $   158,660   $    15,256
  Deferred revenues.........................................      464,592       467,713
  Due to related parties....................................      224,344            --
  Notes payable to shareholders.............................    3,653,325            --
                                                              -----------   -----------
Total current liabilities...................................    4,500,921       482,969
                                                              -----------   -----------
Commitments and contingencies
Stockholders' deficit:
  Common stock, no par value: 10,000 shares authorized;
    6,086 shares issued and outstanding.....................           --            --
  Additional paid-in capital................................    2,782,834     1,528,850
  Accumulated deficit.......................................   (6,186,273)   (1,667,860)
                                                              -----------   -----------
    Total stockholders' deficit.............................   (3,403,439)     (139,010)
                                                              -----------   -----------
    Total liabilities and stockholders' deficit.............  $ 1,097,482   $   343,959
                                                              ===========   ===========

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------   ------------
Revenues....................................................  $   850,818   $    383,678
Operating costs:
  Selling and Internet expenses.............................    3,856,570        753,202
  Selling, general and administrative expenses..............    1,271,137      1,231,799
  Depreciation and amortization.............................       98,199         50,870
                                                              -----------   ------------
  Loss from operations......................................   (4,375,088)    (1,652,193)
Other income (expense):
  Interest expense..........................................      143,325             --
                                                              -----------   ------------
Loss before income taxes....................................   (4,518,413)    (1,652,193)
Income tax expense (benefit)................................           --             --
                                                              -----------   ------------
Net loss....................................................  $(4,518,413)  $ (1,652,193)
                                                              ===========   ============
Basic and diluted loss per share............................  $   (742.43)  $    (271.47)
                                                              ===========   ============
Weighted average common shares outstanding..................        6,086          6,086
                                                              ===========   ============

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                              COMMON STOCK       ADDITIONAL                     TOTAL
                                           -------------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                            SHARES     AMOUNT     CAPITAL       DEFICIT        DEFICIT
                                           --------   --------   ----------   -----------   -------------
Balance, December 31, 1997...............   6,086       $ --     $  141,000   $   (15,667)   $   125,333
Net loss.................................      --         --             --    (1,652,193)    (1,652,193)
Capital contributions....................      --         --      1,387,850            --      1,387,850
                                            -----       ----     ----------   -----------    -----------
Balance, December 31, 1998...............   6,086       $ --     $1,528,850   $(1,667,860)   $  (139,010)
Net loss.................................      --         --             --    (4,518,413)    (4,518,413)
Capital contributions....................      --         --      1,253,984            --      1,253,984
                                            -----       ----     ----------   -----------    -----------
Balance, December 31, 1999...............   6,086       $ --     $2,782,834   $(6,186,273)   $(3,403,439)
                                            =====       ====     ==========   ===========    ===========

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                   1999             1998
                                                              --------------   --------------
Cash flows from operating activities:
  Net loss..................................................   $(4,518,413)     $(1,652,193)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization...........................        98,199           50,870
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable, net............................      (109,340)        (142,473)
        Prepaid expenses and other current assets...........      (611,596)          (1,736)
      Increase (decrease) in:
        Accounts payable and accrued liabilities............       143,404           15,256
        Deferred revenues...................................        (3,121)         467,713
                                                               -----------      -----------
        Net cash used in operating activities...............    (5,000,867)      (1,262,563)
                                                               -----------      -----------
Cash flows from investing activities:
  Additions to furniture and office equipment...............      (220,246)         (18,027)
                                                               -----------      -----------
        Net cash used in investing activities...............      (220,246)         (18,027)
                                                               -----------      -----------
Cash flows from financing activities:
  Capital contributions.....................................     1,253,984        1,387,850
  Proceeds from notes payable to shareholders...............     3,653,325               --
  Increase in due to related parties........................       224,344               --
                                                               -----------      -----------
        Net cash provided by financing activities...........     5,131,653        1,387,850
                                                               -----------      -----------
        Net increase (decrease) in cash and
          cash equivalents..................................   $   (89,460)     $   107,260
Cash and cash equivalents--beginning of year................       107,260               --
                                                               -----------      -----------
Cash and cash equivalents--end of year......................   $    17,800      $   107,260
                                                               ===========      ===========
Supplemental cash flows information:
  Cash paid for interest....................................   $        --      $        --
                                                               ===========      ===========
  Cash paid for income taxes................................   $        --      $        --
                                                               ===========      ===========

                See accompanying notes to financial statements.

                                  WEB YP, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

1. BASIS OF PRESENTATION

    Web YP, Inc. (Web YP) is a California-based company founded in September 1997. Operations at Web YP began in 1998. Web YP's business consists of the publishing of on-line yellow pages and white pages directories and the hosting of web sites.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--Web YP considers cash in banks and highly-liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

    FURNITURE AND OFFICE EQUIPMENT--Furniture and office equipment are stated at cost. Improvements are capitalized. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of assets retired or disposed of are removed from the accounts, and any gains or losses are reflected in results of operations. Depreciation is computed using accelerated methods over the respective useful lives of the assets ranging from 3 to 7 years.

    INCOME TAXES--Web YP has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been provided for by Web YP, as the stockholders of Web YP have included the income or loss on their respective income tax returns.

    REVENUE RECOGNITION--Revenues are recognized ratably over the time period that the services are provided, generally, twelve months. Deferred revenues consist of amounts received in advance of the services being provided.

    NET EARNINGS (LOSS) PER SHARE--Basic earnings per share (Basic EPS) is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (Diluted EPS) reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. In periods in which the inclusion of such securities or contracts are anti-dilutive, the effect of such securities is not given consideration. Options and warrants to purchase 4,318 and 3,914 shares of common stock were excluded from the calculation of Diluted EPS at December 31, 1999 and 1998, respectively, due to their antidilutive effect.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Web YP's only financial instruments are cash, short-term trade receivables and payables, prepaid expenses, notes payable and capital lease obligations. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the carrying value of its notes payable and capital lease obligations approximate fair value as their interest rates approximate market rates.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances

                                  WEB YP, INC.

                 FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

    COMPREHENSIVE INCOME--For the years ended December 31, 1999 and 1998,
Web YP did not incur items to be reported in comprehensive income that were not already included in the reported net earnings; therefore, comprehensive income
(loss) and net income (loss) were the same for these periods.

3. RELATED-PARTY TRANSACTIONS

    Transactions with related parties include certain web site design services with stockholders and entities in which they have an interest. Services provided to these related parties for the years ended December 31, 1999 and 1998 were approximately $330,000 and $323,000, respectively. Amounts receivable from related parties at December 31, 1999 and 1998 were approximately $86,000 and $10,000, respectively. In addition, Web YP utilizes employees of Big Stuff, Inc. (an entity related to Web YP by common ownership) for various operating purposes with the related employee costs being allocated to Web YP. For the years ended December 31, 1999 and 1998, the employee costs allocated to Web YP were approximately $224,000 and $181,000, respectively. Due to related parties of $224,000 on December 31, 1999 relates to expense allocations from Big Stuff, Inc. for overhead and labor.

4. STOCK OPTIONS AND WARRANTS

    In connection with its formation, Web YP issued various stock options and warrants that allow the holders to purchase shares of common stock at defined exercise prices. At the time of their issuance, management estimated that the options and warrants had no fair market value based on the Company's estimate of the fair market value of its common stock, which was $1.33 per share. As of December 31, 1999 and 1998, 3,914 of such options and warrants were issued and outstanding. Of the issued and outstanding options and warrants, 3,568 are exercisable at $50.00 per share and 750 are exercisable at $1.33 per share.

    In November 1999, Web YP granted options to purchase 404 shares of common stock to certain employees of Web YP at an exercise price of $50.00 per share. Management determined the fair value of Web YP's common stock to approximate $1,634 per share on the date of grant based on the valuation of Web YP in the pending sale to Advanced Communications Group, Inc. ("Advanced") (see note 9). Compensation expense equivalent to the difference between the fair value of Web YP's common stock on the date the options vest and the exercise price of the options will be recorded by Web YP on the vesting date.

    All of the options and warrants granted have a contractual life of 10 years from grant date and are only exercisable in the event of a significant change in management control or an initial public offering of Web YP. The per share weighted-average value of stock options and warrants granted to employees during 1997 was determined to be $0.00 using the Black-Scholes model.

                                  WEB YP, INC.

                 FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

5. LEASES

    Certain sales and administrative offices and equipment are leased. The leases expire at various dates through 2001. Leases that expire are generally renewed or replaced by similar leases depending on business needs. Rent expense for operating leases for the year ended December 31, 1999 and 1998 was approximately $75,000 and $133,000.

    At December 31, 1999, Web YP's future minimum rental payments due under noncancelable leases are $136,000 in 2000, $40,000 in 2001 and $5,000 in 2002.

6. PREPAID PORTAL ROYALTIES AND ADVERTISING AGREEMENT

    At December 31, 1999, prepaid expenses and other current assets consist primarily of an agreement entered into by Web YP with a third party portal website whereby Web YP will serve as the online yellow pages directory services provider for a period of nine months. This amount has been classified as prepaid expenses and other current assets on the accompanying December 31, 1999 balance sheet, and is being amortized over a period of nine months.

7. NOTES PAYABLE TO SHAREHOLDERS

    As of December 31, 1999, the shareholders of Web YP had advanced $3,510,000 to Web YP. The loans bear interest at 7% per annum and accrued interest at December 31, 1999 is $143,325.

8. COMMITMENTS AND CONTINGENCIES

    Web YP is party to various legal actions, proceedings and claims arising in the normal course of business. Some of the foregoing involve, or may involve, claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings and claims referred to above could be decided against Web YP. Web YP's management believes that any resulting liability will not materially affect Web YP's financial position, liquidity or results of operations.

9.  SUBSEQUENT EVENT

    Web YP and its stockholders have entered into an agreement with Advanced to sell all of the issued and outstanding common stock of Web YP in exchange for shares of common stock of Advanced.

                                BIG STUFF, INC.

                       UNAUDITED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              1999         1998         1997
                                                            ---------   ----------   ----------
Revenues..................................................  $ 862,355   $1,647,688   $2,526,190
Operating costs:
  Cost of services........................................    833,265    1,049,296    1,856,737
  Selling, general and administrative expenses............    432,043      256,698      608,786
  Depreciation and amortization...........................    206,259      300,200      149,828
                                                            ---------   ----------   ----------
  Income (loss) from operations...........................   (609,212)      41,494      (89,161)
Other income (expense):
  Interest expense........................................    (89,992)     (60,162)          --
                                                            ---------   ----------   ----------
Income (loss) before income taxes.........................   (699,204)     (18,668)     (89,161)
Income tax expense........................................         --           --           --
                                                            ---------   ----------   ----------
    Net income (loss).....................................  $(699,204)  $  (18,668)  $  (89,161)
                                                            =========   ==========   ==========
Basic and diluted income (loss) per share.................  $ (199.77)  $    (5.33)  $   (74.30)
                                                            =========   ==========   ==========
Weighted average common shares outstanding................      3,500        3,500        1,200
                                                            =========   ==========   ==========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

                            UNAUDITED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $  115,977   $      670
  Accounts receivable.......................................      41,696      184,485
  Inventory.................................................      16,980       21,618
  Due from related party....................................     224,344           --
  Prepaid expenses and other current assets.................          --       70,203
                                                              ----------   ----------
    Total current assets....................................     398,997      276,976
Property, plant and equipment, net..........................     565,938      409,090
Intangible assets, net......................................     119,665      128,999
                                                              ----------   ----------
    Total assets............................................  $1,084,600   $  815,065
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $   60,504   $   31,741
  Line of credit............................................     337,256       43,298
  Due to stockholders.......................................   1,900,000           --
                                                              ----------   ----------
    Total current liabilities...............................   2,297,760       75,039
                                                              ----------   ----------
    Total liabilities.......................................   2,297,760       75,039
                                                              ----------   ----------
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value: 10,000 shares authorized;
    3,500 shares
    issued and outstanding..................................          --           --
  Additional paid-in capital................................   1,522,969    1,522,969
  Retained earnings (accumulated deficit)...................  (2,736,129)    (782,943)
                                                              ----------   ----------
    Total stockholders' equity..............................  (1,213,160)     740,026
                                                              ----------   ----------
    Total liabilities and stockholders' equity..............  $1,084,600   $  815,065
                                                              ==========   ==========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

            UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              RETAINED
                                            COMMON STOCK       ADDITIONAL     EARNINGS          TOTAL
                                         -------------------    PAID-IN     (ACCUMULATED    STOCKHOLDERS'
                                          SHARES     AMOUNT     CAPITAL       DEFICIT)     EQUITY (DEFICIT)
                                         --------   --------   ----------   ------------   ----------------
Balance, December 31, 1996.............   1,200       $ --     $  572,969   $ 1,082,736      $ 1,655,705
Net loss...............................      --         --             --       (89,161)         (89,161)
Capital contributions..................      --         --        600,000            --          600,000
Distributions to stockholders..........      --         --             --      (570,000)        (570,000)
                                          -----       ----     ----------   -----------      -----------
Balance, December 31, 1997.............   1,200       $ --     $1,172,969   $   423,575      $ 1,596,544
Net loss...............................      --         --             --       (18,668)         (18,668)
Capital contributions..................   2,300         --        350,000            --          350,000
Distributions to stockholders..........      --         --             --    (1,187,850)      (1,187,850)
                                          -----       ----     ----------   -----------      -----------
Balance, December 31, 1998.............   3,500       $ --     $1,522,969   $  (782,943)     $   740,026
Net loss...............................      --         --             --      (699,204)        (699,204)
Distributions to stockholders..........      --         --             --    (1,253,982)      (1,253,982)
                                          -----       ----     ----------   -----------      -----------
Balance, December 31, 1999.............   3,500       $ --     $1,522,969   $(2,736,129)     $(1,213,160)
                                          =====       ====     ==========   ===========      ===========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

                       UNAUDITED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                         1999            1998          1997
                                                    ---------------   -----------   -----------
Cash flows from operating activities:
  Net loss........................................    $  (699,204)    $   (18,668)  $   (89,161)
  Adjustments to reconcile net loss to net cash:
    Depreciation and amortization.................        206,259         300,200       149,828
    Gain on sale of fixed assets..................             --          35,980            --
    Changes in operating assets and liabilities:
      Decrease (increase) in:
        Accounts receivable, net..................        142,789         255,323       358,006
        Prepaid expenses and other current
          assets..................................         70,203         118,547      (188,750)
        Inventory.................................          4,638           2,245        15,937
      Increase (decrease) in:
        Accounts payable and accrued
          liabilities.............................         28,763           6,892        19,171
                                                      -----------     -----------   -----------
        Net cash provided by (used in) operating
          activities..............................       (246,552)        700,519       265,031
                                                      -----------     -----------   -----------
Cash flows from investing activities:
  Additions to property, plant and equipment,
    net...........................................       (353,773)             --      (668,360)
  Cost of business acquired.......................             --              --      (140,000)
                                                      -----------     -----------   -----------
        Net cash used in investing activities.....       (353,773)             --      (808,360)
                                                      -----------     -----------   -----------
Cash flows from financing activities:
  Dividends.......................................     (1,253,982)     (1,187,850)     (570,000)
  Borrowings from stockholders....................      1,675,656              --            --
  Borrowings from line of credit..................        293,958          43,298            --
  Capital contributions...........................             --         350,000       600,000
                                                      -----------     -----------   -----------
        Net cash provided by (used in) financing
          activities..............................        715,632        (794,552)       30,000
                                                      -----------     -----------   -----------
        Net increase (decrease) in cash and cash
          equivalents.............................        115,307         (94,033)     (513,329)
Cash and cash equivalents--beginning of year......            670          94,703       608,032
                                                      -----------     -----------   -----------
Cash and cash equivalents--end of year............    $   115,977     $       670   $    94,703
                                                      ===========     ===========   ===========
Supplemental cash flows information:
  Cash paid for interest..........................    $    89,992     $    60,162   $        --
                                                      ===========     ===========   ===========
  Cash paid for income taxes......................    $        --     $        --   $        --
                                                      ===========     ===========   ===========

                See accompanying notes to financial statements.

                                BIG STUFF, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1. BASIS OF PRESENTATION

    Big Stuff, Inc. (Big Stuff) is a Texas-based company established in 1995. Big Stuff was founded to provide computer services, including web site and ad design, and ad colorization services for independent telephone directory publishers.

    The accompanying financial information has been prepared without audit. The financial statements include the accounts of Big Stuff, Inc. The financial statements are based on information supplied by Big Stuff and restated by Advanced in order to conform to generally accepted accounting principles.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--Big Stuff considers cash in banks and highly-liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Improvements are capitalized. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of assets retired or disposed of are removed from the accounts, and any gains or losses are reflected in results of operations. Depreciation is computed using accelerated methods over the respective useful lives of the assets ranging from 3 to 7 years.

    INCOME TAXES--Big Stuff has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been provided for by Big Stuff, as the stockholders of Big Stuff have included the income or loss on their respective income tax returns.

    REVENUE RECOGNITION--Revenues are recognized as services are provided.

    NET EARNINGS (LOSS) PER SHARE--Basic earnings per share (Basic EPS) is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Big Stuff's only financial instruments are cash, short-term trade receivables and payables, notes payable and capital lease obligations. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the carrying value of its notes payable and capital lease obligations approximate fair value.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF--Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

                                BIG STUFF, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COMPREHENSIVE INCOME--For the years ended December 31, 1999, 1998 and 1997, Big Stuff did not incur items to be reported in comprehensive income that were not already included in the reported net earnings; therefore, comprehensive income (loss) and net income (loss) were the same for these periods.

3. RELATED-PARTY TRANSACTIONS

    Transactions with related parties include certain web site design services with stockholders and entities in which they have an interest. Services provided to these related parties for the year ended December 31, 1999, 1998 and 1997 were approximately $483,000, $443,000, and $696,000, respectively. Amounts receivable from related parties at December 31, 1999 and 1998 were approximately $10,000 and $40,000, respectively.

    To finance operations of Big Stuff the shareholders of Big Stuff loaned $1,900,000 to Big Stuff in 1999.

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following at December 31, 1999 and 1998:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Land and buildings..........................................   $   --     $   --
Leasehold improvements......................................        2          2
Furniture and office equipment..............................    1,518      1,164
                                                               ------     ------
                                                                1,520      1,166
Less accumulated depreciation...............................     (954)      (757)
                                                               ------     ------
                                                               $  566     $  409
                                                               ======     ======

5. LEASES

    Certain sales and administrative offices and equipment are leased. The leases expire at various dates through 2000. Leases that expire are generally renewed or replaced by similar leases depending on business needs. Rent expense for operating leases in 1999, 1998 and 1997 was approximately $60,000, $168,000 and $35,000, respectively.

    At December 31, 1999, Big Stuff's future minimum rental payments due under noncancelable leases were $48,000 in 2000.

                                BIG STUFF, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

6. COMMITMENTS AND CONTINGENCIES

    Big Stuff is party to various legal actions, proceedings and claims arising in the normal course of business. Some of the foregoing involve, or may involve, claims for compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties, and it is possible that some of the legal actions, proceedings and claims referred to above could be decided against Big Stuff. Big Stuff's management believes that any resulting liability will not materially affect Big Stuff's financial position, liquidity or results of operations.

7. SUBSEQUENT EVENT

    Big Stuff and its stockholders have entered into an agreement with Advanced Communications Group, Inc. (Advanced) to sell all of the issued and outstanding common stock of Big Stuff in exchange for shares of common stock of Advanced.

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